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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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The Cheesecake Factory Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 27, 2016

Dear Stockholder:

        You are cordially invited to attend The Cheesecake Factory Incorporated ("Company") annual meeting of stockholders on Thursday, June 23, 2016, at 10:00 a.m., Pacific Daylight Time ("Annual Meeting"). The Annual Meeting will be held at the Westlake Village Inn, Lakeside Room, 31943 Agoura Road, Westlake Village, California 91361. The matters to be acted upon at the Annual Meeting are described in the attached Notice of Annual Meeting of Stockholders ("Notice") and Proxy Statement.

        Pursuant to rules adopted by the Securities and Exchange Commission, we are providing you access to our proxy materials over the Internet. This method allows us to deliver the proxy materials to you more quickly, lowers our costs and helps to conserve natural resources. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials ("Notice of Availability") to our stockholders who have not asked us to provide proxy materials in printed form. All stockholders receiving the Notice of Availability can request a printed set of proxy materials. All stockholders can access the proxy materials at www.proxyvote.com, irrespective of whether they receive the Notice of Availability or a printed copy of the proxy materials. Instructions on how to access the proxy materials online or request a printed copy may be found in the Notice of Availability and in the attached Proxy Statement. In addition, stockholders may request proxy materials in printed form by mail or electronically by email on an ongoing basis.

        YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy online, by telephone or by mail (see below for instructions) in order to ensure the presence of a quorum. If you attend the Annual Meeting, you will have the right to revoke your proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

Sincerely,

/s/ David Overton

David Overton
 Chairman of the Board and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to Be Held on June 23, 2016:
The Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com.

        Voting online or by telephone is fast and convenient, and your vote is immediately confirmed and posted. To vote online or by telephone, first read the accompanying Proxy Statement and then follow the instructions below:

VOTE ONLINE	VOTE BY TELEPHONE
1. Go to www.proxyvote.com.	1. Using a touch-tone telephone, call 1-800-690-6903.
2. Follow the step-by-step instructions provided.	2. Follow the step-by-step instructions provided.

THE CHEESECAKE FACTORY INCORPORATED
26901 Malibu Hills Road
Calabasas Hills, California 91301

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
on
June 23, 2016

        The 2016 annual meeting of stockholders of The Cheesecake Factory Incorporated, a Delaware corporation ("Company"), will be held at the Westlake Village Inn, Lakeside Room, 31943 Agoura Road, Westlake Village, California 91361, on Thursday, June 23, 2016, beginning at 10:00 a.m., Pacific Daylight Time ("Annual Meeting"), for the following purposes:

  1.
  To elect seven (7) nominees to serve as directors of the Company for a term to expire at the Company's 2017 annual meeting of stockholders and until their respective successors shall be elected and qualified;

  2.
  To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for fiscal year 2016, ending January 3, 2017;

  3.
  To approve, on a non-binding, advisory basis, the compensation of the Company's Named Executive Officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission; and

  4.
  To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

        The Board of Directors has fixed the close of business on April 25, 2016 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

/s/ Debby R. Zurzolo

Debby R. Zurzolo
 Secretary

Calabasas Hills, California
April 27, 2016

IF YOU PLAN TO ATTEND THE MEETING

        Attendance will be limited to stockholders. Stockholders may be asked to present valid picture identification, such as a driver's license or passport. Stockholders holding stock in brokerage accounts ("street name" holders) will need to bring with them a legal proxy issued in their name from the bank or brokerage in whose name the shares are held in order to vote in person. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

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THE CHEESECAKE FACTORY INCORPORATED

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 23, 2016

INTRODUCTION

General

        This Proxy Statement is furnished to the stockholders of The Cheesecake Factory Incorporated, a Delaware corporation ("Company" and "we," "us" or "our"), in connection with the solicitation of proxies by our Board of Directors ("Board") for use at the annual meeting of stockholders to be held at the Westlake Village Inn, Lakeside Room, 31943 Agoura Road, Westlake Village, California 91361, on Thursday, June 23, 2016, beginning at 10:00 a.m., Pacific Daylight Time, and at any adjournment or postponement thereof ("Annual Meeting"). We intend this Proxy Statement and proxy voting materials to be available to stockholders on or about April 27, 2016.

Internet Availability of Proxy Materials

        Pursuant to rules adopted by the Securities and Exchange Commission ("SEC"), we are providing you access to our proxy materials over the Internet. This method allows us to deliver the proxy materials to you more quickly, lowers our costs and helps to conserve natural resources. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials ("Notice of Availability") to our stockholders who have not asked us to provide proxy materials in printed form. All stockholders receiving the Notice of Availability can request a printed set of proxy materials. All stockholders can access the proxy materials at www.proxyvote.com, irrespective of whether they receive the Notice of Availability or a printed copy of the proxy materials. Instructions on how to access the proxy materials online or request a printed copy may be found in the Notice of Availability and in this Proxy Statement.

        In addition, the Notice of Availability provides instructions to stockholders regarding receiving proxy materials in printed form by mail or electronically by email on an ongoing basis in the future. Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you, enable us to provide you with materials sooner, and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Voting; Quorum; Abstentions and Broker Non-Votes

        On April 25, 2016, the record date fixed by the Board for the Annual Meeting ("Record Date"), 48,528,962 shares of our common stock were outstanding, and there were no outstanding shares of any other class of stock. Each holder of common stock is entitled to one vote for each share of common stock held of record. Only stockholders of record at the close of business on April 25, 2016 will be entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof.

        The required quorum for the transaction of business at the Annual Meeting is a majority of the shares entitled to vote at the Annual Meeting, present in person or represented by proxy. Shares of common stock represented by a properly signed and returned proxy will be treated as present at the Annual Meeting for purposes of determining a quorum, regardless of whether the proxy is marked as casting a vote or abstaining (an "abstention") or constitutes a broker non-vote.

        For Proposal 1, our Bylaws provide that, in the election of directors, the nominees receiving the highest number of votes, up to the number of directors to be elected, shall be elected; provided, that in an uncontested election, each nominee must agree that if elected, he or she will submit an irrevocable resignation promptly following the election if he or she fails to receive a majority of votes cast. An uncontested election (such as the election held at this Annual Meeting) means that there are as many candidates standing for election as there are vacancies on the Board. A majority of votes cast means that the number of shares cast "FOR" a director's election exceeds the number of votes cast "AGAINST" that director. Abstentions and broker non-votes are not considered a vote cast and, therefore, will have no effect on the outcome of the vote other than to reduce the number of affirmative votes required to elect a director. "Broker non-votes" are shares of stock held in record name by brokers or nominees for which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power under applicable rules or the instrument under which it serves in such capacity.

        Proposals 2 and 3 require the approval of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions as to these proposals will count as shares present and entitled to vote on the proposals and, accordingly, will count as votes "AGAINST" the proposal. Broker non-votes are not considered present and entitled to vote on the proposal and will have no effect on the outcome of the vote for the proposal, other than to reduce the number of affirmative votes required to approve the proposal.

Proxies

        Proxies delivered pursuant to this solicitation are revocable prior to their exercise and at the stockholder's option by (i) attending and voting at the Annual Meeting (although attending the Annual Meeting itself will not revoke a proxy), or (ii) filing a written notice with Debby R. Zurzolo, our Secretary, revoking the proxy, or (iii) submitting another duly executed proxy bearing a later date. Unless previously revoked, all proxies representing shares entitled to vote delivered pursuant to this solicitation will be voted at the Annual Meeting by the named attorneys-in-fact and agents, to the extent authorized, in accordance with the directions contained therein.

        If no directions are given, the shares represented by such proxies will be voted:

  •
  FOR the election of the Board's nominees for director: David Overton; Alexander L. Cappello; Jerome I. Kransdorf; Laurence B. Mindel; David B. Pittaway; Douglas L. Schmick; and Herbert Simon;

  •
  FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2016, ending January 3, 2017; and

  •
  FOR approval of, on a non-binding, advisory basis, the compensation of the Company's Named Executive Officers as disclosed pursuant to the compensation disclosure rules of the SEC.

        The named proxy holders may vote in their discretion upon such other matters as may properly come before the Annual Meeting, including any motion made for adjournment or postponement (including for purposes of soliciting additional votes).

Solicitation

        We pay for the cost of preparing, assembling and mailing the Notice of Internet Availability, the Notice of Annual Meeting and Proxy Statement and the cost of this solicitation. Our directors, officers and other staff members may solicit proxies, without additional remuneration, in person or by telephone, facsimile or email transmission. Banks, brokerage houses and other custodians, nominees or fiduciaries will be asked to forward soliciting material to their principals and to obtain authorization for the execution of proxies, and we will reimburse them for their reasonable out-of-pocket expenses incurred in that regard.

ITEMS TO BE VOTED ON

PROPOSAL ONE
Election of Directors

General

        Our Bylaws provide for a board of directors consisting of no less than five and no more than thirteen members. The exact number within this range is determined by resolution of the Board. The Board currently has set the number of directors at seven.

Nominees

        The Corporate Governance and Nominating Committee of the Board ("Governance Committee") recommended the nomination, which the Board approved, of the following individuals for re-election to the Board for a term that will expire at the 2017 annual meeting of stockholders and until their respective successors shall be elected and duly qualified: David Overton; Alexander L. Cappello; Jerome I. Kransdorf; Laurence B. Mindel; David B. Pittaway; Douglas L. Schmick; and Herbert Simon. All nominees are current directors of the Company. For biographical information regarding the director nominees, please see the section entitled "Our Board of Directors and Director Nominees" in this Proxy Statement.

        Unless a stockholder specifies otherwise, the shares represented by each returned proxy will be voted FOR the election of David Overton, Alexander L. Cappello, Jerome I. Kransdorf, Laurence B. Mindel, David B. Pittaway, Douglas L. Schmick and Herbert Simon.

        In the event that any of the nominees becomes unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies for any substitute nominee designated by the Board to fill the vacancy.

Required Vote

        Our Bylaws provide that, in the election of directors, the nominees receiving the highest number of votes, up to the number of directors to be elected, shall be elected; provided, that in an uncontested election, each nominee must agree that if elected, he or she will submit an irrevocable resignation promptly following the election if he or she fails to receive a majority of votes cast. An uncontested election (such as the election held at this Annual Meeting) means that there are as many candidates standing for election as there are vacancies on the Board. A majority of votes cast means that the number of shares cast "FOR" a director's election exceeds the number of votes cast "AGAINST" that director. Abstentions and broker non-votes are not considered a vote cast and, therefore, will have no effect on the outcome of the vote other than to reduce the number of affirmative votes required to elect a director. "Broker non-votes" are shares of stock held in record name by brokers or nominees for which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power under applicable rules or the instrument under which it serves in such capacity.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF DAVID OVERTON, ALEXANDER L. CAPPELLO, JEROME I. KRANSDORF, LAURENCE B. MINDEL, DAVID B. PITTAWAY, DOUGLAS L. SCHMICK AND HERBERT SIMON TO THE BOARD OF DIRECTORS.

 PROPOSAL TWO
Ratification of Selection of Independent Registered Public Accounting Firm

        The Audit Committee of our Board has selected PricewaterhouseCoopers LLP ("PwC") as our independent registered public accounting firm to conduct the audit of our books and records for fiscal 2016. In 2014, after evaluating proposals from various accounting firms, we elected to maintain our relationship with PwC, who has served as our independent registered public accounting firm since our initial public offering in 1992. Representatives of PwC are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement should they so desire.

        Although our governing documents do not require us to submit this matter to stockholders, the Board believes that asking stockholders to ratify the appointment is consistent with best practices in corporate governance. If stockholders do not ratify the selection of PwC, the Audit Committee will regard such vote as a direction to consider the selection of a different independent registered public accounting firm. Even if the selection of PwC is ratified by the stockholders, the Audit Committee has the discretion to select a different independent registered public accounting firm at any time if it determines that a change would be in our and our stockholders' best interests.

        Independent Registered Public Accounting Firm Fees and Services.    The following table sets forth the aggregate fees billed by PwC to us during the last two fiscal years:

	Fiscal 2015	Fiscal 2014
Audit Fees	$707,935	$605,940
Audit-Related Fees	—	—
Tax Fees	40,515	43,657
All Other Fees	1,800	1,800

Total Fees	$750,250	$651,397

        Audit Fees represent the aggregate fees billed by PwC for the audit of our annual financial statements included in the Annual Report on Form 10-K, review of financial statements included in the Quarterly Reports on Form 10-Q, the audit of our internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects, and services normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

        Tax Fees represent the aggregate fees billed by PwC for tax compliance, advice and planning services.

        All Other Fees represent the aggregate fees billed by PwC for access to their accounting literature research tool.

        Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm.    The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of our independent registered public accounting firm. The Audit Committee also approves our independent registered public accounting firm's lead engagement partner, who is rotated every five years. The Audit Committee established a policy requiring that it pre-approve all audit and permissible non-audit services provided by the independent auditor, and the Audit Committee's charter authorizes the Audit Committee to delegate to one or more of its members the authority to make such pre-approvals, provided that those members report any pre-approvals to the full Audit Committee at its next regularly scheduled meeting. The Audit Committee considers whether such services are consistent with SEC rules on auditor independence as well as whether the independent auditor can provide the most effective and efficient service, for reasons such as familiarity with our business, staff members, culture, accounting systems, risk profile and other factors, and input from our management. The Audit Committee delegated the authority to address any requests for pre-approval of services between Audit Committee meetings to its Chair, provided that the amount of fees for both audit and non-audit accounting services requested does not exceed $25,000 per fiscal quarter, and the Chair is required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee's charter does not provide the Audit Committee with authority to delegate to management the Audit Committee's responsibility to pre-approve permitted services of the independent registered public accounting firm. In addition, the policy prohibits our auditors from providing internal control-related services to us unless such engagement has been specifically pre-approved by the Audit Committee. The waiver of pre-approval provisions set forth in applicable rules of the SEC were not used to approve any of the services described above in fiscal 2015.

        Required Vote.    The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2016 requires the affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote on the proposal at the Annual Meeting. Abstentions will be included in the number of shares present and entitled to vote on this Proposal 2 and will have the effect of a vote "AGAINST" Proposal 2. Broker non-votes will not be considered as present and entitled to vote on this Proposal 2. Therefore, a broker non-vote will not be counted and will have no effect on this Proposal 2 other than to reduce the number of affirmative votes required to approve this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2016.

PROPOSAL THREE
Non-Binding Advisory Vote on Executive Compensation

        In accordance with Section 14A of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and as a matter of good corporate governance practices, we are asking our stockholders to approve, on a non-binding, advisory basis, the compensation of our principal executive officer, our principal financial officer and our three most highly compensated executive officers (collectively, the "Named Executive Officers") as disclosed pursuant to the compensation disclosure rules of the SEC (commonly referred to as a "say-on-pay vote"). We intend to present this non-binding, advisory vote on executive compensation to our stockholders on an annual basis. Accordingly, you may vote on the following resolution at the 2016 Annual Meeting:

        "RESOLVED, that the compensation paid to the Company's Named Executive Officers as disclosed pursuant to the compensation disclosure rules, including the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure contained in this Proxy Statement, is hereby APPROVED."

        As described in detail in the "Compensation Discussion and Analysis" section of this Proxy Statement, our compensation programs are designed to motivate our executives to drive the success of our Company. We believe that our compensation programs play a material role in our ability to achieve strong financial results, even during difficult economic times, and attract, retain and motivate a highly experienced and successful team to manage our Company. Our compensation programs reward sustained performance that is aligned with long-term stockholder interests, with a balance of:

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  short-term incentives (including performance-based cash bonus awards),

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  long-term incentives (including nonqualified stock options, restricted stock and restricted stock units, that each generally fully vest over five years and, in the case of restricted stock and restricted stock units, include a stockholder approved performance condition), and

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  executive stock ownership guidelines.

Stockholders are encouraged to read the "Compensation Discussion and Analysis," the accompanying compensation tables, and the related narrative disclosure contained in this Proxy Statement for a full description of our executive compensation programs.

        This vote is advisory only and non-binding. The Board and the Compensation Committee, which is comprised solely of independent directors, will consider the outcome of this vote when making future executive compensation decisions to the extent appropriate.

        Required Vote.    The approval of the resolution set forth above requires the affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote on the proposal at the Annual Meeting. Abstentions will be included in the number of shares present and entitled to vote on this Proposal 3 and will count as a vote "AGAINST" Proposal 3. Broker non-votes will not be considered as present and entitled to vote on this Proposal 3. Therefore, a broker non-vote will not be counted and will have no effect on this Proposal 3 other than to reduce the number of affirmative votes required to approve this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL,
ON A NON-BINDING, ADVISORY BASIS, OF THE RESOLUTION SET FORTH ABOVE.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our Board of Directors and Director Nominees

        The Board nominated all seven of the Company's current directors for re-election at the Annual Meeting to serve a one-year term expiring at the 2017 annual meeting of stockholders and until their respective successors shall be elected and qualified. At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the seven nominees named in this Proxy Statement.

Name	Age	Position	Director Since	Current Term Expiration
David Overton	70	Chairman of the Board, Chief Executive Officer	1992	2016
Alexander L. Cappello	60	Director	2008	2016
Jerome I. Kransdorf	77	Lead Director	1997	2016
Laurence B. Mindel	78	Director	2012	2016
David B. Pittaway	64	Director	2009	2016
Douglas L. Schmick	68	Director	2012	2016
Herbert Simon	81	Director	2011	2016

        David Overton has served as our Chairman of the Board and Chief Executive Officer since our incorporation in 1992. He co-founded the Company with his parents, Evelyn and Oscar Overton. Mr. Overton created the Company's namesake concept and opened the first The Cheesecake Factory restaurant in 1978 in Beverly Hills, California. He grew The Cheesecake Factory® into an international chain and created two other concepts, Grand Lux Cafe® and RockSugar Pan Asian Kitchen®. Under Mr. Overton's leadership, the Company's revenues reached $2.1 billion in 2015. The Cheesecake Factory is a leader in the casual dining industry with average annual sales per restaurant of $10.6 million in fiscal 2015. Mr. Overton's professional honors include the International Foodservice Manufacturers Association "Silver Plate Award," recognizing the most outstanding and innovative talent in foodservice operations; the "Executive of the Year Award" from Restaurants & Institutions Magazine; the "MenuMasters Hall of Fame Award" from Nation's Restaurant News, for his outstanding contributions to menu design and foodservice research and development; the "Entrepreneur of the Year" in the Food Services category for the Los Angeles region by Ernst & Young, for his demonstrated excellence and extraordinary success in innovation, performance and personal commitment to The Cheesecake Factory and the communities our restaurants serve; and the "Leadership Roundtable-Industry Leadership Award." Mr. Overton is also one of the founding members and directors of The Cheesecake Factory Oscar and Evelyn Overton Charitable Foundation ("Foundation"), a 501(c)(3) qualified, non-profit charitable organization that raises funds for a variety of worthy causes and provides a means for the Company's over 37,000 staff members to perform charitable work in their communities.

        Alexander L. Cappello has led several public and private companies over the past 43 years, including Cappello Group, Inc. a global merchant bank affiliated with Cappello Global, LLC an investment bank, whose principals have conducted over $155 billion in transactions in over 50 countries. He is a Director of RAND Corporation's Center for Middle East Public Policy, the Center for Global Risk and Security, and the RAND Russia Forum. He is also a Director of Virco MFG Inc. (NASDAQ), Gusmer Enterprises, California Ethanol & Power, Caldera Medical and is a former Chairman of: Intelligent Energy, PLC (LSE), a global technology leader in hydrogen fuel cells, Chairman Inter-Tel (NASDAQ) and Geothermal Resources Intl. (AMEX), as well as is a former Director of Cytrx (NASDAQ), Genius Products (NASDAQ) and Koo Koo Roo, Inc (NASDAQ), International Computer Materials Corp. (NASDAQ), California Republic Bank (NASDAQ), Arcus Data Security (NASDAQ).

        Jerome I. Kransdorf has more than 45 years of investment management experience. Mr. Kransdorf retired in September 2014 as President of JaK Direct, a division of Muriel Siebert & Co., Inc. where he worked from 2001 to 2014. From 1997 to 2001, Mr. Kransdorf served as Senior Vice President of J. & W. Seligman & Co. Incorporated, an investment advisory firm. From 1959 to 1997, he was employed in investment and senior management positions at Wertheim & Co. and its successor companies.

        Laurence B. Mindel has 46 years of experience as a restaurant creator, developer and operator and is currently the Managing Partner of Poggio Trattoria, an award-winning Italian restaurant and Copita Tequileria Y Comida, a "modern" Mexican restaurant, both located in Sausalito, and the soon-to-open Convivo, a "nomad Italian" restaurant in Santa Barbara, California. In 1970, he co-founded Spectrum Foods whose restaurant portfolio included, among others, California-based restaurants Ciao, Prego, MacArthur Park, Guaymas and Harry's Bar. Following the acquisition of Spectrum Foods by Saga Corp. (NYSE) in 1984, Mr. Mindel served as President of Saga's restaurant group where he directed the operations of more than 200 restaurants with combined revenue of over $375 million. When Saga was acquired in 1986, Mr. Mindel founded Il Fornaio, a restaurant and bakery company which became public in 1997 (NASDAQ) and was subsequently taken private in 2001. His professional honors include Nation's Restaurant News "Golden Chain" award, International Foodservice Manufacturers Association "Gold Plate" award, and Food Arts Magazine "Silver Spoon" award, and in 1998, he was inducted into the California Restaurant Association's Hall of Fame. In 1985, Mr. Mindel became the first American and the first person of non-Italian descent to be awarded the Caterina de Medici Medal from the Italian government, recognizing excellence in the preservation of Italian heritage outside of Italy.

        David B. Pittaway is Senior Managing Director, Senior Vice President and Secretary of Castle Harlan, Inc., a private equity firm. He has been with Castle Harlan since 1987. Mr. Pittaway also has served as Vice President and Secretary of Branford Castle, Inc., an investment company, since October 1986. From 1987 to 1998, Mr. Pittaway was Vice President, Chief Financial Officer and a director of Branford Chain, Inc., a marine wholesale company, where he is now a director and Vice Chairman. Previously, Mr. Pittaway was Vice President of Strategic Planning and Assistant to the President of Donaldson, Lufkin & Jenrette, Inc., an investment banking firm. Mr. Pittaway is a member of the boards of directors of Bravo Brio Restaurant Group (BRIO) and the Dystrophic Epidermolysis Bullosa Research Association of America. He was formerly a director of Morton's Restaurant Group and McCormick & Schmick's Seafood & Steak restaurants. In addition, he is a director and co-founder of the Armed Forces Reserve Family Assistance Fund.

        Douglas L. Schmick began his restaurant career over 42 years ago and developed several brands, most notably McCormick & Schmick's Seafood & Steak restaurants. Beginning with Jake's Famous Crawfish restaurant in Portland, Oregon, Mr. Schmick and his partner became leaders and innovators in the affordable, upscale seafood segment and grew the McCormick & Schmick's organization to 96 restaurants nationwide. Mr. Schmick served as Chief Executive Officer and Chairman of the Board for that company from 1974 through 1999 and again from 2007 through 2008. During those years, he guided McCormick & Schmick's through several iterations of ownership, including becoming a publicly-traded company in 2004. He then served as Chairman of the Board until the company's sale in 2012. In 2013, Mr. Schmick joined the Board of Directors of Chuy's Inc., a public company, and Anthony's Coal Fired Pizza, a private group. Mr. Schmick has received many accolades for his work in the restaurant industry, including being named the Ernst & Young Regional "Entrepreneur of the Year" in 2008.

        Herbert Simon is the Chairman Emeritus of the board of Indianapolis-based Simon Property Group, Inc., a member of the S&P 500 and the largest U.S. publicly-traded real estate company, and has served on its board since 1993. Throughout his career, Mr. Simon has maintained a leadership position within the retail property industry by developing high profile retail facilities, including, but not limited to, The Forum Shops at Caesars, Roosevelt Field, and The Fashion Centre at Pentagon City. Additional diversified business interests beyond real estate include ownership of a National Basketball Association's franchise, the Indiana Pacers. Mr. Simon also served as the former Chairman of the National Basketball Association's Board of Governors and continues to serve as a member of such board. He is also active in numerous community and civic organizations.

        Except as set forth above, each nominee has been engaged in his principal occupation described above during the past five years. There are no family relationships between any of our directors or executive officers as defined under NASDAQ rules.

Director Independence

        The Board has determined each of the following directors to be an "independent director" as defined under SEC and NASDAQ rules: Alexander L. Cappello; Jerome I. Kransdorf; Laurence B. Mindel; David B. Pittaway; Douglas L. Schmick; and Herbert Simon. In this Proxy Statement, these six directors are referred to individually as an "Independent Director" and collectively as the "Independent Directors."

Board Leadership Structure and Lead Director

        Our Chief Executive Officer, David Overton, also serves as Chairman of our Board. Mr. Overton, who founded the Company along with his parents, Oscar and Evelyn Overton, was the driving force behind the creation and opening of The Cheesecake Factory restaurant concept and has served in a combined role as Chief Executive Officer and Chairman since 1992. We believe this leadership structure enables Mr. Overton to function as the critical link between the Board and the operating organization. It also streamlines communications with and among the Board on key topics such as our strategic objectives, long-term planning, and enterprise risk management.

        In addition to Mr. Overton's leadership on the Board, we determined that the appointment of an independent, lead director ("Lead Director") would be appropriate in order to establish another layer of Board oversight, share certain responsibilities with, and facilitate communication between, our Chairman and our Independent Directors, and continue to follow best practices in corporate governance. To this end, the Board adopted a policy regarding the appointment of a Lead Director—one Independent Director who is selected annually by the Independent Directors. Mr. Kransdorf currently serves as Lead Director.

        The role of the Lead Director is to preside at executive sessions of the Independent Directors, serve as principal liaison between the Independent Directors and the Chairman, work with the Chairman to set and approve the schedule and agenda for meetings of our Board and its committees, direct the retention of advisors and consultants who report directly to the Board, serve as liaison for consultation and communication with shareholders, oversee the annual evaluation of our Board and its committees and evaluate, in cooperation with the Compensation Committee and all members of the Board, the Chief Executive Officer's performance and meet with the Chief Executive Officer to discuss the Board's evaluation. For information on where to access this document, please see the section below entitled "Corporate Governance Principles and Guidelines; Corporate Governance Materials Available on Our Website."

Role of Board of Directors in Risk Oversight

        While the Audit Committee of the Board monitors risks related to our financial statements, the Board has determined that oversight of Company-wide risk should remain with the full Board due to the strategic nature of enterprise risk management and the Board's desire to receive feedback from a broad spectrum of disciplines regarding management's plans with respect thereto. The Board meets periodically with our management to review the effectiveness of processes for identifying and managing significant risks. The Board also reviews with management the strategic objectives that may be affected by identified risks, the level of appropriate risk tolerance, our plans for monitoring, mitigating and controlling risk, the effectiveness of such plans and our disclosure of risk.

Meeting Attendance

        During fiscal 2015, the Board held eleven meetings and the Independent Directors held four executive sessions without management present. Meetings include both in-person and telephonic meetings. For information regarding committee composition and number of committee meetings held during fiscal 2015, please see the section below entitled "Committees of the Board of Directors." Each of our directors attended at least 75% of the aggregate number of meetings of the Board and the committees on which he served.

        Our policy regarding Board members' attendance at our annual meeting of stockholders and our procedure for annual committee membership and chair assignments are both available on our website in our Corporate Governance Guidelines. For information on where to access this document, please see the section below entitled "Corporate Governance Principles and Guidelines; Corporate Governance Materials Available on Our Website." All of our directors were present at the 2015 annual meeting.

Committees of the Board of Directors

        The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. Committee membership since our 2015 annual meeting of stockholders was as follows:

Board Member	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee

David Overton, Chairman of the Board	-	-	-

Alexander L. Cappello	Member*	Chair	-

Jerome I. Kransdorf, Lead Director	-	Member	Chair

Laurence B. Mindel	-	Member	Member

David B. Pittaway	Chair*	-	-

Douglas L. Schmick	Member*	-	-

Herbert Simon	-	Member	Member

Number of Meetings in 2015	10	11	2

*
Designated by the Board as an "audit committee financial expert."

        The Board determined that each member of the committees of the Board in service for all of fiscal 2015 met the independence requirements applicable to those committees under SEC and NASDAQ rules. The Governance Committee recommends committee membership and chair assignments to the Board, which the Board considers when making committee membership and committee chair assignments at its meeting held in conjunction with each annual meeting of stockholders. Changes to committee assignments are also made from time to time during the course of the year, as deemed appropriate by the Board. The role of each committee is described below.

        Audit Committee.    The Audit Committee operates pursuant to a written charter and is primarily responsible for monitoring the quality and integrity of our financial statements and related disclosure, and systems of internal controls regarding risk management, finance and accounting; our compliance with legal and regulatory requirements; our independent auditor's qualifications and independence; and the performance of our internal audit function and independent auditors. The Audit Committee provides an avenue of communication among the independent auditors, management and the Board and issues the report of the Audit Committee required by the SEC to be included in our proxy statement. Our Vice President of Internal Audit reports directly to the Audit Committee and is responsible for conducting comprehensive audits of our internal financial controls and the operational effectiveness of related activities and systems.

        The Audit Committee conducts an annual performance evaluation of its composition, compliance procedures, financial oversight responsibilities and other matters. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our public accounting firm engaged to issue an audit report or perform other audit, review or attest services. The Audit Committee pre-approves the audit work, as well as all non-audit work, to be performed by our external auditors after considering its permissibility under SEC rules and its impact on our auditor's independence. The Audit Committee also reviews material written communications the external auditors may provide to management and discusses any concerns with the auditors and management.

        We have adopted a written Code of Ethics for our directors, executive officers and senior financial officers, a copy of which is available on our website. Our Code of Ethics requires prompt reporting of potential conflicts to the Audit Committee.

        Our Audit Committee also has oversight over the reclamation of any bonus awards paid to our executive officers if we were required by applicable law or applicable accounting or auditing principles to restate our financial statements to correct an accounting error in any interim or annual financial statement filed with the SEC as a result of material noncompliance with applicable financial reporting requirements and the bonus was directly based on such financial statement.

        Pursuant to its charter, the Audit Committee reviews our policies and procedures relating to conflicts of interest and approves any proposed "related party transaction." For this purpose, "related party transaction" means a related person transaction required to be disclosed pursuant to Item 404 of Regulation S-K adopted by the SEC. For a discussion of our policies with respect thereto, see "Policies Regarding Review, Approval or Ratification of Transaction with Related Persons" in this Proxy Statement. The Audit Committee conducts an annual evaluation of its charter.

        Compensation Committee.    The Compensation Committee operates pursuant to a written charter. The Compensation Committee is responsible for determining the compensation of our chief executive officer and all other executive officers. The Compensation Committee reviews and approves all employment, retention and severance agreements for executive officers and prepares, or causes to be prepared, the report of the Compensation Committee required by the SEC to be included in our proxy statement. The Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any compensation advisor retained by the Compensation Committee. The Compensation Committee also makes recommendations to the Board concerning non-employee director compensation.

        The Compensation Committee approves and administers our incentive compensation programs, including our long-term equity and short-term bonus incentive plans. The Compensation Committee makes recommendations to the Board with respect to incentive and equity compensation plan structure and periodically reviews and makes recommendations concerning existing or new executive compensation, performance incentives, employee benefits, stock plans or management perquisites. The Compensation Committee authorizes and approves all grants of equity compensation to our employees under our equity compensation plan. The Compensation Committee conducts an annual evaluation of its charter.

        Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee ("Governance Committee") operates pursuant to a written charter. The Governance Committee is responsible for evaluating issues and developments related to corporate governance and making recommendations to the Board with respect to corporate governance standards, corporate governance proposals from stockholders and the establishment and composition of committees of the Board. The Governance Committee is responsible for overseeing and recommending programs and activities for the continuing education of directors. The Governance Committee also identifies potential candidates for nomination or appointment as directors and makes recommendations to the Board concerning nominees to be presented for stockholder approval and to fill any vacancies. The Governance Committee assists the Chief Executive Officer in succession planning for key executive positions. The Governance Committee conducts an annual evaluation of its charter.

        Other Committees.    The Board of Directors has the discretion to establish other committees and subcommittees from time to time. No additional committees or subcommittees were established or active in fiscal 2015.

        Committee Charters.    All of our committee charters are available on our website. For information on where to access these documents, please see the section entitled "Corporate Governance Principles and Guidelines; Corporate Governance Materials Available on Our Website."

Designation of Audit Committee Financial Experts

        With the assistance of our outside legal counsel, the Board reviewed the applicable legal standards for independence and criteria for determination as to each individual who may be deemed an "audit committee financial expert," as well as responses to annual questionnaires completed by the directors, and has determined that each of David B. Pittaway, Chairman of the Audit Committee, and Audit Committee members Alexander L. Cappello and Douglas L. Schmick is an "audit committee financial expert" as such term is defined in Item 407(d)(5)(ii) of Regulation S-K adopted by the SEC.

Corporate Governance Principles and Guidelines; Corporate Governance Materials Available on Our Website

        Our Board is committed to ethical business practices and believes that good corporate governance is important to ensure that the Company is managed for the long-term benefit of our stockholders. In the spirit of this commitment, the Board has adopted a "Summary of Corporate Governance Principles and Guidelines" ("Corporate Governance Guidelines") which includes, among other topics, the size and operations of our Board and its committees, independence of directors, selection and responsibilities of our Lead Director, Board membership criteria, service by our Board members on boards of other publicly traded companies, director and executive officer stock ownership guidelines, and our policy on communicating concerns to our Board. In addition, the Corporate Governance Guidelines address certain requirements for continuing education of our directors.

        Our Corporate Governance Guidelines, as well as other corporate governance information listed below, are available on our website at investors.thecheesecakefactory.com, by clicking on the link for "Corporate Governance:"

  •
  Bylaws

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  Code of Ethics for Executive Officers, Senior Financial Officers and Directors

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  Code of Ethics and Code of Business Conduct

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  Policy on Lead Director

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  Committee Charters (Audit, Compensation and Corporate Governance and Nominating)

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  Equity Grant Procedures

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  Policy on Reimbursement of Incentive Payments

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  Policies and Procedures Regarding Board of Director Candidates

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  Succession Planning Policy Statement

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  Director and Executive Officer Stock Ownership Guidelines

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  Director Education Policy

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  Equal Employment Policy

        Throughout this Proxy Statement, we may refer to various documents that are available on our website. The contents posted on our website are not incorporated by reference into this Proxy Statement or any of our filings with the SEC and may be revised by us (in whole or in part) at any time and from time to time.

Stockholder Communications with the Board of Directors

        Our Corporate Governance Guidelines described above include the policy our Board has adopted for stockholders and employees who wish to communicate any concern directly to the Board. Please refer to Section VI of our Corporate Governance Guidelines at investors.thecheesecakefactory.com for a description of this process.

Director Nominations Process

        The Board adopted "Policies and Procedures Regarding Board of Director Candidates" ("Nominations Policy"). The Nominations Policy is available on our website at investors.thecheesecakefactory.com, by clicking on the link for "Corporate Governance." The purpose of the Nominations Policy is to describe the process by which candidates are selected for possible inclusion in the Board's recommended slate of director nominees. The Governance Committee of the Board administers the Nominations Policy and is responsible for identifying candidates for nomination or appointment to the Board. To fulfill this function, the Governance Committee at least annually reviews the size and composition of the Board and its committees, including the number of directors eligible for election at the annual meeting of stockholders, in accordance with our Certificate of Incorporation and Bylaws. The Governance Committee may solicit recommendations for nominees from other directors, members of management or others. In addition, the Governance Committee will consider recommendations of a stockholder of record who timely complies with these policies and procedures.

        We implemented a majority vote policy which is set forth in our Bylaws such that in order to be considered for nomination by the Board, an individual must agree that, if elected, he or she will submit an irrevocable resignation effective upon (i) the director's failure to receive a majority vote in an uncontested election at which he or she is subject to reelection, and (ii) acceptance of the resignation by the Board.

        Minimum Qualifications.    The Nominations Policy contains the following minimum qualifications for candidates for nomination to the Board:

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  Each candidate must consent in writing to be named in our proxy statement as a nominee and to serve as a director of the Company if nominated, elected or appointed, and qualified.

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  Each candidate must agree that if elected he or she will submit an irrevocable resignation to our corporate Secretary promptly following his or her election or reelection that will be effective upon (i) such director's failure to receive a "majority vote" for reelection in any "uncontested election" (as those terms are defined in our Bylaws) at which he or she is subject to reelection; and (ii) acceptance of that resignation by the Board in accordance with the Bylaws and any policies and procedures adopted by the Board for such purposes.

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  Each candidate's service as a director must not cause us or any of our subsidiaries to lose, or to be threatened with the loss of, any application for, right to the use of, or entitlement to, any material governmental license, authorization or permit.

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  Each candidate shall be an individual who has demonstrated integrity and ethics in his or her personal and professional life and has established a record of professional accomplishment in his or her chosen field.

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  Each candidate shall be prepared to represent the best interests of all of our stockholders and not just one particular constituency.

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  No candidate or family member (as defined under NASDAQ rules) of a candidate may have any current material personal, financial or professional interest in any company which is determined by the Committee to be a significant competitor of ours.

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  Each candidate must be prepared to participate fully in Board activities, including active membership on at least one Board committee, and not have other personal or professional commitments that would, in the Governance Committee's sole judgment, interfere with or limit his or her ability to do so.

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  Each candidate shall be prepared not to serve as a member of the board of directors of more than two publicly traded companies in addition to ours without prior approval of the majority of the Independent Directors.

        Criteria for Evaluating Candidates; Diversity.    The Nominations Policy provides that, in evaluating nominations, the Governance Committee will take into consideration a balance of different capabilities and overall diversity in its broadest sense including, in the areas of personal and professional experiences, age, gender, ethnicity, geography, financial and managerial and operational knowledge; variety of opinions and perspectives; and other differentiating characteristics with the goal of seeking and selecting candidates who will enhance the Board's ability to perform its responsibilities, increase stockholder value and adhere to good corporate governance practices.

        The Governance Committee will consider the following criteria in evaluating candidates for nomination in light of the size and composition of the Board and its committees:

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  Satisfaction of the minimum qualifications established by the Governance Committee.

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  Education and other training.

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  Relevant personal and professional background, including financial, managerial and operational skills and knowledge and experience in both corporate and non-traditional environments, such as government, academia and non-profit organizations.

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  Whether the candidate is a party to any action or arbitration adverse to us or any of our subsidiaries.

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  Whether the candidate would contribute to Board diversity in the broadest sense (including, without limitation, characteristics such as age, gender, ethnicity, education, geography and personal and professional experiences).

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  Whether the candidate would qualify as an "independent" director as defined by NASDAQ's listing standards.

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  Whether the candidate would qualify as an "audit committee financial expert."

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  Whether the candidate has been involved in any legal proceeding that would be required to be disclosed by us pursuant to Item 401(f) ("Involvement in Certain Legal Proceedings") of Regulation S-K.

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  Whether any business relationships exist, or have existed, that would be required to be disclosed pursuant to Item 404 ("Transactions with Related Persons, Promoters and Certain Control Persons") of Regulation S-K.

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  The candidate's reputation for judgment and honesty.

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  Whether we would be required to disclose any of the relationships described in Item 407(e) of Regulation S-K ("Compensation Committee Interlocks and Insider Participation").

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  The number and identity of any other boards of directors of which the candidate is a member.

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  Other professional and personal commitments that could affect the candidate's ability to serve.

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  Whether the candidate has provided accurate and complete responses to any requests for additional information by the Governance Committee.

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  Other relevant characteristics that would enhance the Board's ability to adequately perform its responsibilities, increase stockholder value, and adhere to good corporate governance practices.

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  Any history of criminal convictions.

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  Whether the candidate has agreed to be interviewed by the Governance Committee, if requested.

        In addition, the Governance Committee may consider whether the nomination and election of the candidate would result in less than two-thirds of the Board being "independent directors" as defined in our policies and procedures.

        Qualifications of Current Directors and Director Nominees.    As described above, the Governance Committee of the Board evaluates the qualifications of our director nominees prior to each annual meeting of stockholders. As part of this evaluation process, the Governance Committee reviews the current composition of the Board and assesses whether the qualifications of each director continue to meet the Committee's requirements for Board service. The following is a description of the particular experience, qualifications, attributes and skills that led the Governance Committee to recommend, and the Board to nominate, each person listed below as a director of the Company.

        David Overton has served as our Chief Executive Officer and Chairman of the Board since our incorporation in February 1992. When evaluating Mr. Overton's qualifications for continuation of his Board service, the Governance Committee and Board considered Mr. Overton's essential leadership role with us, his unique perspective and understanding of our mission, vision and values, the extent and depth of his knowledge and experience related to us and our concepts, and the importance of Mr. Overton's strategic vision.

        Alexander L. Cappello has served on the Board since 2008. When evaluating Mr. Cappello's qualifications for continuation of his Board service, the Governance Committee and the Board considered Mr. Cappello's extensive executive management and financial background, international business experience, international management and marketing experience, prior service as Lead Director of our Company, service as the Chair of our Compensation Committee and member of our Audit Committee, designation by our Board as an "audit committee financial expert," former service on the boards of other public companies, including another restaurant company, and corporate governance expertise, and his current status as an "independent director" under NASDAQ and SEC rules.

        Jerome I. Kransdorf    has served on the Board since 1997. When evaluating Mr. Kransdorf's qualifications for continuation of his Board service, the Governance Committee and the Board considered Mr. Kransdorf's more than 45 years' of investment management experience, his depth of knowledge and experience specific to us, his current service as Lead Director, Chair of the Governance Committee and member of the Compensation Committee, his prior service on the Audit Committee, and his current status as an "independent director" under NASDAQ and SEC rules.

        Laurence B. Mindel    has served on the Board since 2012. When evaluating Mr. Mindel's qualifications for continuation of his Board service, the Governance Committee and the Board considered Mr. Mindel's more than 45 years' experience in the restaurant industry, both as a concept creator and an operator, his experience guiding a publicly-traded restaurant company, his prior service as a member of the Compensation Committee and his current status as an "independent director" under NASDAQ and SEC rules.

        David B. Pittaway    has served on the Board since 2009. When evaluating Mr. Pittaway's qualifications for continuation of his Board service, the Governance Committee and the Board considered his extensive financial and industry experience, including his service on audit committees of other public restaurant companies, his legal background and familiarity with SEC rules and regulations related to public companies, his service as a member (and now Chairman) of our Audit Committee and his designation by our Board as an "audit committee financial expert" and his current status as an "independent director" under NASDAQ and SEC rules.

        Douglas L. Schmick has served on the Board since 2012. When evaluating Mr. Schmick's qualifications for continuation of his Board service, the Governance Committee and the Board considered Mr. Schmick's more than 40 years in the restaurant industry, both as a concept co-creator and operator, his experience guiding a publicly-traded restaurant company, his prior service as a member of the Audit Committee, his designation by our Board as an "audit committee financial expert" and his current status as an "independent director" under NASDAQ and SEC rules.

        Herbert Simon has served on the Board since June 2011. When evaluating Mr. Simon's qualifications for continuation of his Board service, the Governance Committee and the Board considered Mr. Simon's considerable domestic and international commercial real estate experience, including his tenure with Simon Property Group, a publicly-held real estate investment trust of which he is Chairman Emeritus and a member of the board of directors, his service as a member of the Compensation Committee, and his current status as an "independent director" under NASDAQ and SEC rules.

        Stockholder Recommendations to the Governance Committee for Nomination of Directors.    The Nominations Policy provides that the Governance Committee will consider recommendations for nominations submitted by stockholders of record. In order to give the Governance Committee sufficient time to evaluate a recommended candidate, the recommendation must be received by our Secretary at our principal executive offices no later than the 120th calendar day before the date that our proxy statement was released to stockholders in connection with the previous year's annual meeting of stockholders. With respect to the 2017 annual meeting of stockholders, recommendations must be received on or before December 28, 2016. The stockholder's recommendation must include all of the following:

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  The stockholder's name, address and telephone number.

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  The recommended candidate's name, address and telephone number.

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  The written consent of the recommended candidate to be named in our proxy statement and to serve as a director if nominated, elected or appointed, and qualified to serve.

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  A description of all arrangements or understandings in connection with such recommendation between the stockholder and the recommended candidate or between the stockholder and any other person or persons (including their names).

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  A description of any business, familial or other financial or personal relationship between the stockholder and the recommended candidate.

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  Information regarding the recommended candidate as to each of the criteria identified above for evaluating recommendations.

        Evaluation of Candidates.    All qualified candidates identified through the process outlined above, including incumbents, will be evaluated based on the same criteria. If, based on the initial evaluation, a new candidate continues to be of interest, the Chair of the Governance Committee will interview the candidate and communicate his or her evaluation to the other committee members and the Chairman of the Board. Other members of the Governance Committee and senior management will conduct subsequent interviews. Ultimately, background and reference checks will be conducted, and the Governance Committee will meet to finalize its list of recommended candidates for consideration by the full Board. If an incumbent is nominated, the interview process may be abbreviated at the discretion of the Chair of the Governance Committee. If the Chair of the Governance Committee is being considered for re-nomination, the other Governance Committee members may appoint another member of the Governance Committee to head the review process for the Chair's reconsideration.

        Future Revisions to the Nominations Policy.    The Governance Committee's Nominations Policy is intended to provide a flexible set of guidelines for the effective functioning of the director nomination process. The Governance Committee intends to review this policy and procedure at least annually and anticipates that modifications will be necessary from time to time as our needs and circumstances evolve, and to conform with changes in applicable legal or listing standards.

        General Nomination Right of All Stockholders.    Stockholders may nominate one or more persons for election as a director of the Company at an annual meeting of stockholders if the stockholder complies with the advance notice, information and consent provisions contained in our Bylaws. Stockholder nominations for the election of directors may be made only by a stockholder of record on both the date of giving notice and on the record date for such meeting by giving timely written notice to our Secretary at our principal executive offices. Such notice must be received no less than 90 days or more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. If notice or prior public disclosure of the date of the annual meeting is given or made to the stockholders for a meeting date that is not within 30 days before or after the anniversary of the immediately preceding annual meeting of stockholders, notice by the stockholder will be timely if received not later than the close of business on the tenth day following the day on which such notice was mailed or such public disclosure was made, whichever is first, or no less than 90 days or more than 120 days prior to the annual meeting. For further information on the timely nomination of a person for election as a director of the Company at the 2017 annual meeting of stockholders, see "Stockholder Proposals for the 2017 Annual Meeting of Stockholders."

        In the event that we increase the number of directors to be elected and we make no public announcement, at least 100 days prior to the first anniversary of the preceding year's annual meeting, in which we name all of the nominees for director or specify the size of the increased Board of Directors, a stockholder's notice will be considered timely, but only with respect to nominees for any new positions created by the increase, if the notice is delivered to, or mailed and received at, our principal executive offices (addressed to our Secretary) no less than ten calendar days following the day on which we make the public announcement. In the case of a special meeting of stockholders called for the purpose of electing directors, notice will be timely if the stockholder provides written notice to our Secretary not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the meeting date was made, whichever first occurs, or no less than 90 or more than 120 days prior to the meeting. The stockholder's notice must include all of the information required by our Bylaws. If the stockholder provides a statement that the stockholder intends to deliver a proxy statement and form of proxy, the nomination may not be brought before the meeting unless the stockholder has delivered a proxy statement and form of proxy to holders of a percentage of our voting shares reasonably believed by the stockholder to be sufficient to elect the nominee or nominees proposed by the stockholder.

        The foregoing summary is not a complete description of the provisions of our Bylaws pertaining to stockholder nominations and proxies. Stockholders may obtain, without charge, a copy of our Bylaws upon written request to our Secretary at our principal executive offices. Our Bylaws are also available on our website at investors.thecheesecakefactory.com, by clicking on the link for "Corporate Governance."

Compensation Committee Interlocks and Insider Participation

        During fiscal 2015, Messrs. Cappello, Kransdorf, Mindel and Simon served on the Compensation Committee, with Mr. Cappello serving as Chair. During fiscal 2015, no member of the Compensation Committee was an officer or employee of ours, a former officer of ours or of our subsidiaries or had a relationship requiring disclosure by us under Item 407(e) of Regulation S-K. None of our executive officers served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board or the Compensation Committee during fiscal 2015.

Board of Directors Compensation

        The following table sets forth information regarding the cash compensation arrangements for Independent Directors who served on our Board in fiscal 2015. Any member of the Board who is not an Independent Director does not receive fees for service on the Board or its committees.

Board of Directors Fees(1)	Fiscal 2015

Annual cash retainer	$75,000

Annual cash payment in lieu of equity grant in 2015(2)	$95,000

Lead Director annual fee	$20,000

Audit Committee Chair annual fee	$15,000

Compensation Committee Chair annual fee	$10,000

Governance Committee Chair annual fee	$7,500

(1)
All fees and cash payments are payable in equal monthly installments, as earned, following the end of each calendar month.

(2)
The Board authorized a cash payment of $95,000, annually, to each director in lieu of a stock option grant. Rather than offering equity awards to non-employee directors under an equity plan, we have adopted stock ownership guidelines for our directors in order to better align their interests with those of our stockholders.

        In order to continue to assure that the interests of our Independent Directors are aligned with the long-term interests of our stockholders, we adopted "Director Stock Ownership Guidelines" which requires our non-employee directors to acquire and thereafter maintain ownership of shares of our Company's common stock equal in fair market value to three times their annual cash retainer. For a full description of our stock ownership policy, please see "Director and Executive Stock Ownership Guidelines, Holding Periods and Other Requirements" below.

        On February 11, 2016, the Board of Directors approved a recommendation from the Compensation Committee and its independent compensation consultant, Farient Advisors LLC ("Farient Advisors"), to increase the annual cash payment in lieu of equity by $10,000 to $105,000, the Lead Director's annual fee by $5,000 to $25,000, and the Compensation Committee Chair annual fee by $2,500 to $12,500, effective as of the first day of the 2016 fiscal year.

        The following table sets forth certain information regarding the compensation earned by each Independent Director who served on our Board in fiscal 2015. Mr. Overton, as an employee of the Company, is not an Independent Director and is not compensated for his services on the Board.

DIRECTOR COMPENSATION FOR FISCAL 2015

Name	Total Fees Earned or Paid in Cash

Alexander L. Cappello	$180,000

Jerome I. Kransdorf(1)	$197,500

Laurence B. Mindel	$170,000

David B. Pittaway	$185,000

Douglas L. Schmick	$170,000

Herbert Simon	$170,000

(1)
Fees were earned and paid into a nonqualified deferred compensation plan account administered under The Cheesecake Factory Incorporated Executive Savings Plan. See "Director Eligibility for Participation in the Executive Savings Plan" below.

        As of December 29, 2015, the end of our 2015 fiscal year, Mr. Kransdorf held options to purchase 20,014 shares of our common stock under our Non-Employee Director Stock Plan, which expired in May 2007. All outstanding options are fully vested. Messrs. Cappello, Mindel, Pittaway, Schmick and Simon have not been granted equity in connection with their Board service.

        Director Eligibility for Participation in the Executive Savings Plan.    Members of the Board are eligible to participate in our Executive Savings Plan, a nonqualified deferred contribution plan, by contributing all or a portion of their director fees to this plan. We do not match contributions made by non-employee members of the Board to the Executive Savings Plan. Additional information regarding the Executive Savings Plan appears in the section of this Proxy Statement entitled Nonqualified Deferred Compensation.

        Reimbursement of Expenses and Other Perquisites.    Each Independent Director is entitled to reimbursement for reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of the Board or its committees and related activities, including director education courses and materials. Independent Directors also receive dining privileges at our restaurants.

Indemnification of Officers and Directors

        As permitted by the Delaware General Corporation Law, our Certificate of Incorporation limits the personal liability of our directors for monetary damages for breach of fiduciary duty of care as a director. Liability is not eliminated for (a) any breach of the director's duty of loyalty to us or our stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) unlawful payment of dividends or stock purchases or redemptions pursuant to Section 174 of the Delaware General Corporation Law, and/or (d) any transaction from which the director derived an improper personal benefit. Our Certificate of Incorporation also provides that we shall indemnify and advance indemnification expenses on behalf of all directors and officers of ours to the fullest extent permitted by Delaware law. Article VIII of our Bylaws also requires us, subject to certain limitations, to indemnify directors and officers and advance expenses. The indemnification and advancement of expenses provisions of Article VIII are not exclusive of any other rights of indemnification of advancement of expenses.

        We also entered into indemnification agreements with all of our directors and Named Executive Officers. Each indemnification agreement requires us to indemnify and hold harmless the director or Named Executive Officer to the fullest extent authorized by the laws of the State of Delaware. Each indemnification agreement also requires us, subject to specific terms and conditions, to advance expenses to the director or officer. Each indemnification agreement also sets forth various procedures and definitions with respect to indemnification and advancement of expenses. We also are obligated to maintain directors' and officers' liability insurance. With specified exceptions, we are not obligated to provide indemnification or advance expenses with respect to actions initiated by the director or officer or to indemnify the director or officer in connection with proceedings by us to enforce non-compete or non-disclosure agreements or our Clawback Policy. To the extent the provisions of the indemnification agreements exceed the indemnification permitted by applicable law, such provisions may be unenforceable or may be limited to the extent they are found by a court of competent jurisdiction to be contrary to public policy.

Director and Executive Officer Stock Ownership Guidelines, Holding Periods and Other Requirements

        Stock Ownership Guidelines for Directors.    The Board adopted stock ownership guidelines for non-employee directors in order to further align the interests of our directors with the long-term interests of our stockholders. The guidelines, provide that, on or before December 31, 2013, all non-employee directors who were members of the Board at the time of adoption of the guidelines were required to acquire (and thereafter maintain ownership of) a minimum number of shares of our common stock with a fair market value equal to three times the annual base cash retainer for non-employee directors (the product of such amount being $225,000, based upon the current annual cash retainer of $75,000). In addition, within three years of their respective appointments, all non-employee director appointed after adoption of the guidelines are required to acquire (and thereafter maintain ownership of) a minimum number of shares of our common stock with a fair market value equal to three times the annual base cash retainer payable to the non-employee directors (currently $225,000). For purposes of this policy, stock ownership includes any shares owned by a director or his or her immediate family members or held by him or her as part of a tax or estate plan in which the director retains beneficial ownership. The value of shares held is calculated once per year, on the first day of the fiscal year. For purposes of determining compliance with the policy, "value" means an assumed per-share value based on the average of the closing price of our common stock on the last day of each of the previous four fiscal quarters. A director is not required to acquire shares of our common stock in accordance with the stock ownership guidelines if the purchase would result in a violation of our Special Trading Policy and Procedures and the addendum thereto. In such a scenario, the director is required to comply with the stock ownership guidelines as soon as reasonably feasible thereafter.

        All of our non-employee directors are in compliance with our non-employee director stock ownership policy as of the first day of our current fiscal year.

        Stock Ownership Guidelines for Executive Officers.    In fiscal 2010, the Board adopted stock ownership guidelines for certain of our executive officers, including all current Named Executive Officers, in order to align the interests of our key executives with the long-term interests of our stockholders. The ownership guidelines provide that, on or before December 31, 2015, all executives who, at the time of adoption of the guidelines, held the positions with the Company listed below are required to acquire (and thereafter maintain ownership of) a minimum number of shares of the Company's common stock with a value equal to the multiple of such executive's annual base salary (excluding bonus), as follows:

Position with Company	Multiple of Salary

Chief Executive Officer of the Company	6 times annual base salary

President of the Company or of our wholly owned subsidiaries, The Cheesecake Factory Restaurants, Inc. or The Cheesecake Factory Bakery Incorporated	2 times annual base salary

Executive Vice President of the Company	2 times annual base salary

        In addition, within five years of the appointment of any officer appointed after the time of adoption of the guidelines, in the positions designated above (other than a newly-appointed Chief Executive Officer, who has seven years to comply), the newly appointed executive is required to acquire (and thereafter maintain ownership of) shares of our common stock with the value set forth above. For purposes of this policy, stock ownership includes (i) any shares owned by an executive or his or her immediate family members or held by him or her as part of a tax or estate plan in which the executive retains beneficial ownership, and (ii) unvested restricted stock or restricted stock units. The value of shares held is calculated once per year, on the first day of the fiscal year. For purposes of determining compliance with the policy, "value" means an assumed per-share value based on the average of the closing price of our common stock on the last day of each of the previous four fiscal quarters. An executive subject to this policy is not required to acquire shares of our common stock in accordance with the stock ownership guidelines if acquisition at such time would result in a violation of our Special Trading Policy and Procedures and the addendum thereto, in which event the executive is required to comply with the guidelines as soon as reasonably feasible thereafter. Certain hardship exceptions are available at the discretion of the Compensation Committee, but no exceptions have been solicited or granted to date.

        All of our Named Executive Officers are in compliance with our executive stock ownership policy as of the first day of our current fiscal year.

        Members of our Board and our officers and staff members are prohibited from trading in any interest or position relating to the future price of our securities, such as a put, call or short sale, or using our stock as collateral for margin loans.

Policies Regarding Review, Approval or Ratification of Transactions with Related Persons

        In accordance with its charter, our Audit Committee reviews and approves any proposed transactions with a "related person." Any related person transaction will be disclosed in the applicable filing as required by rules. For purposes of these procedures, "related person" and "transaction" have the meanings as defined in Item 404 of Regulation S-K. We had no reportable transactions with related persons required to be disclosed under Item 404 of Regulation S-K since the beginning of fiscal 2015.

FORWARD LOOKING STATEMENTS

        Certain information included in this Proxy Statement, including the section entitled "Compensation Discussion and Analysis" set forth below, and other materials filed or to be filed by us with the SEC, as well as information included in oral or written statements made by us or on our behalf, may contain forward-looking statements about our current and presently expected performance trends, growth plans, business goals and other matters. These statements may be contained in our filings with the SEC, in our press releases, in other written communications, and in oral statements made by or with the approval of one of our authorized officers. Words or phrases such as "believe," "plan," "will likely result," "expect," "intend," "will continue," "is anticipated," "estimate," "project," "may," "could," "would," "should" and similar expressions are intended to identify forward-looking statements. These statements, and any other statements that are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as codified in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Acts"), and are based on our current expectations and involve risks and uncertainties which may cause results to differ materially from those set forth in such statements.

        In connection with the "safe harbor" provisions of the Acts, we have identified and are disclosing important factors, risks and uncertainties that could cause our actual results to differ materially from those projected in forward-looking statements made by us, or on our behalf (See Item 1A—Risk Factors of our Annual Report on Form 10-K for the fiscal year ended December 29, 2015, and our quarterly reports on Form 10-Q and current reports on Form 8-K, as filed with the SEC.) These cautionary statements are to be used as a reference in connection with any forward-looking statements. The factors, risks and uncertainties identified in these cautionary statements are in addition to those contained in any other cautionary statements, written or oral, which may be made or otherwise addressed in connection with a forward- looking statement or contained in any of our subsequent filings with the SEC. Because of these factors, risks and uncertainties, we caution against placing undue reliance on forward-looking statements. Although we believe that the assumptions underlying forward-looking statements are reasonable, any of the assumptions could be incorrect or incomplete, and there can be no assurance that forward-looking statements will prove to be accurate. Forward-looking statements speak only as of the date on which they are made. Except as may be required by law, we do not undertake any obligation to modify or revise any forward-looking statement to take into account or otherwise reflect subsequent events, corrections in underlying assumptions or changes in circumstances arising after the date that the forward-looking statement was made.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This "Compensation Discussion and Analysis" explains our strategy, design of, and decision-making related to our compensation programs and practices for our principal executive officer, our principal financial officer and our three other most highly compensated executive officers (collectively, "Named Executive Officers"). This "Compensation Discussion and Analysis" also explains how the compensation of our Named Executive Officers aligns with the interests of our stockholders, and is intended to provide perspective on the compensation information contained in the tables that follow this discussion.

        For fiscal 2015, our Named Executive Officers were:

  •
  David Overton, Chairman of the Board and Chief Executive Officer;

  •
  David Gordon, President, The Cheesecake Factory Incorporated;

  •
  W. Douglas Benn, Executive Vice President and Chief Financial Officer;

  •
  Debby R. Zurzolo, Executive Vice President, General Counsel and Secretary; and

  •
  Max S. Byfuglin, President, The Cheesecake Factory Bakery Incorporated.

        While the principal purpose of this "Compensation Discussion and Analysis" is to review Named Executive Officer compensation, many of the programs discussed apply to other members of senior management who, combined with the Named Executive Officers, are collectively referred to herein as "executives."

Executive Summary

        2015 "Say-on-Pay" Advisory Vote on Executive Compensation and Changes to Executive Compensation Program. We have provided stockholders a "say-on-say" advisory vote regarding our Named Executive Officers' compensation for several years, and we intend to continue to provide stockholders with a "say-on-say" advisory vote on an annual basis. Historically, our stockholders have indicated their strong support for our executive compensation programs. However, our stockholders' approval of the "say-on-say" advisory vote declined from 93% in 2014 to 79% in 2015. In response to this decline, we held discussions with many of our stockholders concerning their vote, and the Compensation Committee reviewed proxy advisor companies' (Institutional Shareholder Services Inc. and Glass, Lewis & Co.) analyses of our executive compensation practices. Based upon such review, it was determined that we should include more rigorous long-term goals in our long-term incentive plan in addition to time-based vesting, among other revisions, and, accordingly, we made the following adjustments to the Company's compensation programs and strategies:

  •
  Adjusted our long-term equity program for our Named Executive Officers in order to better align pay for performance and to continue our focus on long-term incentives, utilizing a value-based equity award approach and competitively longer vesting schedule. (See "Equity-Based Compensation" below for more information on our new equity program). The following table summarizes these adjustments by comparing our 2015 and 2016 equity programs:

2015	2016

50%-60% nonqualified stock options vesting ratably over five years	One-third nonqualified stock options vesting ratably over five years

40%-50% restricted shares with 2 or 3 year earnings per share ("EPS") performance vesting requirement, plus an additional 2 to 3 year time vesting requirement (total of 5 year vesting)	One-third restricted stock units with 2 or 3 year EBITDA(1) performance vesting requirement, plus an additional 2 to 3 year time vesting requirement (total of 5 year vesting)

No restricted stock units granted	One-third restricted stock units with 3 year EPS performance vesting requirement, plus an additional 2 year time vesting requirement (total of 5 year vesting)

(1)
Income from operations, before interest, taxes, depreciation and amortization, less impairments or other accounting related charges.
  •
  Introduced restricted stock units, which do not accrue dividends.

  •
  Entered into new employment agreements with our Named Executive Officers, other than our Chief Executive Officer, which, among other revisions:

  •
  Eliminated the severance payment tax "gross up" payment for excise taxes under Section 280G of the Internal Revenue Code ("Code") upon certain terminations, which had been historically included in such contracts;

  •
  Conformed the definition of a "change in control" to more stringent standards included in our The Cheesecake Factory Incorporated 2010 Stock Plan as amended effective May 28, 2015 (the "2010 Stock Plan"); and

  •
  Clarified that a change in control, alone, would not trigger acceleration of any equity or payment of any other benefits; rather, an additional specified factor (so called "double trigger"), such as a termination without cause, would be required.

    •
    Conformed acceleration provisions in the event of a termination without cause or constructive termination, death or disability, so that in such circumstances 24 months of unvested equity would accelerate.

    •
    For a full discussion of these new employment agreements, please see the "Employment Agreements" section in this Proxy Statement.

        With these changes, the Company seeks to ensure that its executive compensation program is aligned with stockholder interests, as described in the summary below:

What We Do	What We Don't Do

Tie a significant portion of executive compensation to stockholder value creation, as well as Company and individual performance	Gross-up excise taxes that may be imposed in connection with a change in control

Emphasize long-term equity awards in executive pay mix	Pay dividend equivalents on unearned, restricted shares or stock units

Apply stock ownership guidelines to align executives' interests with stockholder interests	Provide perquisites to Named Executive Officers that are not available to other senior management generally

Apply clawback provisions to both our annual incentive program and equity program, when warranted	Provide automatic acceleration of equity awards upon retirement

Neutralize the impact of dilution from employee equity grants with a share repurchase program	Permit short sales and transactions in derivatives of Company securities, including hedging transactions

Conduct annual stockholder say-on-pay vote	Provide automatic "single trigger" acceleration of equity or other benefits in the event of a change in control

        2015 Key Pay Decisions.    The following summarizes our key pay decisions for fiscal 2015:

  •
  With respect to our Chief Executive Officer, based upon Company performance relative to market data of our executive compensation peer group(1), the Compensation Committee elected to maintain Mr. Overton's base pay and to target annual performance incentive and long-term incentive grant value at comparable levels as in 2014.

  •
  With respect to our other Named Executive Officers, based upon Company performance relative to market data of our executive compensation peer group(1), the Compensation Committee elected to provide for base salary increases of approximately three percent (3%) and to keep annual performance incentive targets and long-term incentive grant values at comparable levels as in 2014. The Compensation Committee approved a slightly higher increase for base salary and long-term incentive values for David Gordon, the Company's President. Mr. Gordon began his tenure as President in 2013, with compensation set at slightly less than the 50th percentile as compared to our executive compensation peer group(1) and, based upon his continuing growth and achievement in his position as President, the Compensation Committee determined that it was appropriate to provide compensation at approximately the 50th percentile for 2015.

(1)
See "Market Positioning-Executive Compensation Peer Group" for a description of our executive compensation peer group and how it was selected.

  •
  We received feedback concerning the pay level of our Chief Executive Officer as compared to our other Named Executive Officers, particularly our President, David Gordon. We note that Mr. Overton's and Mr. Gordon's pay levels are appropriately aligned when compared to the pay levels of similarly positioned executives within our executive compensation peer group. We also believe that some gap in pay is appropriate at this time, given Mr. Overton's considerable tenure in his role and that he is the Founder of our Company in addition to his other responsibilities. Mr. Gordon's compensation is expected to continue to increase as he becomes more tenured, lessening the gap between his and Mr. Overton's total compensation over time.

        Fiscal 2015 Business Summary.    Despite lower than expected guest traffic and wage pressures in fiscal 2015, we accomplished many important financial, strategic and operational objectives in fiscal 2015, including:

  •
  We achieved over $2 billion in sales for the first time.

  •
  Our average annual unit volume for The Cheesecake Factory domestic restaurants grew to over $10.6 million.

  •
  We now own and operate over 200 restaurants domestically, across three concepts.

  •
  Our international licensees opened three new restaurants, including two in new international markets.

  •
  We are positioned for further growth into new markets with our international licensees, including the first The Cheesecake Factory restaurant in China, which is expected to open in 2016.

  •
  Consistent with Board's oversight of our enterprise risk management, we strengthened both our cybersecurity and disaster recovery infrastructure and processes, including migrating several critical systems to a "cloud" based data center and implementing end to end encryption and tokenization for credit card transactions at our restaurants.

  •
  We enhanced our commodities management, resulting in a recapture of more than $7.5 million in costs year over year.

  •
  Comparable sales increases at The Cheesecake Factory were measurably above the casual dining industry as a whole, as we recorded a 2.6% comparable sales increase for the year as compared to 1.4% for the casual dining industry, as measured by Knapp Track.

  •
  We completed our sixth consecutive year of delivering positive comparable sales every quarter.

  •
  Our adjusted earnings per share of $2.37 was greater than both our guidance and expectations.

  •
  Our adjusted operating income grew to over $171.2 million, a 17.8% increase over the prior year, and our adjusted operating income margin of 8.2% remains over 2% in excess of our 2015 Financial Peer Group(1).

  •
  We returned approximately $140 million to stockholders in the form of share repurchases and dividends.

  •
  We received recognition from FORTUNE® Magazine as one of the "100 Best Companies to Work For®" for the third straight year(2).

(1)
See "Market Positioning-2015 Financial Peer Group" for a description of our 2015 Financial Peer Group and how it was selected

(2)
FORTUNE and FORTUNE 100 Best Companies to Work For are registered trademarks of Time Inc. and are used under license.

        The following table provides additional information related to our fiscal 2015 performance as compared to fiscal 2014.

	Fiscal 2015	Fiscal 2014
	(in thousands, except percentage and per share amounts)		Change %

Revenues	$2,100,609	$1,976,624	6.3
The Cheesecake Factory comparable restaurant sales	2.6%	1.5%	73.3
Income from operations	$165,246	$144,731	14.2
Diluted net income per share	$2.30	$1.96	17.3
Operating margin	7.9%	7.3%	8.2
Adjusted income from operations(1)	$171,257	$145,427	17.8
Adjusted diluted net income per share(1)	$2.37	$1.97	20.3
Adjusted operating margin(1)	8.2%	7.4%	10.8
Stock price per share as of fiscal year-end	$46.83	$50.55	(7.4)

(1)
We calculate these non-GAAP measures by eliminating the impact of items we do not consider indicative of our ongoing operations. We believe these adjusted measures provide additional information to facilitate the comparison of our past and present financial results. We utilize results that both include and exclude the identified items in evaluating business performance. However, our inclusion of these adjusted measures should not be construed as an indication that our future results will be unaffected by unusual or infrequent items. In the future, we may incur expenses or generate income similar to the adjusted items.

        Following is a reconciliation of income from operations, net income and diluted net income per share to the corresponding adjusted measures (in thousands, except per share data):

	2015	2014
Income from operations	$165,246	$144,731
Pre-tax impact from:
Impairment of assets and lease terminations(1)	6,011	696

Adjusted income from operations	$171,257	$145,427

Net income	$116,523	$101,276
After-tax impact from:
Impairment of assets and lease terminations(1)	3,607	418

Adjusted net income	$120,130	$101,694

Diluted net income per share	$2.30	$1.96
After-tax impact from:
Impairment of assets and lease terminations	0.07	0.01

Adjusted diluted net income per share	$2.37	$1.97

(1)
Represents impairment and lease termination expenses related to one The Cheesecake Factory restaurant in 2014 and our RockSugar Pan Asian Kitchen restaurant in 2015. These amounts were recorded in impairment of assets and lease terminations.

Overview of Compensation Program

        Compensation Philosophy.    In order to maintain a leadership position in our industry and to continue growing our concepts, both domestically and internationally, we need to attract and retain highly motivated executives who bring experience, innovation and operational excellence to our Company. With this in mind, our compensation philosophy centers on:

  •
  Attracting and retaining industry-leading executives by paying competitive compensation relative to other companies within the restaurant industry and other industries with which we compete for talent;

  •
  Driving high performance by connecting compensation to our financial, operating, and strategic goals and results and by appropriately rewarding high performance;

  •
  Rewarding individual high performance and contribution to our success;

  •
  Enhancing stock price performance; and

  •
  Aligning the interests of our executives with those of our stockholders by tying a portion of our executive compensation to long-term equity incentives and requiring stock ownership for our Named Executive Officers.

        Elements of Compensation Program.    During fiscal 2015, our executive compensation and benefits consisted of the components listed in the table below, which provides a brief description of the principal types of compensation, how performance is factored into each type of compensation, and the primary objectives served by each element.

Fiscal 2015 Principal Elements of Executive Compensation

Element	Description	Performance Considerations	Primary Objectives

Base Salary	• Fixed cash payment	• Based on level of responsibility, experience, tenure in role, individual performance, and expected future value/contribution	• Attract and retain talent • Provide competitive compensation • Recognize career experience • Reward individual performance

Annual Performance Incentive Plan	• Performance-based annual cash incentive, tied to achieving a stockholder approved financial goal and other annually selected strategic goals

•

Amount of bonus tied to certified level of achievement of objectives as well as management position, measured as a percentage of base salary

•

Satisfaction of a stockholder approved performance criteria required for any pay out

• Promote and reward high performance • Motivate achievement of Company and divisional annual financial and strategic objectives

Long-term Stock Incentive Plan

•

Nonqualified stock options, generally vesting ratably over five years

•

Restricted shares and stock units with performance goal, generally vesting over three to five years, if performance goal is achieved

		• Value of award directly linked to long-term stock price performance • Named Executive Officers' restricted share/unit grants include stockholder approved performance criteria as a vesting condition	• Align executive interests with stockholder interests • Attract and retain talent • Reward individual performance

Retirement and Welfare Benefits	• Medical, dental, vision, life insurance and long-term disability insurance • Non-qualified deferred compensation plan • Defined benefit retirement agreement (for Chief Executive Officer only)	• Not applicable	• Attract and retain talent • Provide competitive compensation • Provide reasonable security to allow executives to perform at their best level

Executive Perquisites

•

Company-leased vehicle or car allowance

•

Semi-annual health physical for executives at Senior Vice Presidents level and above

•

Relocation benefits on a case-by-case basis

•

Vacation and Sabbatical leave program

		• Not applicable	• Attract and retain talent • Provide competitive compensation • Promote health and wellbeing of senior executives (executive physical perquisite, vacation and sabbatical leave program only)

        Factors Considered in Making Compensation Decisions.    Our compensation strategy is flexible and enables us to appropriately differentiate and reward executives by taking into account:

  •
  Company financial and operational performance;

  •
  The executive's individual performance, experience and qualifications;

  •
  The scope of the executive's role;

  •
  The level of total compensation for our other executives; and

  •
  Competitive market data, which helps us evaluate how our executive pay levels compare to others in our industry and within the market in which we compete for talent.

        All of the factors set forth above are considered by the Compensation Committee in establishing Named Executive Officer compensation, in a subjective manner, without any specific formula. For additional information regarding elements of compensation, please refer to the graphs below entitled "CEO Target Pay" and "Other NEO Target Pay" as well as the section below, entitled "Principal Elements of Compensation."

Pay for Performance

        We believe in driving high performance by tying compensation to our financial, operating, and strategic goals and results, and by providing appropriate rewards. The Compensation Committee considers our competitive environment and historical financial performance when establishing performance targets for the next fiscal year. The Compensation Committee adjusts base salary and performance incentive compensation to reward Named Executive Officers when our financial and strategic objectives are accomplished and may withhold or limit salary increases and disapprove or reduce performance incentive compensation when we fail to fully accomplish our goals and drive results.

        Consistent with our belief in pay for performance, we design our executive compensation program, and particularly the compensation of our Chief Executive Officer, to reflect the Company's performance and our stock performance over time. For example, for fiscal year 2015, Mr. Overton received 110% of his target bonus as a result of the Company achieving in excess of 102% of its targeted consolidated operating income objective as well as 100% of its strategic objectives. For fiscal year 2014, while we achieved 100% of our strategic objectives, we did not achieve our Company-wide targeted consolidated operating income objective and, thus, Mr. Overton received only 25% of his target bonus. (See "Fiscal 2014 Performance Objective Achievement" below.) With respect to long-term incentives (targeted for fiscal 2015 at approximately 63% for our Chief Executive Officer's total target compensation), the potential gains that could be realized from option exercises and restricted share and unit vesting are directly impacted by our continued ability to drive even better financial performance in the future, resulting in increased share price. In addition, long term incentives, including stock units and restricted shares granted to our other Named Executive Officers in 2015 and 2016 also included stockholder approved performance criteria as a condition for vesting.

        Starting in 2016, the Compensation Committee added a three-year performance target based upon growing EPS and a two-year or three-year performance target, based upon achieving a specified EBITDA, as performance conditions to vesting two-thirds, cumulatively, of the equity we granted under our long-term incentive program. Significant research was conducted to select the correct performance metric, appropriate goal levels, and amount of awards. See "Equity-Based Compensation" below for a full discussion of our equity awards.

        In order to assess whether or not compensation strategies are rewarding high performance, the Compensation Committee looks at different analytical assessments, including an alignment methodology performed by Farient Advisors, which assesses the relationship between our Named Executive Officers' compensation and the Company's long-term performance. In addition to conducting quantitative analyses commonly relied upon by independent proxy governance organizations to test the alignment of our Chief Executive Officer's pay and performance, Farient Advisors also used its proprietary pay for performance alignment model to test the alignment of our Chief Executive Officer's average annualized performance-adjusted compensation ("PAC") (including salary, actual bonus, and the performance-adjusted value of long-term incentives) and performance, as indicated by total stockholder return ("TSR", defined as stock price appreciation plus dividends, as if those dividends had been reinvested in the Company's stock, over time). In doing so, Farient Advisors compared our Chief Executive Officer's average annualized PAC over successive three-year rolling periods (beginning with the three-year period from January 1, 2003 to December 31, 2005 and ending with the three-year period from January 1, 2013 to December 31, 2015) to our compound annual TSR for the same three-year rolling periods and tested the results against the companies in our executive compensation peer group identified in the section entitled "Market Positioning, Comparison Group for Fiscal 2015" (excluding Chipotle Mexican Grill, Inc. due to its pay practices being substantially different than that of the other peer group companies). As indicated by the chart below, Farient Advisors' analysis of the Company's pay for performance shows that our Chief Executive Officer's pay historically has been and continues to be strongly aligned with the Company's performance and, accordingly, our stockholders' interests. This is indicated by the fact that our Chief Executive Officer's annualized PAC has trended with the Company's performance over time. Specifically, when our TSR is higher, our Chief Executive Officer's PAC is higher, and conversely, when our TSR is lower, our Chief Executive Officer's PAC is lower. In addition, Farient Advisors' analysis indicated that our Chief Executive Officer's average annual PAC, considering the Company's size and performance, has been and continues to be reasonable. Farient Advisors considers PAC to be reasonable for companies that generally pay chief executive officers on a performance-adjusted basis, below the upper boundary of a competitive pay range that Farient Advisors deems to be acceptable based on a company's size, peer group pay practices, and performance. See "Market Positioning-Executive Compensation Peer Group" for a description of our executive compensation peer group and how it was selected.

        Additionally, Farient Advisors concluded that we achieved compensation alignment for our Chief Executive Officer through our:

  •
  Consistent use of equity

  •
  Goal-setting in a competitive performance context

  •
  Longer vesting periods for options and restricted stock than our executive compensation peer group(1)

  •
  Clawback and executive stock ownership policies, and

  •
  Chief Executive Officer's significant stock ownership (7.2% of outstanding shares as of the Record Date)

(1)
See "Market Positioning-Executive Compensation Peer Group" for a description of our executive compensation peer group and how it was selected.

 The Cheesecake Factory CEO Total PACTM
vs. ISS Peer Group(1)
Pay for Performance Alignment
Over 3 Year Period Ending in Year Shown

(1)
Excludes data for Chipotle Mexican Grill, Inc. due to its pay practices being substantially different than that of the other executive compensation peer group companies. See "Market Positioning-Executive Compensation Peer Group" for a description of our executive compensation peer group and how it was selected.

        Pay Mix.    A significant portion of our Named Executive Officers' compensation is at risk through short and long-term incentive programs. We do not use specific percentages to allocate between cash and non-cash compensation and short-term versus long-term compensation; however, we believe a significant portion of our Named Executive Officers' pay should be performance-based. For fiscal 2015, 63% of our Named Executive Officers,' other than our Chief Executive Officer, compensation is performance-based. Mr. Overton had and continues to have a proportionately greater percentage (82%) of performance-based compensation as compared to other Named Executive Officers because we believe he has a greater ability to influence both short-term and long-term performance of the Company.

        The following charts show each element of our compensation as a percentage of the target total compensation for our Chief Executive Officer and other Named Executive Officers for fiscal years 2015, 2014 and 2013.

CEO Target Pay

Other NEO Target Pay

        Performance-based pay remains a significant portion of total compensation for our Chief Executive Officer and our other Named Executive Officers, which aligns our executive compensation programs with the interests of our stockholders. This alignment is strengthened further by:

  •
  Longer equity vesting periods than our executive compensation peer group(1) (i.e., generally ratably over five years for nonqualified stock options and over three to five years for restricted stock/units, versus three to four years for such peer group);

  •
  Stock ownership policies for our Named Executive Officers who, along with the members of our Board, as of the Record Date own (or have rights to acquire within 60 days of the Record Date) in the aggregate approximately 8.5% of our common stock; and

  •
  "Clawback" policy (i) requiring key executives, including all Named Executive Officers, to pay back any bonus deemed appropriate by the Audit Committee if we are required by law or applicable accounting or auditing standards to restate our financial statements to correct an accounting error as a result of material noncompliance with financial reporting requirements, and the bonus was directly based on results disclosed in those financial statements (see our "Policy on Reimbursement of Incentive Payments" on our website at investors.thecheesecakefactory.com) (ii) under the terms of our Performance Incentive Plan, allowing the Compensation Committee to cause the cancellation of any bonus and require reimbursement of any bonus by a Named Executive Officer and effect any other right of recoupment of equity or other compensation provided under the Performance Incentive Plan or otherwise in accordance with Company policies and/or applicable law, and (iii) under the terms of our 2010 Stock Plan, allowing the Compensation Committee to cancel any equity award, require reimbursement of any award proceeds or other compensation and effect any other right of recoupment of equity or other compensation provided under the Performance Incentive Plan or otherwise in accordance with Company policies and/or applicable law (see "Clawback Policy" in the "Other Considerations" section of this "Compensation Discussion and Analysis"). Our Policy on Reimbursement of Incentive Payments and Clawback provisions of the Performance Incentive Plan and 2010 Stock Plan collectively form our current "Clawback Policy." The Board has determined that all of our Named Executive Officers as well as our Senior Vice President of Finance and Corporate Controller and Vice President Internal Audit are subject to this policy.

(1)
See "Market Positioning-Executive Compensation Peer Group" for a description of our executive compensation peer group and how it was selected.

Market Positioning

        Our Compensation Committee, in collaboration with our Chief Executive Officer and Senior Vice President of Human Resources, reviews market data related to pay practices among comparable companies, but does not target specific market positioning of pay when determining compensation for individual Named Executive Officers. Rather, the Compensation Committee uses comparative market data as one of several factors when making individual compensation decisions.

        As part of its compensation review process for fiscal 2015, the Compensation Committee reviewed an analysis prepared by Farient Advisors of market pay practices for positions similar to the positions of our Named Executive Officers and other key executives, adjusted to take into account differences, if any, between the scope of our Named Executives Officers' responsibilities compared to their counterparts in positions with similar titles in comparable companies. This analysis used pay comparisons from comparable companies in the restaurant and hotel industry as compiled from their proxy disclosures and other SEC filings as well as two recognized market survey sources, the Mercer Executive Survey and the Chain Restaurant Total Rewards Association (CRTRA) Survey. For the Chief Executive Officer and the Chief Financial Officer, size-adjusted data from the comparable companies listed below was weighted at 50% and the surveys were weighted at 25% each for purposes of determining market pay positions in such analysis. Farient Advisors determined, due to the additional responsibilities assumed by our other Named Executive Officers as compared to their title counterparts at other comparable companies, that there was not sufficient comparable representation in the proxy data, and thus the surveys were weighted at 50% each in such analysis.

        Comparison Groups.    When we compare ourselves to other companies, we must account for differences between us and others in terms of ownership structure, dining industry segment, size and complexity of operations, sourcing pool for executive talent, and other differentiators. We use two different peer groups for purposes of comparison depending upon what matter is being compared. The first comparison group, which we refer to as the "2015 Financial Peer Group" (described below), is used to determine appropriate objectives for our Performance Incentive Plan (see "Fiscal 2015 Performance Incentive Plan Design"). We use this group because their business model, dining industry segment, and operational structure most closely compares with ours. We use the second peer group, which we refer to as the "executive compensation peer group," for executive compensation comparisons and compensation program design comparisons, as we believe this group reflects companies most similar in size and complexity of operations and with which we compete for executive talent.

        2015 Financial Peer Group.    The peer group against which the Compensation Committee compared us for fiscal 2015 (the "2015 Financial Peer Group") is comprised of the following restaurant companies:

BJ's Restaurants	Darden Restaurants	Texas Roadhouse, Inc.

Bloomin' Brands Inc.	Ignite Restaurant Group

Bravo Brio Restaurant Group	Ruby Tuesday

        In order to be in the 2015 Financial Peer Group, each company had to remain publicly traded with units that are at least 75% company-operated. The potential peer group is evaluated by the Compensation Committee on an annual basis. First, all publicly traded, full service restaurants were reviewed for potential inclusion as peers. Next, the group was further segmented into casual dining (including bar and grill) and upscale casual dining, but excluding companies with revenue of less than $250 million. Finally, the Compensation Committee focused on company owned concepts (in which less than 25% of the store units are franchised). Texas Roadhouse, Inc. was added for fiscal 2015 because their franchise structure changed so as to meet our criteria. The Compensation Committee believes the 2015 Financial Peer Group is a sufficiently large sample and was the most representative competitive set for which data is regularly available.

        2015 Executive Compensation Peer Group.    The Compensation Committee reviewed the composition of our executive compensation peer group to ascertain whether the group of companies we use as part of our compensation analyses adequately represented those companies that are similar to us in size and complexity of operations and with whom we compete for executive talent. The companies against which we compared ourselves for Named Executive Officers' compensation decisions made for fiscal 2015 were comprised of the following companies that (i) had revenue between $600 million and $5.5 billion (approximately 0.3 times to 2.5 times our revenue), and (ii) in the aggregate, had an overall median revenue of $1.9 billion, which was approximately equal to our revenue:

BJ's Restaurants	Chipotle Mexican Grill	Red Robin Gourmet Burgers

Bloomin' Brands Inc.	Darden Restaurants(1)	Ruby Tuesday

Bob Evans Farms	DineEquity	Texas Roadhouse

Brinker International	Hyatt Hotels Corp.	Wyndham Worldwide Corp.

Buffalo Wild Wings	Ignite Restaurant Group

Cracker Barrel Group	Panera Bread Company

(1)
Included in our comparison group because of its importance as an industry leader in casual dining, even though its revenues are greater than the $5.5 billion upper range limit.

        Due to the size differences among these companies and us, Farient Advisors used regression analyses to size-adjust the results and corroborated the findings with data from our survey sources.

        While this comparison group provides the Compensation Committee with an important general frame of reference, the Compensation Committee does not target our Named Executive Officers' compensation at any specific percentile or within a specific range of the executive compensation peer group's pay levels. Based upon its review of the size-adjusted competitive market data for the companies set forth above and the Company's stock price assumptions applicable during the period in which compensation levels were being reviewed, the Compensation Committee determined the appropriate total direct compensation (which includes base salary, short-term incentive bonus, and long-term incentives) for fiscal 2015. For our Chief Executive Officer, a significant shift in the compensation of this peer group from the time at which we set our executives' compensation for fiscal 2015 resulted in our Chief Executive Officer being positioned at approximately the 75th percentile compared to our executive compensation peer group, even with the Compensation Committee granting no increase to his compensation for fiscal 2015. For our other Named Executive Officers as a group, the data resulted in them being positioned at approximately the 50th percentile compared to our executive compensation peer group.

        2016 Executive Compensation Peer Group.    In the last quarter of fiscal 2015, the Compensation Committee again reviewed the composition of our executive compensation peer group for compensation decisions to be made for fiscal 2016. No changes were made to the executive compensation peer group as the underlying financial assumptions remained relatively stable year over year.

        For fiscal 2016, the Compensation Committee reviewed the competitive pay data presented by Farient Advisors, which indicated that executive pay generally remained flat to modest with increases of approximately three percent (3%) overall, and agreed that considering the pay positioning of our executive compensation peer group, increases in the range of 3% were appropriate, excluding our Chief Executive Officer. These increases (described in greater detail below) position our Named Executive Officers' total direct compensation at between the 50th and 75th percentile of the executive compensation peer group's pay levels. For the Chief Executive Officer, the Committee found that the compensation paid to comparable positions in our executive compensation peer group increased substantially since 2015, resulting in Mr. Overton's current total direct compensation being at approximately the 60th percentile of the executive compensation peer group's pay levels. The Committee determined that maintaining a substantially similar level for 2016 would be appropriate and approved a 2% increase in Mr. Overton's total direct compensation (attributable only to increases in long-term incentive compensation).

Principal Elements of Compensation

        Base Salary.    In accordance with our compensation objectives, base salaries for our Named Executive Officers are determined by the Compensation Committee and administered to reflect the individual executive's career experience, contribution and performance, as well as the value of the position relative to the marketplace. During its annual review of base salaries, the Compensation Committee has historically considered each Named Executive Officer's performance during the prior year and the recommendations of our Chief Executive Officer (except with respect to his own compensation), as well as market data provided by Farient Advisors, as discussed above.

        Without using any particular formula or assigning a specific weight to any factor, the Compensation Committee also considers:

        Our overall performance, including our performance as compared to certain performance objectives established under our 2015 Amended and Restated Annual Performance Incentive Plan ("Performance Incentive Plan) for the applicable fiscal year;

  •
  The role each Named Executive Officer played and his or her contributions in driving our overall performance; and

  •
  As a general point of reference, the market position of our Named Executive Officers' compensation as compared to the executive compensation peer group, as discussed above (see "Market Positioning" above)

        The following chart shows the annualized base salaries for our Named Executive Officers for fiscal years 2016, 2015 and 2014 and their respective increases, which the Compensation Committee determined were reasonable and appropriate based on the factors described above.

FISCAL 2016, 2015 and 2014 ANNUALIZED BASE SALARIES

	Fiscal 2016		Fiscal 2015		Fiscal 2014

Name and Principal Position	$	% Increase	$	% Increase	$

David Overton Chairman of the Board and Chief Executive Officer	$995,000	0.0%	$995,000	0.0%	$995,000

David Gordon President, The Cheesecake Factory Incorporated	$575,000	5.5%	$545,000	3.8%	$525,000

W. Douglas Benn Executive Vice President and Chief Financial Officer	$515,000	3.1%	$499,500	3.0%	$485,000

Debby R. Zurzolo Executive Vice President, General Counsel and Secretary	$482,000	3.3%	$466,500	3.1%	$452,500

Max S. Byfuglin President, The Cheesecake Factory Bakery Incorporated	$425,000	3.2%	$412,000	3.0%	$400,000

        Annual Cash Performance Incentive Compensation.    Annual cash performance incentive compensation under the Performance Incentive Plan ("Bonus") for our executives is based on our performance against specific financial and strategic objectives approved by our stockholders at the 2015 annual meeting, such as earnings per share, sales growth, consolidated income from operations, customer satisfaction, product development, net operating profit, cash flow, and/or market share and revenues, among others.

        Each executive is assigned a threshold, target and maximum bonus opportunity, all calculated as a percentage of base salary, and he or she may earn a Bonus within that range based on the level of the Company's achievement of performance objectives. At the beginning of each fiscal year, the Compensation Committee establishes both the performance objectives and the formula for computing the Bonus if the performance objectives are achieved within such range. Bonuses are payable, if at all, in the first quarter of the following fiscal year, after the Compensation Committee verifies performance relative to the pre-established objectives and certifies to what extent, if any, Bonuses were earned within the range between and including the threshold and the maximum bonus opportunity.

        The Compensation Committee retains negative discretion under our Performance Incentive Plan with respect to payment of Bonuses and may award Bonuses that are less than, and may not award any non-discretionary Bonuses that are higher than, the ranges established under such plan for the applicable fiscal year. In addition, under the terms of our Performance Incentive Plan, the amount of any individual Bonus in any fiscal year may not exceed $2.5 million.

        Fiscal 2015 Performance Incentive Plan Design.    For fiscal 2015, the Compensation Committee established the following minimum, threshold, target and maximum bonus opportunities by position for our Named Executive Officers under our Performance Incentive Plan. Actual payouts depend upon performance results with ranges as follows:

	Performance Incentive Plan Bonus as % of Pro-rated Salary(1)

Name	Minimum	Threshold(2)	Target(3)	Maximum(4)

Chief Executive Officer	0%	20.6%	110%	192.5%

President	0%	14.1%	75%	131.3%

Executive Vice President	0%	12.2%	65%	113.8%

Subsidiary President	0%	12.2%	65%	113.8%

(1)
Awards are calculated based upon the Named Executive Officer's effective salary for fiscal 2015 and reflect a prorated amount of base salary for fiscal year 2015 as a result of salary adjustments occurring prior to ninety (90) days from the commencement of the fiscal year.

(2)
The threshold award assumes the achievement of 85% of the Company-wide operating income target and none of the strategic objectives.

(3)
The target award assumes the achievement of 100% of the Company-wide operating income target and 100% of the strategic objectives.

(4)
The maximum award assumes achievement of 115% or more of the Company-wide operating income target and 100% of the strategic objectives.

        Under the Performance Incentive Plan for 2015, for executives other than those in our bakery division, the Compensation Committee established that 75% of potential awards would be based on a Company-wide consolidated operating income objective and that 25% would be based on strategic objectives. However, the 25% of potential awards based on strategic objectives only could be achieved if the Company also achieved a threshold consolidated operating income objective the achievement of which, in and of itself, would not result in any award. For our bakery division executives, the Compensation Committee established that 50% of potential awards would be based on a bakery division operating income objective, 25% of would be based on a Company-wide consolidated operating income objective, and 25% would be based on bakery division strategic objectives. However, the 25% of potential awards based on bakery division strategic objectives only could be achieved if the bakery also achieved a threshold bakery division consolidated operating income objective the achievement of which, in and of itself, would not result in any award.

        For fiscal 2015, the Compensation Committee approved the following potential payout schedules for executives of both the Company as a whole and our bakery division:

Fiscal 2015 Company Bonus Schedule (excludes Bakery)

Company Operating Income Achievement (75% weight)	Award Payout %	Company Strategic Initiative Achievement (25% weight)(3)	Award Payout %

115%	200% (max)	100%	100% (max)

101%-114%	+ approx. 6.7% of award for 1% additional achievement(1)	1%-99%	+1% of award for 1% additional achievement(4)

100%	100% (target)	0%	0%

86%-99%	+5% of award for 1% additional achievement(2)

85%	25% (threshold)

<85%	0%

(1)
For example, 101% achievement would pay out at approximately 107%; 102% achievement would pay out at approximately 113%; up to a maximum of 200% at 115% achievement.

(2)
For example, 86% achievement would pay out at 30%; 87% achievement would pay out at 35%.

(3)
Required achievement of a Company-wide threshold consolidated operating income objective of $130 million.

(4)
For example (assuming achievement of a Company-wide threshold consolidated operating income objective of $130 million), 50% achievement would pay 50% of award and 85% achievement would pay 85% of award.

Fiscal 2015 Bakery Bonus Schedule

Bakery Operating Income Achievement (50% weight)	Award Payout %	Company Operating Income Achievement (25% weight)	Award Payout %	Bakery Strategic Initiatives Achievement (25%)(3)	Award Payout %

115%	200% (max)	115%	200% (max)	100%	100% (max)

101%-114%	+ approx. 6.7% of award for 1% additional achievement(1)	101%-114%	+ approx. 6.7% of award for 1% additional achievement(1)	1%-99%	+1% of award for 1% additional achievement(4)

100%	100% (target)	100%	100% (target)	0%	0%

86%-99%	+5% of award for 1% additional achievement(2)	86%-99%	+5% of award for 1% additional achievement(2)

85%	25% (threshold)	85%	25% (threshold)

<85%	0%	<85%	0%

(1)
For example, 101% achievement would pay out at approximately 107%; 102% achievement would pay out at approximately 113%; up to a maximum of 200% at 115% achievement.

(2)
For example, 86% achievement would pay out at 30%; 87% achievement would pay out at 35%.

(3)
Required achievement of a bakery specific threshold consolidated operating income objective of $7.5 million.

(4)
For example (assuming achievement of a Company-wide threshold consolidated operating income objective), 50% achievement would pay 50% of award and 85% achievement would pay 85% of award.

  Fiscal 2015 Performance Objectives.

        At the time the Compensation Committee was considering financial and strategic performance objectives for our Performance Incentive Plan for fiscal 2015, industry experts, such as Technomic, were forecasting modest sales growth trends for fiscal 2015 as compared to both 2014 and 2013. While consumer confidence had improved somewhat, the underlying drivers of under-employment and slow discretionary income growth had not changed significantly and continued to negatively impact the Company's assumptions around customer traffic growth and the ability to take pricing which otherwise might have driven a potential increase in average check. Casual dining was expected to have significant cost headwinds and uncertainty in fiscal 2015, including wage increases and ongoing commodity volatility. Also, the Company, in particular, was expected to continue to experience higher than historical levels for health costs, primarily resulting from continued unusually high individual claims.

        Given these concerns, any of which could adversely impact stockholder value, the Compensation Committee decided to continue to select operating income as the most heavily weighted performance target. Operating income is a key driver of stockholder value in that it (i) affects not only earnings per share but also overall cash flow from operations, (ii) supports return on invested capital percentage rates, and (iii) is a key driver of a publicly traded restaurant company's stock multiple. With respect to the specific operating income goals for the Company as a whole, the Compensation Committee took into consideration the operating environment for casual dining restaurant companies that was anticipated for fiscal 2015, Company specific attributes such as certain cost factors and development and growth objectives, as well as ensuring general alignment with the Company's publicly announced longer-term strategic priorities. At the time these goals were established, the Company stated that its financial objective was to deliver mid-teens earnings per share growth, on average, over the next five years. The operating income growth objectives, when combined with the targeted share repurchase program announced by the Company, were consistent with this longer-term earnings growth positioning. In addition, the operating income goals were consistent with the Company's annual operating plan approved by the Board for fiscal 2015.

        Additional factors considered by the Compensation Committee included:

  •
  The appropriate rate of growth of our operating income;

  •
  The role of operating margin as a primary driver of value creation within the restaurant industry, due in part to the low overall sales growth, and use of an executive compensation peer group(1) relative measure to appropriately account for commodity cost movements, and macro or industry-wide cycles;

  •
  The importance of continuing international expansion, of supporting the operational excellence of our licensed partners, and of mitigating certain risks in specific international markets;

  •
  The importance of technology and infrastructure security and of enhancements to cyber environment risk mitigation and disaster recovery;

  •
  The importance of enhanced commodities management to control costs; and

  •
  Volatility in healthcare costs.

(1)
See "Market Positioning-Executive Compensation Peer Group" for a description of our executive compensation peer group and how it was selected.

        Additionally, the Compensation Committee considered factors that were important to the continued growth and success of our bakery division, including:

  •
  Appropriate growth of our bakery division's operating income;

  •
  Improving talent and engagement of staff members in the bakery;

  •
  Improving profitability of external bakery business which showcases and leverages our brand; and

  •
  Enhancing bakery sales and marketing strategy through improved go-to-market processes and supporting the Company's international intellectual property strategy.

        Taking all of these factors into account, the Compensation Committee set the following performance objectives under the Performance Incentive Plan for fiscal 2015, which the Compensation Committee believed at that time were appropriate, reasonably difficult to achieve and, if achieved, would likely deliver significant value to the Company and our stockholders:

2015 Targets for Executives Other than Bakery Division

Weight	Performance Targets
75%	Company consolidated operating income target of $163.6 million(1).
25%	Additional strategic objectives, including:
• Minimum consolidated operating income threshold of $130 million for any strategic objectives to pay out(2).
• Fiscal 2015 operating margin greater than the average of our 2015 Financial Peer Group(3).

•

Continued international expansion and operational excellence objectives, including specific milestones for Latin America, Asia and the Middle East. Depending on the specific issues facing us in each of these geographic areas, these milestones included objectives concerning improving local product approval processes, improving supply chain, reducing pre-opening and construction costs, enhancing labor programs, conducting business reviews, opening/approving new sites and conducting cultural training. This performance target also required the Company to develop media crisis response plans for certain international areas.

•

Technology and infrastructure scalability, security and disaster recovery objectives, including outsourcing our financial accounting infrastructure, implementing an end-to-end encryption solution for credit card data, enhancing our active directory environment, and improving our data recovery solutions.

•

Enhanced commodities management objectives, including establishing a cross functional oversight committee and increasing use of risk management strategies, tools, and outside resources to help identify areas of quantifiable commodities risk and opportunity in a more timely and actionable manner.

(1)
See "Fiscal 2015 Performance Objectives" for a discussion regarding the Compensation Committee's considerations when selecting this target. See "Fiscal 2015 Company Bonus Schedule" for award payout percentages based upon achievement of Company-wide operating income objective, with 85% threshold achievement required for payment of any award. This threshold target of Company-wide operating income objective was intended to reward substantial achievement of the Company's financial objective. If achieved, this consolidated operating income target would equal a 12.5% increase over fiscal 2014 consolidated operating income of $145.4 million.

(2)
This threshold target based upon a Company-wide operating income objective was intended both to satisfy the requirements under Code Section 162(m) that performance-based compensation be paid only on account of attainment of pre-established and objective performance goals that have been approved by the stockholders and to provide a threshold target of consolidated operating income before rewarding achievement of any strategic objectives. If achieved, this threshold consolidated operating income target would equal 89% of fiscal 2014 consolidated operating income of $145.4 million and approximately 80% of the 2015 consolidated operating income target.

(3)
See "Market Positioning-2015 Financial Peer Group" for a description of our 2015 Financial Peer Group and how it was selected.

2015 Targets for Bakery Division Executives (including Mr. Byfuglin)

Weight	Performance Targets
50%	Bakery division operating income target of $9.7 million(1).
25%	Company-wide consolidated operating income target of $163.6 million(2).
25%	Additional strategic objectives, including:
• Minimum bakery specific consolidated operating income threshold of $7.5 million prior to any strategic objectives to pay out(3).

•

Engage bakery staff in a culture of excellence, by improving talent and engagement by communication improvements, with primary focus on work-group level teamwork and recognition; implementing a more selective pre-employment screening process for hourly production staff; developing an engagement survey and implementing higher frequency usage of such survey; and achieving a specified percentage increase in overall annual, engagement survey scores.

• Improve profitability of external bakery business by achieving certain cost of sales requirements and minimum sales objectives, and by managing overhead costs to budgeted levels.

•

Enhance sales and marketing strategy by strengthening and streamlining systematic go-to-market processes (as demonstrated with documented analysis and standard operating procedures); and supporting Company international trademark strategy by executing bakery sales in certain designated international markets.

(1)
When selecting the bakery operating income target, the Compensation Committee considered the bakery division's role in helping the Company achieve its strategic priorities. Factors considered included, but were not limited to the bakery division's direct support of our restaurant division (as its largest customer); the forecasted economic conditions and expected operating environment for casual dining restaurants (see "Fiscal 2015 Performance Objectives"); the total Company financial performance objectives and the specific rate of return targeted to be generated by the bakery division. If achieved, this bakery operating income target would equal a 246.4% increase over fiscal 2014 bakery operating income of $2.8 million.

(2)
See "Fiscal 2015 Performance Objectives" for a discussion regarding the Compensation Committee's considerations when selecting this target. See "Fiscal 2015 Company Bonus Schedule" for award payout percentages based upon achievement of Company-wide operating income objective, with 85% threshold achievement required for payment of any award.

(3)
This threshold target is intended both to satisfy the requirements under Code Section 162(m) that performance-based compensation be paid only on account of attainment of pre-established and objective performance goals that have been approved by the stockholders and to provide a threshold target of bakery specific consolidated operating income before achievement of any bakery strategic objectives. If achieved, this bakery operating income target would equal approximately 268% of fiscal 2014 bakery consolidated operating income of $2.8 million and approximately 77% of the bakery's 2015 consolidated operating income target.

        The performance targets were selected from a stockholder-approved list of performance incentive targets under our Performance Incentive Plan intended to qualify for deductibility by us under Section 162(m) of the Code. However, due to the complexities of Section 162(m) and technical requirements related thereto that may change from time to time, we can provide no assurance regarding deductibility under Section 162(m) of the Code.

        Fiscal 2015 Performance Objective Achievement:    In February 2016, the Compensation Committee reviewed our performance against the Company's performance objectives for fiscal 2015 and certified that we achieved the following results:

	Target	Actual	Performance vs. target
Operating Income Target (75% of award)(1):
Fiscal 2015 Company consolidated operating income	$163.6 million	$167.4 million	102%
Strategic Initiatives (25% of award)(2):
Threshold operating income	$130 million	$167.4 million	100%(2)
—Fiscal 2015 operating margin greater than the average of the 2015 Financial Peer Group(3)	>5.6%	8.1%(4)	Achieved
—Continued international expansion and operational excellence objectives(5)			Achieved
—Technology and infrastructure scalability, security and disaster recovery(5) objectives.			Achieved
—Commodities management objectives(5)			Achieved

(1)
Achievement of the consolidated operating income objective is measured only after accruals for performance achievement awards have been made, and excluding effect of items we do not consider indicative of our ongoing operations such as FAS 144 impairment charges, acquisitions & divestitures, significant accounting changes, unplanned restructuring costs and gain/loss on the sale of assets.

(2)
Payable only if threshold operating income target of $130 million is achieved. Maximum payout for strategic objectives is 100% of target.

(3)
See "Market Positioning-2015 Financial Peer Group" for a description of our 2015 Financial Peer Group and how it was selected.

(4)
Achieved fiscal 2015 operating margin 2.5% greater than our 2015 Financial Peer Group.

(5)
For a discussion of these specific milestones, see "2015 Targets for Executives Other than Bakery Division."

        The Compensation Committee then reviewed our bakery division's performance against its performance objectives for fiscal 2015 and certified that the bakery division achieved the following results:

	Target	Actual	Performance vs. target
Bakery Operating Income Target (50% of award):
Fiscal 2015 bakery division operating income	$9.7 million	$10.3 million	107%
Company Consolidated Operating Income (25% of award)(1):
Fiscal 2015 Company consolidated operating income	$163.6 million	$167.4 million	102%
Bakery Strategic Objectives (25% of award)(2):
—Threshold bakery operating income	$7.5 million	$10.3 million	100%(2)
—Improve talent and engagement of bakery staff members in the bakery(3)			Not Achieved
—Improve profitability of external bakery business(3)			Achieved
—Strengthen and streamline systematic processes and marketing strategy by specified objectives and support Company's international intellectual property strategy by specified objectives(3)			Partially Achieved

(1)
Achievement of the consolidated operating income objective is measured only after accruals for performance achievement awards have been made, and excluding effect of items we do not consider indicative of our ongoing operations such as FAS 144 impairment charges, acquisitions & divestitures, significant accounting changes, unplanned restructuring costs and gain/loss on the sale of assets.

(2)
Payable only if bakery consolidated operating income is at least $7.5 million. Maximum payout for strategic objectives is 100% of target. While the threshold bakery consolidated operating income amount was exceeded, the Compensation Committee determined that our bakery division achieved 58.3% of its other strategic objectives for fiscal 2015.

(3)
For a discussion of these specific milestones, see "2015 Targets for Bakery Division Participants (including Mr. Byfuglin)."

        The following payout percentages, as a percentage of the target opportunity, were then calculated based on the payout schedules approved by the Compensation Committee as set forth above:

Company:

Component	% Attained	% Payout	Weighted	Actual Payout as % of Target

Company Consolidated Operating Income	102%	113.3%	75%	85%

Strategic Objectives	100%	100%	25%	25%

Total Award				110%

Bakery Division:

Component	% Attained	% Payout	Weighted	Actual Payout as % of Target

Bakery Operating Income	107%	146.7%	50%	73.34%

Company Consolidated Operating Income	102%	113.3%	25%	28.33%

Bakery Strategic Objectives	58.3%	58.3%	25%	14.58%

Total Award				116.25%

        As a result of the Company's fiscal 2015 performance, our Named Executive Officers received performance incentive awards under our fiscal 2015 Performance Incentive Plan, as follows:

Name	Target Performance Incentive as % of Salary	Actual Payout as % of Target	Actual Payout as % of Salary(1)	2015 Performance Incentive Award

David Overton	110%	110.0%	121.0%	$1,203,950

David Gordon	75%	110.0%	82.5%	$446,769

W. Douglas Benn	65%	110.0%	71.5%	$355,348

Debby R. Zurzolo	65%	110.0%	71.5%	$331,815

Max S. Byfuglin	65%	116.3%	75.6%	$309,746

(1)
Refer to "Summary Compensation Table."

  Fiscal 2016 Performance Incentive Plan Design.

        In late fiscal 2015 and early fiscal 2016, the Compensation Committee, with the assistance of Farient Advisors, reviewed the design of our performance incentive program for fiscal 2016 under the Performance Incentive Plan and made no changes in the plan design with respect to the potential payout schedules for fiscal 2016 for either the Company as a whole or our bakery division.

Equity-Based Compensation

        We believe that equity-based compensation should be a significant component of total executive compensation to align executive compensation with our long-term performance and to encourage executives to make value-enhancing decisions for the benefit of our stockholders. Each of our Named Executive Officers is eligible to receive equity compensation, which historically consisted of a mix of nonqualified stock options and restricted stock, and more recently, restricted stock units, to encourage a focus on long-term stockholder value and to foster long-term retention. In 2016 we revised our equity-based compensation program to introduce additional performance criteria as a condition to vesting restricted stock units. For a description of these performance criteria, see the section below entitled "Equity Grants in 2016."

        Nonqualified stock options.    The Compensation Committee believes that nonqualified stock options are an appropriate equity vehicle for a portion of long-term equity compensation because they are intrinsically performance-based since they provide value only if our stock price increases over time, which aligns our executives' interests with those of our stockholders. Our stock option grants generally have a five-year prorated vesting period and are exercisable over an eight-year period from grant, once vesting has occurred.

        Restricted Stock Units.    The Compensation Committee historically granted a portion of equity awards in the form of restricted shares of our Company's common stock, not only to align our executives' interests with those of our stockholders with respect to increases in stock value, but also to enhance executive retention, since the executive would receive some economic value even if our stock price were to remain flat or decline (provided that the executive remains with the Company for a minimum period of time, historically starting at three years). Commencing in 2013 for our Chief Executive Officer, and in 2014 for all of our other Named Executive Officers, the restricted share grants all were conditioned upon the Company achieving a long-term financial goal measured by cumulative EPS over a two-year period or, if the goal was not initially achieved, a three-year period. If the goal was achieved, 60% of the award would vest after three years from the grant date, and the remaining 40% of the award would be subject to time-based vesting equally over two years. Commencing in 2016, two-thirds of the equity granted to Named Executive Officers will be in the form of restricted stock units (versus restricted shares), subject to specified financial goals and time-based vesting as described below.

        Optimizing Share Usage.    Because we approach equity compensation grants by considering the overall value of the grant (as opposed to a focus on the number of nonqualified stock options, restricted shares, and/or stock units granted), as our stock price increases, we anticipate using fewer shares overall, while still delivering equivalent value to our executives. In addition, the combined use of nonqualified stock options, restricted shares and stock units reduces our total share usage versus granting only nonqualified stock options. The Compensation Committee approves equity grants to all staff members, including Named Executive Officers and other executives and, in doing so, considers past grants, corporate and individual performance, the valuation of grants, and recommendations of our Chief Executive Officer and its consultant, Farient Advisors. The Compensation Committee has not established formal guidelines or performance criteria for the size of individual equity grants for our Named Executive Officers. However, the Compensation Committee considers total direct compensation market data in making such decisions. See "Market Positioning" above.

        Our equity incentive program includes our restaurant general managers, executive kitchen managers, area directors and area kitchen operation managers. Grants under this program provided for nonqualified stock options in the past and now provide for stock units. These stock units vest at the end of an initial five-year period commencing upon entry into the respective position. Additional grants of stock units typically occur every five years thereafter, vesting over a three-year to five-year period, while the individual continues to serve in our management program. We believe that making these awards at the restaurant management level encourages our managers to think and act as business owners, assists in long-term retention of restaurant management, and aligns our managers' interests with those of our stockholders.

        The exercise price of nonqualified stock options is the closing price of our stock on the grant date, which is also used to calculate the grant date fair value of shares of restricted stock and restricted stock units. We do not time our release of material non-public information for the purpose of affecting the value of our executives' compensation, nor do we time our grants of equity-based compensation to take advantage of material non-public information. While our equity plan allows awards to be made on a more frequent basis, our Compensation Committee generally makes grants to our corporate executives, including our Named Executive Officers, on an annual basis, except in the case of newly hired executives, mid-year promotions or other extraordinary events. We believe that making awards on an annual basis enables the Compensation Committee to evaluate individual and corporate performance over a reasonable period of time and to adjust the size and terms of the equity grants accordingly. Our equity grant procedures are available on our website at investors.thecheesecakefactory.com, by clicking on the link for "Corporate Governance."

        Equity Grants in 2015.    Following its historical practices and as part of its annual review of executive compensation, in March 2015, the Compensation Committee approved grants of nonqualified stock options and restricted shares as set forth below to our Named Executive Officers in recognition of their performance during fiscal 2014 and expected future contributions, and to target competitive compensation levels appropriate to the executive's tenure in his or her role:

Name	Number of Nonqualified stock options(1)	Number of Restricted Shares(2)	Value of Combined Grants (thousands)

David Overton	135,000	35,000	$3,593

David Gordon	25,500	7,700	$731

W. Douglas Benn	14,500	5,200	$455

Debby R. Zurzolo	13,000	4,400	$395

Max S. Byfuglin	12,000	3,800	$352

(1)
The nonqualified stock options were granted at an exercise price of $48.01 per share, the fair market value of our common stock on the date of grant. The options vest at a rate of 20% per year over five years and expire in eight years.

(2)
The restricted shares are subject to achievement of a performance condition approved by stockholders under the 2010 Stock Plan, which condition provides that vesting of the award is subject to the Company's diluted EPS being equal to or greater than (i) a combined, cumulative target for 2015 and 2016, or (ii) a combined, cumulative target for 2015, 2016 and 2017, whichever occurs earlier. If the performance condition is satisfied, the grants then would be subject to time-based vesting at the rate of 60% of the shares on March 5, 2018 and 20% of the shares on each of March 5, 2019 and March 5, 2020. The performance condition and achievement level will be disclosed after the performance condition is achieved or determined to have not been achieved.

        Equity Grants in 2016.    As part of its annual review of executive compensation, in March 2016, the Compensation Committee determined that an equity mix of approximately one-third nonqualified stock options, one-third restricted stock units (subject to EPS performance condition) and one-third restricted stock units (subject to EBITDA performance condition) best aligns the interests of our executives with those of our stockholders and the long-term performance of the company. In the future, this allocation may vary, new performance targets may be chosen and new forms of equity may be used.

        In March 2016, the Compensation Committee approved grants under the 2010 Stock Plan of nonqualified stock options and restricted stock units as set forth below to our Named Executive Officers in recognition of their performance during fiscal 2015 and expected future contributions, to target competitive compensation levels appropriate to such executive's tenure in his or her role, and to align their interests with the long-term interests of our stockholders:

Name	Number of Nonqualified stock options	Number of Restricted Stock Units-EPS Target	Number of Restricted Stock Units-EBITDA Target	Value of Combined Grants (thousands)(1)

David Overton	82,000	25,000	25,000	$3,729

David Gordon	19,300	5,750	5,750	$864

W. Douglas Benn	10,200	3,050	3,050	$458

Debby R. Zurzolo	8,900	2,650	2,650	$398

Max S. Byfuglin	8,100	2,400	2,400	$361

(1)
Based upon the fair market value of $50.26 per share, which amount was the closing price of our common stock on the date of grant.

        Nonqualified stock options.    One-third of the equity granted to Named Executive Officers in 2016 was in the form of options to purchase the Company's common stock, granted at an exercise price of $50.26 per share, which was the closing price of our common stock on the date of grant. The options are subject to time-based vesting at a rate of 20% per year over five years and expire eight years from the date of grant.

        Restricted Stock Units (with EPS Performance Condition).    EPS is one of the performance conditions approved by stockholders under the 2010 Stock Plan. Significant research was conducted to select the correct performance metric, appropriate goal levels, and amount of awards. One-third of the equity granted to Named Executive Officers in 2016 was in the form of restricted stock units subject to achievement of a three-year EPS performance target. These grants provide that the award and the number of shares vesting are subject to achieving a targeted cumulative diluted EPS for fiscal years 2016, 2017, and 2018, measured once after the end of the 2018 fiscal year. Fiscal year 2016 was the first time the Compensation Committee granted restricted stock units with a defined three-year performance hurdle and a one-time ability to achieve such goal under the 2010 Stock Plan. The Compensation Committee determined that it was appropriate to include this type of award in the long-term incentive program to achieve even more alignment of pay with Company performance, which is demonstratively connected to shareholder return. This performance condition was selected based upon the following considerations:

  •
  Selection of EPS as an Appropriate Measure:  The Company's commitment to value creation for our stockholders has resulted in mid-teens shareholder return through a combination of EPS growth and dividends. In 2015, we analyzed the relationship between our EPS and stock price over a nine-year period and found a strong correlation (R Square = .71) between EPS growth and increases in our stock price, which suggests that our EPS is closely related to our shareholder return. (See below chart)

        Based on these considerations, the Compensation Committee decided that cumulative EPS growth over a three-year period is an appropriate metric to use for a portion of the restricted stock unit grants.

  •
  Targeted Goal:  In order to set the appropriate targeted goal to measure achievement of the EPS performance condition, the Compensation Committee utilized computational algorithms analyzing our EPS growth over a historical nine-year period (2006-2015) and determined the following probabilities for different payouts depending upon the level of achievement of EPS growth:

Threshold Payout	80-90% Probability
Target Payout	50-60% Probability
Maximum Payout	10-20% Probability

        In addition to such algorithms, the Compensation Committee also evaluated the Company's EPS growth rates versus our executive compensation peer group's EPS, to ensure that the targets and growth rates were reasonable given our industry's historic performance.

  •
  Payout Levels:  The Compensation Committee then determined that these grants should not award achievement of more than the targeted goal beyond a specified reasonable level, in order to avoid unintentionally influencing management to make decisions that could potentially negatively impact stockholders in the long-term. Therefore, the Compensation Committee set the following threshold, target, and maximum levels to be applied to vesting the number of restricted stock units subject to these grants, as follows:

Below Threshold	0% of restricted stock units subject to vesting

Threshold	60% of restricted stock units subject to vesting

Between Threshold and Target	Specified range between 60%-100% of restricted stock units subject to vesting

Target	100% of restricted stock units subject to vesting

Between Target and Maximum	Specified range between 100%-125% of restricted stock units subject to vesting

Maximum	125% of restricted stock units subject to vesting

  •
  Other Considerations.  Satisfaction of the performance condition will be evaluated in the first quarter of fiscal 2019, with no "second chance" of vesting in future years if the cumulative EPS goal is not achieved during 2016, 2017 and 2018. The Compensation Committee retains discretion to pay all or any portion of such award in cash instead of common stock of the Company, but currently has not expressed an intent to do so. When the final number of shares, if any, vesting under the these grants is determined, the restricted stock units then would be subject to time-based vesting at the rate of 60% on March 3, 2019, and 20% on each of March 3, 2020 and March 3, 2021. Due to the sensitivity of EPS forecasts and the demonstrated correlation that EPS has to our stock price, the actual target is not being disclosed at this time. However, the target will be disclosed at the end of the three-year performance period along with the achievement levels and corresponding vesting of restricted stock units, if any, against such target.

        Restricted Stock Units (with EBITDA performance condition).    Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is one of the performance conditions approved by stockholders under the 2010 Stock Plan. Significant research was conducted to select the correct performance metric, appropriate goal levels, and amount of awards. The final one-third of the equity grants to Named Executive Officers in 2016 were in the form of restricted stock units subject to the EBITDA of the Company being equal to or greater than (i) a combined, cumulative target for fiscal 2016 and 2017, or (ii) a combined, cumulative target for fiscal 2016, 2017 and 2018, whichever occurs earlier. If the EBITDA performance condition is satisfied, the grants then would be subject to time-based vesting at the rate of 60% on March 3, 2019, and 20% of the shares on each of March 3, 2020 and March 3, 2021. The Compensation Committee determined that it was appropriate to include this type of award in the long-term incentive program based upon the following considerations:

  •
  Selection of EBITDA as an Appropriate Measure:  EBITDA is one of the restaurant industry's standards for measuring shareholder value creation, and a company's enterprise value is often evaluated as a multiple of EBITDA. Growing this measure over time in absolute terms can be considered a barometer for creating value absent the fluctuations in the financial markets. EBITDA is also a standard proxy for ongoing real cash flow generation. Increasing cash flow from operations is a strong indicator of the performance and health of a company, particularly as measured over a sustained period of time. The measure is objectively calculated from the Company's financial statements and is universally accepted and understood.

  •
  Targeted Goal:  As the restricted stock unit grants are intended to enhance executive retention, the Compensation Committee established reasonable performance goals based upon historical EBITDA growth rates, with an ability to satisfy such performance goals over a two-year or three-year period, while still being subject to a five-year time-based prorated vesting requirement, once the goals are achieved.

  •
  Payout Levels:  Vesting of the entire grant amount is subject to satisfying fixed EBITDA performance goals over a two-year or three-year period, while still being subject to a five-year time-based prorated vesting requirement, once the goal is achieved. There is no adjustment up or down-if the goal is not achieved, 100% of the grant is forfeited.

Retirement Plans

        Nonqualified Deferred Compensation.    We established The Cheesecake Factory Executive Savings Plan ("Executive Savings Plan"), a nonqualified deferred compensation plan, in order to provide a tax-deferred savings vehicle for our "highly compensated" executives (as defined in the Executive Savings Plan), as well as our non-employee directors. At the end of fiscal 2015, over 600 staff members including our Named Executive Officers, other executives, restaurant general managers and executive kitchen managers, and all our non-employee directors, were eligible to participate in the Executive Savings Plan and continue to be eligible in fiscal 2016. At the end of fiscal 2015, all of our Named Executive Officers, approximately 430 other staff members and one non-employee director maintained account balances in the Executive Savings Plan. Additional information regarding this plan appears in this Proxy Statement in the section entitled "Nonqualified Deferred Compensation."

        The Executive Savings Plan permits us to match a portion of participants' contributions with Company contributions, on a pre-tax basis to participants (other than non-employee directors). Since inception, we made a partial matching contribution to the Executive Savings Plan, except during the period of May 2009 through October 2011, when the Company match was suspended. We currently match 25% of the first 4% of salary or bonus deferred. One hundred percent of a participant's bonus, if any, may be deferred and, in 2015, we increased the percent of salary that a participant could defer from 25% to 50%.

        Pension Benefits.    We do not maintain a pension plan for executives or staff members. However, in order to continue to retain Mr. Overton's services as our Chief Executive Officer and in recognition of his unique contributions as our founder, Mr. Overton's employment agreement provides for a "Founder's Retirement Benefit" pursuant to which Mr. Overton (or his beneficiary or estate, if he is deceased) is entitled to fixed annual payments of $650,000 for a period of ten years following his separation from service for any reason, payable in equal monthly installments, as further described in his employment agreement. The current Founder's Retirement Benefit replaced an earlier variable payment benefit provided under Mr. Overton's 2004 employment agreement. Our obligation with respect to the Founder's Retirement Benefit is unfunded and unsecured, and is payable from our general, unrestricted assets. For additional information concerning Mr. Overton's employment agreement, see the section in this Proxy Statement entitled "Employment Agreements," which also describes amounts payable upon termination of employment or change in control.

Other Benefits and Perquisites

        All of our executives, including our Named Executive Officers, are eligible to participate in our broad-based benefit programs, which include medical, dental, vision, life insurance and long-term disability programs, as well as paid vacation and a sabbatical leave program. We provide group term life insurance to our executives, including each of our Named Executive Officers, as well as all other salaried staff members, at the lesser of one times base salary or $750,000. The life insurance benefit is reduced to 65% of base salary at age 65 and 50% of base salary at age 70, with a limit of $750,000. The IRS requires that the portion of the value of such policy exceeding $50,000 be deemed imputed income to the staff member and provides a formula by which the imputed income is calculated.

        We also provide the following perquisites to our executives, including Named Executive Officers, that vary based on the executive's level:

  •
  The choice of a company-leased vehicle or automobile allowance.  This program is also offered to certain other executives, including Restaurant General Managers, Area Directors of Operations, Area Kitchen Operations Managers, and selected additional management positions. Each individual participating in our leased car program is assigned imputed income, according to IRS regulations, for his or her personal use of the automobile or is provided with an automobile allowance, which is subject to taxation at the individual's tax rate. The type of vehicle and amount of allowance varies with the executive's level in the Company.

  •
  A company-paid executive physical every two years.  This program is offered to staff members at the level of Senior Vice President and above, including our Named Executive Officers.

  •
  Relocation expenses.  Relocation expenses are reimbursed in accordance with the terms of any employment agreement or as determined on a case-by-case basis.

  •
  Sabbatical Leave Program.  We provide a sabbatical leave program to eligible active, full-time, salaried corporate staff members, including Named Executive Officers. Eligible staff members may request a paid sabbatical, not to exceed three weeks in duration, only after five years of service and each five years thereafter, in order to participate in an extraordinary life experience proposed by the staff member.

        We believe that these perquisites enhance our ability to attract and retain high-quality talent at a modest cost relative to the benefit we receive from providing these perquisites and helps to elevate our Company as an employer of choice among our competitors and in 2016 FORTUNE® Magazine recognized the Company for the third year in a row as one of the "100 Best Companies to Work For®" . The amounts we paid related to perquisites provided to our Named Executive Officers in fiscal 2015 are disclosed in the section entitled Summary Compensation Table and the accompanying footnotes in this Proxy Statement.

Change in Control

        The Compensation Committee does not think it is generally appropriate to accelerate unvested equity or provide other benefits upon a change in control unless another aggravating factor is present that causes an unfair detriment to our executives, such as a termination without cause, a "constructive termination," or a failure by the acquirer to assume or continue our equity program for executives who remain with the Company following such a change in control (a so called "double trigger"). The Compensation Committee believes that limited acceleration of equity and other severance benefits should be provided if a change in control is accompanied by such double trigger aggravating factors. Under our existing employment agreements, equity incentive plan and award agreements, the Company may provide limited benefits to our Named Executive Officers in the event of a change in control, as described below. For detailed information concerning change in control agreements with our Named Executive Officers, see the section entitled "Potential Payments upon Termination or Change in Control" in this Proxy Statement.

  •
  Acceleration of Benefits without Assumption or Continuation of Awards.  In the event of a change in control in which unvested awards are assumed or continued by the acquirer, no acceleration of vesting of unvested equity awards would occur, and no additional benefit would be payable solely because of a change in control to our Named Executive Officers. Certain of our award agreements and employment agreements provide for acceleration of vesting as of immediately before a change in control only as to any unvested awards which would not be assumed or continued by an acquiring company following such a change in control. The 2010 Stock Plan provides discretion to the Compensation Committee to likewise accelerate vesting of unvested awards in such circumstances.

  •
  Acceleration of Benefits without Termination after a Change in Control.  None of our employment agreements or award agreements provide for automatic vesting of unvested equity which the acquirer assumes or continues merely as a result of a change in control, and none of our agreements provide for payment of any other benefit merely as a result of a change in control.

  •
  Acceleration of Benefits with Termination after a Change in Control.

  •
  On March 3, 2016, we entered into employment agreements with David Gordon, W. Douglas Benn, Debby Zurzolo, and Max Byfuglin (collectively, the "2016 Employment Agreements" and each a "2016 Employment Agreement"). Such agreements supersede in their entirety any prior employment agreements with such executives. Accordingly, the following description refers to change in control benefits to Mr. Gordon, Mr. Benn, Ms. Zurzolo and Mr. Byfuglin under the 2016 Employment Agreements. If a change in control occurs and within 18 months thereafter the executive is terminated without cause, or if a "constructive termination" (as defined in the 2016 Employment Agreements) occurs, such executive would receive severance benefits as described in his or her 2016 Employment Agreement, including an acceleration of vesting of equity awards which would have vested within 24 months of the separation from employment, provided that any award that is Company performance-based, will vest only if, as and when the performance objective is achieved. Under such executives' prior employment agreement, between 0-36 months of restricted shares and between 12-24 months of option shares would have vested under similar circumstances, depending upon the terms of each executive's prior employment agreement.

    •
    Mr. Overton's current employment agreement eliminated specific change in control provisions and provided for certain payments to him in the event of his separation from service for any reason other than for cause. In addition, under his prior grant agreements, if, within 18 months after a change in control in which equity awards are assumed or continued by the acquirer, a constructive termination occurs and he exercises his right to terminate for "good reason" (defined in his employment agreement), then he would receive an acceleration of vesting of 24 months of unvested restricted shares and option shares.

  •
  The Company also maintains a Senior Executives' Severance Benefits Plan, providing for the payment of certain benefits to senior executives who are not Named Executive Officers if such senior executives are involuntarily separated from employment, including in connection with a change in control, but do not provide for any benefit merely as a result of a change in control.

Oversight of Named Executive Officer Compensation

        Compensation Committee.    The Compensation Committee of our Board determines our Named Executive Officers' base salary, performance incentive awards, equity compensation plans, and other compensation related matters, and is supported in that process by an independent compensation consultant and members of senior management, including our Chief Executive Officer, Senior Vice President of Human Resources and Vice President of Compensation and Benefits. The Compensation Committee regularly evaluates our compensation programs to ensure they support our business objectives, which include (i) continued quality restaurant growth that generates acceptable returns, (ii) sustainability of our brands and brand expansion, (iii) profitability, (iv) operational excellence, (v) infrastructure security and scalability, and (vi) the creation of long-term value for our stockholders. The Compensation Committee operates according to a written charter that is available on our website at investors.thecheesecakefactory.com, by clicking on the link for "Corporate Governance."

        Role of Outside Consultants.    Since fiscal 2008, the Compensation Committee has engaged Farient Advisors to provide detailed evaluation and recommendations regarding our executive and Board compensation programs and to advise the Compensation Committee with respect to structuring our compensation plans to achieve our business objectives. Farient Advisors conducts research as directed by the Compensation Committee and supports the Compensation Committee in the design of executive and Board compensation. Although Farient Advisors works with management, including our Chief Executive Officer, to develop programs that support our business objectives while carrying out its duties for the Compensation Committee, Farient Advisors is retained by and reports directly to the Compensation Committee and does not provide any other services to the Company other than those for which it has been retained by the Compensation Committee.

        Role of Chief Executive Officer in Compensation Decisions.    Our Chief Executive Officer provides the Compensation Committee with his assessment of the performance of each Named Executive Officer (other than himself) and his perspective on the factors described above under "Factors Considered in Making Compensation Decisions" when developing his recommendations for each Named Executive Officer's compensation (other than his own), including salary adjustments, long and short-term performance incentive compensation, discretionary bonuses, and compensation adjustments in conjunction with promotions. The Compensation Committee discusses our Chief Executive Officer's recommendations, consults with Farient Advisors, and then approves or modifies the recommendations in collaboration with the Chief Executive Officer.

        Roles of Senior Vice President of Human Resources and Vice President of Compensation & Benefits in Compensation Decisions.    Our Senior Vice President of Human Resources and our Vice President of Compensation & Benefits work with our Chief Executive Officer when developing his recommendation for each Named Executive Officer's compensation (other than his own) by reviewing benchmarking information provided by our outside consultant, Farient Advisors, as well as performance factors. They then present the initial recommendations to both our outside consultant and to the Chair of the Compensation Committee for initial input prior to final submission to the Compensation Committee.

        Compensation of our Chief Executive Officer.    Our Chief Executive Officer's compensation is determined solely by the Compensation Committee, which approves the terms of, and makes recommendations to the Board with respect to, his employment agreement, and adjusts his base salary, long and short-term performance incentive compensation and other benefits from year to year. Please see the section entitled "Employment Agreements" in this Proxy Statement for a summary of the material terms of Mr. Overton's employment agreement. The Compensation Committee solicits our Chief Executive Officer's perspective on his own compensation, but makes determinations regarding his compensation independently and without him or other Named Executive Officers present. The Compensation Committee reviews Mr. Overton's annual cash and long and short-term performance incentive compensation at approximately the same time and following the same process as compensation levels are reviewed for all other Named Executive Officers, as further described in this Compensation Discussion and Analysis.

Governance Considerations

        Risk Considerations.    The Compensation Committee reviews the Company's employee compensation policies and practices, including those for non-executive officers, on an annual basis to assess how those policies and practices may affect risk taking by employees. During its review in fiscal 2015, the Compensation Committee determined that the Company's compensation programs are appropriately weighted toward long-term incentives and include policies designed to deter undue risk taking by employees. These policies include the Clawback Policy, stock retention and ownership policies, and policies against short sales and hedging, as discussed below.

        Clawback Policy.    Our Clawback Policy (i) requires certain of our executives to agree in writing to repay all or a portion of any bonus, to the extent permitted by law and deemed appropriate by the Audit Committee, when we are required by applicable law or applicable accounting or auditing principles to restate our financial statements to correct an accounting error in any interim or annual financial statement filed with the SEC as a result of material noncompliance with applicable financial reporting requirements, and the bonus was directly based on those financial statements (ii) allows the Compensation Committee to cause the cancellation of any bonus and require reimbursement of any bonus by a Named Executive Officer and effect any other right of recoupment of equity or other compensation provided under the Performance Incentive Plan or otherwise in accordance with Company policies and/or applicable law and (iii) allows the Compensation Committee to cancel any equity award, require reimbursement of any award proceeds or other compensation and effect any other right of recoupment of equity or other compensation provided under the 2010 Stock Plan or otherwise in accordance with Company policies and/or applicable law (see "Executive Compensation-Pay for Performance-Pay Mix" section of this Proxy Statement for further discussion regarding our Clawback Policy).

        The Board believes that executives who are responsible for material noncompliance with applicable financial reporting requirements resulting in accounting errors leading to financial statement restatements should not benefit monetarily from such noncompliance. Our Clawback Policy was adopted to permit the Audit Committee and the Compensation Committee of our Board to use appropriate discretion to recapture monetary awards of bonus compensation and equity awards, respectively, paid to executives in the designated positions who may bear responsibility for such noncompliance. In determining the portion of any bonus required to be repaid, or equity award to be recaptured, the Audit Committee or the

Compensation Committee, as the case may be, may take into account those matters it deems appropriate in its sole discretion, including whether the executive engaged in any fraud, negligence or misconduct that contributed to the need for the restatement and the amount of the bonus or value of the award, if any, that would have been awarded to the executive had the financial results been properly reported. In addition, the Company may dismiss the executive (subject to the terms of any employment agreement), authorize legal action, or take other actions to enforce the executive's agreement as the Audit Committee or the Compensation Committee, as the case may be, may deem appropriate and advisable in view of all of the circumstances at that time. We believe that our Clawback Policy diminishes the likelihood that our executives will take actions that could result in material excessive risk to us.

        In fiscal 2015, we had no financial statement corrections requiring restatements, and neither the Audit Committee nor the Compensation Committee has needed to consider taking any action under the Clawback Policy. A copy of the Clawback policy is available on our website at investors.thecheesecakefactory.com, by clicking on the link for "Corporate Governance."

        Stock Ownership Requirements.    Our Named Executive Officers are required to own a specified value of our common stock based upon a multiple of their respective base salaries. See "Director and Executive Officer Stock Ownership Guidelines, Holding Periods and Other Requirements" in this Proxy Statement for the material terms of our stock ownership and retention policies. We believe that stock ownership requirements further align our executives' interests with those of our stockholders. In addition to our stock ownership requirements, certain option grants awarded to executive officers after June 4, 2008 and prior to August 2, 2012 contain a holdback provision such that 33% of the net shares acquired upon exercise of the stock option (net of the tax impact that the exercise has on the individual) must be held for at least nine months following the date of exercise. In light of the adoption of our executive stock ownership requirements, we eliminated the holdback requirement for option grants made to Named Executive Officers on or after August 2, 2012. As of the end of our 2015 fiscal year, all of our Named Executives Officers were in compliance with our stock ownership and retention policies.

Other Considerations

        Impact of Accounting and Tax Treatments on Compensation.    Accounting and tax considerations play an important role in the design of our executive compensation program. Accounting rules, such as Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718, require us to expense the estimated fair market value of our stock based compensation, which reduces the amount of our reported profits. The Compensation Committee considers the amount of this expense and the financial impact to us in determining the amount of equity compensation awards to grant to executives.

        In addition, Section 162(m) of the Code and the regulations promulgated thereunder limit the allowable Company deduction for compensation paid to no more than $1 million per taxable year, subject to specified exceptions, with respect to any employee, who as of the close of the taxable year is a "Covered Employee" as defined under Code Section 162(m). Certain compensation is exempt from this deduction limitation, including certain performance-based compensation, if it is paid under a plan, the material performance terms of which are approved by stockholders at least once every five years, and the plan is administered by a committee of independent directors, among other requirements. Our performance achievement bonuses payable for fiscal 2015 under our Performance Incentive Plan and our performance-based equity awards issued under the 2010 Stock Plan are intended to qualify for deductibility under Code Section 162(m) under such exception.

        In light of Code Section 162(m), the Compensation Committee may modify, where reasonably necessary, our executive compensation program to maximize the tax deductibility of compensation paid to Covered Employees. At the same time, the Compensation Committee also believes that the overall performance of our executives cannot in all cases be reduced to a fixed formula and that the prudent use of discretion in determining the form and amount of compensation is in our best interests and those of our stockholders. Under some circumstances, the Compensation Committee's use of discretion in determining appropriate amounts and components of compensation may result in compensation that may not be fully deductible to us under Code Section 162(m). In fiscal 2015, all restricted shares granted and bonus compensation awarded by the Company to Covered Employees was intended to qualify for deductibility by us under Code Section 162(m). For fiscal 2016, all restricted stock units granted and bonus compensation which may be awarded to Covered Employees is intended to qualify as performance-based compensation, thereby enabling the Company to deduct such compensation under Code Section 162(m). However, certain non-performance based restricted stock awards made in prior years may not qualify for deductibility under Code Section 162(m) due to the increase in our stock price as of the vesting date, which may result in certain Covered Employees' total non-performance based compensation exceeding the $1 million deductibility limit. Due to the complexities of Code Section 162(m) and technical requirements related thereto that may change from time to time, we can provide no assurance regarding deductibility of such compensation under Code Section 162(m).

        In addition, Code Section 409A limits flexibility with respect to the time and form of payment of nonqualified deferred compensation. If a payment or award is subject to Code Section 409A but does not meet the requirements that exempt such amounts from taxation under that section, the recipient is subject to (i) income tax at the time the payment or award is not subject to a substantial risk of forfeiture, (ii) an additional 20% federal tax at that time, (iii) plus possible interest and penalties, and (iv) possible additional state taxes. While Code Section 409A is also very complex and we cannot guaranty compliance with all of its requirements, we have made modifications to our plans and arrangements such that payments or awards under those arrangements either are intended not to constitute "deferred compensation" for Code Section 409A purposes (and will thereby be exempt from the requirements of Code Section 409A) or, if they constitute "deferred compensation," are intended to comply with the Code Section 409A statutory provisions and final regulations.

        The 2016 Employment Agreements provide that, if the executive is subject to additional taxes imposed by Code Section 409A which relate solely to the timing of payment for the severance benefits under their prior employment agreements, then within 60 days after the determination that such Code Section 409A taxes are due, the Company would pay the executive a cash payment so that the executive would be in the same position on an after-tax basis that the executive would have been in if no Code Section 409A taxes and related interest and/or penalties had been imposed (the "409A Tax Equalization Benefit"). The 409A Cash Equalization Benefit was made a part of the 2016 Employment Agreements in consideration for our Named Executive Officers (other than our Chief Executive Officer) agreeing to relinquish the gross-up for taxes imposed by Code Section 280G, which had been included under their prior employment agreements.

        The 2016 Employment Agreements eliminate a provision for reimbursement of the executive for any excise tax imposed by Code Section 4999 for payments that are non-deductible by the Company under Code Section 280G contained in the prior employment agreements and now provide that if any amounts paid would constitute payments as defined in Code Section 280G that would trigger the Code Section 4999 excise tax, such payments shall be calculated and reduced as necessary to provide the executive with the best after-tax benefit.

        Policy Regarding Hedging Short Sales, Publicly Traded Derivatives, Margin Accounts and Pledges.    We have a policy prohibiting our Board, officers and other employees from trading in any interest or position relating to the future price of our securities, such as a put, call or short sale, or using our stock as collateral for margin loans. The Board believes it is inappropriate for our executives or non-employee directors to take personal financial positions that may inadvertently or, in some cases overtly, influence their deliberations or decisions concerning the best and proper course of action for us to take or bring into question the propriety of any deliberations or decisions made with respect to us. By prohibiting these types of speculative trading in or encumbering of our stock in margin loans, the Board seeks to discourage those types of behaviors. In addition, other types of collateralization of our stock by executives or non-employee directors require advance approval and satisfaction of specified criteria under our policies.

Compensation Committee Report

        The following Compensation Committee report does not constitute soliciting material and is not deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Compensation Committee report by reference thereto.

        The Compensation Committee has reviewed the Compensation Discussion and Analysis and has discussed its content with management. Based on this review and our discussions with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference in the Company's Annual Report on Form 10-K.

Dated: April 7, 2016	Respectfully submitted,
Alexander L. Cappello, Chairman Jerome I. Kransdorf Laurence B. Mindel Herbert Simon

COMPENSATION OF NAMED EXECUTIVE OFFICERS

        The following table sets forth summary compensation information with respect to our Named Executive Officers for the fiscal year ended December 29, 2015.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary $	Restricted Stock/Units Awards $(1)	Option Awards $(1)	Non-Equity Incentive Plan Compensation $	All Other Compensation $(2)	Total $

David Overton	2015	995,000	1,680,350	1,912,950	1,203,950	125,369	5,917,619
Chairman of the Board and	2014	994,135	1,783,030	2,235,900	273,387	107,824	5,394,276
Chief Executive Officer	2013	984,973	1,602,900	1,895,250	800,157	84,830	5,368,110

David M. Gordon	2015	541,538	369,677	361,335	446,769	47,501	1,766,820
President	2014	520,673	385,520	385,500	97,626	47,701	1,437,020
The Cheesecake Factory Incorporated	2013	490,316	320,580	270,750	293,607	38,710	1,413,963

W. Douglas Benn	2015	496,990	249,652	205,465	355,348	30,907	1,338,362
Executive Vice President and	2014	481,712	265,045	231,300	78,278	30,179	1,086,514
Chief Financial Officer	2013	462,984	249,340	194,940	244,461	30,973	1,182,698

Debby R. Zurzolo	2015	464,077	211,244	184,210	331,815	36,035	1,227,381
Executive Vice President,	2014	449,471	216,855	215,880	73,039	32,273	987,518
General Counsel and Secretary	2013	432,151	213,720	173,280	228,181	31,389	1,078,721

Max S. Byfuglin	2015	409,923	182,438	170,040	309,746	39,084	1,111,231
President,	2014	397,923	192,760	200,460	12,933	34,767	838,843
The Cheesecake Factory	2013	385,486	213,720	157,035	100,130	34,603	890,974
Bakery Incorporated

(1)
Amounts shown do not reflect compensation actually received or that may be realized in the future by the Named Executive Officer. In accordance with SEC regulations, these amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for stock and option awards made in the referenced fiscal year. Restricted stock, restricted stock units, and stock option awards are subject to vesting requirements. See Note 11 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 29, 2015 for information regarding the valuation of equity awards.

(2)
"All other compensation" for fiscal 2015 includes the following:

Name	Automobile Program $(a)	ESP Company Match $(b)	Dividends Paid or Accrued on Unvested Restricted Stock $(c)	Life Insurance $(d)	Executive Physical Exam $(e)	Total ($)
Mr. Overton	21,547	-	97,155	6,667	-	125,369
Mr. Gordon	19,217	7,073	19,900	1,311	-	47,501
Mr. Benn	3,926	8,334	15,202	3,445	-	30,907
Ms. Zurzolo	10,800	7,782	12,998	2,079	2,376	36,035
Mr. Byfuglin	14,400	7,199	12,294	5,191	-	39,084

(a)
Automobile Program: Each Named Executive Officer has the choice of a company-leased vehicle or automobile allowance. We assign imputed income, according to IRS regulations, for personal use of a company-leased vehicle.

(b)
Executive Savings Plan Matching Contributions: Each of our Named Executive Officers is eligible to participate in our Executive Savings Plan, a nonqualified, deferred compensation plan. Additional information regarding this plan appears in this Proxy Statement in the section entitled "Nonqualified Deferred Compensation."

(c)
Dividends on Unvested Restricted Stock: Under the terms of our 2000 Omnibus Performance Stock Incentive Plan ("2000 Plan") and 2001 Omnibus Stock Incentive Plan ("2001 Plan"), holders of shares of unvested restricted stock have the same dividend rights as our other stockholders and are entitled to dividends on all shares of restricted stock held by them, whether vested or unvested. In contrast, our 2010 Stock Plan provides that while holders of restricted stock granted under the 2010 Stock Plan have the same dividend rights as our other stockholders, any dividends received on shares of unvested restricted stock granted under the 2010 Stock Plan are subject to the same vesting conditions and restrictions as the underlying shares with respect to which the dividends relate. The amounts shown in this column reflect both cash dividends paid to the Named Executive Officers with respect to unvested shares of restricted stock granted under the 2000 and 2001 Plans and our accrual of dividends with respect to unvested shares of restricted stock granted under the 2010 Stock Plan.

(d)
Life Insurance: We provide group term life insurance to each of our Named Executive Officers on the same terms as all other salaried employees.

(e)
Executive Physical Exam: Each of our Named Executive Officers is eligible for a company-paid executive physical examination every two years.

        For a description of actions taken by the Compensation Committee with respect to base salaries of our Named Executive Officers for fiscal 2016, please see "Base Salary" in the "Compensation Discussion and Analysis" section of this Proxy Statement.

        For a description of the material terms of the Named Executive Officers' employment agreements, see the section entitled "Employment Agreements" in this Proxy Statement. For a description of our Non-Equity Incentive Plan Compensation, see the section entitled "Annual Cash Incentive Compensation" in the "Compensation Discussion and Analysis" section of this Proxy Statement.

        For a description of our Performance Incentive Plan and the Compensation Committee's determination of awards under this plan for our Named Executive Officers for fiscal 2015, please see "Fiscal 2015 Performance Incentive Plan" in the "Compensation Discussion and Analysis" section of this Proxy Statement. For the vesting schedules of outstanding options and restricted stock and restricted stock units, please see "Outstanding Equity Awards" in this Proxy Statement.

Pension Benefits

        The Named Executive Officers did not receive any benefits from the Company under defined pension or defined contribution plans during the fiscal year ended December 29, 2015. None of our Named Executive Officers are currently eligible to participate in our tax deferred qualified 401(k) plan. However, Mr. Overton is entitled to the Founder's Retirement Benefit described in the "Retirement Plans" section of this Proxy Statement under "Pension Benefits."

Nonqualified Deferred Compensation

        We adopted The Cheesecake Factory Incorporated Executive Savings Plan ("Executive Savings Plan") in order to provide a tax-deferred savings vehicle to help us attract, retain and motivate executives with the essential qualifications to manage our Company successfully. The Executive Savings Plan is a nonqualified deferred compensation plan for our non-employee directors and for our highly compensated executives (as defined in the Executive Savings Plan) who are otherwise ineligible to participate in our qualified defined contribution savings plan under Section 401(k) of the Internal Revenue Code ("Code"). The Executive Savings Plan allows our employee-participants to defer the receipt of up to 50% of their base salaries and up to 100% of their eligible non-equity incentive plan compensation (bonus) and allows our independent directors to defer up to 100% of their director fees.

        Under the Executive Savings Plan, we currently provide a matching contribution at a rate of 25% of the first 4% of base salary and bonus deferred under the plan. We do not provide a match for deferrals by non-employee directors. Our matching contributions vest 25% per year after the staff member's second year of participation in the Executive Savings Plan, such that staff members with five years of service with us would be 100% vested in our matching contributions. All of our Named Executive Officers' are currently 100% vested in our matching contribution. Staff member deferrals and our matching contribution, if any, are deposited into a "rabbi" trust established by us, and the funds are generally invested in individual variable life insurance contracts owned by us, which are specifically designed to informally fund savings plans of this nature. Upon a participant's termination from employment, he or she will receive a distribution of his or her account balance, including earnings and vested company contributions, in accordance with his her distribution election and the terms of the Executive Savings Plan. For any plan year, a participant may elect, in accordance with the terms of the Executive Savings Plan, to have a portion of his or her account paid on a scheduled in-service distribution date; provided, such a distribution may not occur earlier than the second plan year after the plan year to which such an election applies. The following table shows the compensation (including bonus) earned for fiscal 2015 that was deferred into the Executive Savings Plan by each Named Executive Officer during fiscal 2015:

Name	Executive Contributions in Fiscal 2015 $(1)	Company Contributions in Fiscal 2015 $(2)	Aggregate Earnings/(Losses) in Fiscal 2015 $	Aggregate Withdrawals or Distributions in Fiscal 2015 $	Aggregate Balance at December 29, 2015 $

David Overton	-	-	(743)	-	157,762

David M. Gordon	99,773	7,073	(2,374)	-	559,735

W. Douglas Benn	166,681	8,334	(22,098)	-	2,123,754

Debby R. Zurzolo	210,548	7,782	(10,319)	-	611,216

Max S. Byfuglin	71,990	7,199	(30,409)	-	1,311,993

(1)
These amounts are reported as compensation earned by the Named Executive Officers in the Summary Compensation Table. The "Executive Contributions" total is included in the "Salary" or "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table, depending on the source of the deferral for each executive.

(2)
These amounts are reported as "other" compensation earned by the Named Executive Officers. Please see footnote 2 to the Summary Compensation Table.

Grants of Plan-Based Awards in Fiscal 2015

        The following table shows all restricted shares, restricted stock units, and nonqualified stock options to acquire shares of our common stock granted to Named Executive Officers under the 2010 Stock Plan during fiscal 2015, as well as the range of potential non-equity performance incentive awards that were achievable in fiscal 2015 under our Performance Incentive Plan.

		Non-Equity Incentive Plan Awards Range for Fiscal 2015(1)			Restricted Stock and Option Awards

Name	Grant Date	Threshold $(2)	Target $(3)	Maximum $	All Other Restricted Stock Awards: Number of Shares of Stock or Units #	All Other Stock Option Awards: Number of Securities Underlying Options #	Exercise or Base Price of Stock Option Awards $/Sh	Grant Date Fair Value of Restricted Stock and Stock Option Awards $(4)

David Overton	n/a	$205,269	$1,094,500	$1,915,375
	3/5/2015				35,000			$1,680,350
	3/5/2015					135,000	$48.01	$1,912,950

David M. Gordon	n/a	$76,140	$406,154	$710,769
	3/5/2015				7,700			$369,677
	3/5/2015					25,500	$48.01	$361,335

W. Douglas Benn	n/a	$60,583	$323,044	$565,326
	3/5/2015				5,200			$249,652
	3/5/2015					14,500	$48.01	$205,465

Debby R. Zurzolo	n/a	$56,571	$301,650	$527,888
	3/5/2015				4,400			$211,244
	3/5/2015					13,000	$48.01	$184,210

Max S. Byfuglin	n/a	$49,970	$266,450	$466,287
	3/5/2015				3,800			$182,438
	3/5/2015					12,000	$48.01	$170,040

(1)
For actual amounts paid under the Performance Incentive Plan for fiscal 2015, see the column entitled "Non-Equity Incentive Plan Compensation" in the Summary Compensation Table included in this Proxy Statement. For more information on our annual performance bonus program under the Performance Incentive Plan for fiscal 2015, see the section entitled "Annual Incentive Compensation" in the "Compensation Discussion and Analysis" section of this Proxy Statement.

(2)
Based on minimum achievement of the Company consolidated operating income objective only. For information regarding this performance objective, see the section entitled "Annual Incentive Compensation" in the "Compensation Discussion and Analysis" section of this Proxy Statement.

(3)
Target awards are a percentage of base salary for fiscal 2015, as follows: 110% for Mr. Overton; 75% for Mr. Gordon; and 65% for each of the other Named Executive Officers.

(4)
The grant date fair value was computed in accordance with the provisions of FASB ASC Topic 718. Amounts shown do not reflect compensation actually received or that may be realized in the future by the Named Executive Officer. See Note 11 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 29, 2015 for information regarding the valuation of equity awards.

        Non-Equity Incentive Plan Awards.    These amounts represent the potential threshold, target and maximum Bonus payable to our Named Executive officers under the Performance Incentive Plan. Amounts shown are calculated as a percentage of fiscal 2015 base salary. Please see the Section in this Proxy Statement entitled "Principal Elements of Compensation, Annual Cash Performance Incentive Compensation" for further information. The threshold Bonus amounts assume achievement of 85% of the Company-wide operating income target and none of the strategic objectives. Target Bonus amounts assume achievement of 100% of the Company-wide operating income target and 100% of the strategic objectives. Maximum Bonus amounts assume achievement of 115% or more of the Company-wide operating income target and 100% of the strategic objectives. The Named Executive Officers received actual Bonus payouts under the Performance Incentive Plan for fiscal 2015 in the amounts shown in the "Non-Equity Incentive Plan Compensation" column of the "Summary Compensation Table."

        All Other Restricted Stock Awards and All Other Stock Option Awards.    In March 2015, the Compensation Committee approved grants of nonqualified stock options and restricted shares to our Named Executive Officers, as set forth in the table above. All equity awards shown in this table were granted under the 2010 Stock Plan. The nonqualified stock options were granted at an exercise price of $48.01 per share, the fair market value of our common stock on the date of grant. These options vest at a rate of 20% per year over five years and expire in eight years. The restricted shares are subject to achievement of a performance condition approved by stockholders under the 2010 Stock Plan, which condition provides that vesting of the award is subject to the Company's diluted EPS being equal to or greater than (i) a combined, cumulative target for 2015 and 2016, or (ii) a combined, cumulative target for 2015, 2016 and 2017, whichever occurs earlier. If the performance condition is satisfied, the grants then would be subject to time-based vesting at the rate of 60% of the shares on March 5, 2018 and 20% of the shares on each of March 5, 2019 and March 5, 2020. The performance condition and achievement level will be disclosed after the performance condition is achieved or determined to have not been achieved.

Outstanding Equity Awards

        The following table shows all outstanding nonqualified stock options, restricted shares, and restricted stock units held by the Named Executive Officers as of December 29, 2015, the last day of fiscal 2015.

	Stock Option Awards					Restricted Share Awards

Name	Number of Securities Underlying Unexercised Options # Exercisable	Number of Securities Underlying Unexercised Options # Unexercisable(1)		Option Exercise Price $	Option Expiration Date	Number of Shares or Units of Stock That Have Not Yet Vested #(2)	Market Value of Shares or Units of Stock That Have Not Vested $(3)

David Overton(4)	100,000	-		21.17	1/3/18	-	-
	100,000	-		16.48	5/7/17	-	-
	200,000	-		21.42	1/7/18	-	-
	80,000	20,000	(4a)	31.10	1/6/19	-	-
	102,000	68,000	(4b)	29.29	1/5/20	-	-
	70,000	105,000	(4c)	35.62	3/7/21	-	-
	29,000	116,000	(4d)	48.19	3/6/22	-	-
	-	135,000	(4e)	48.01	3/5/23	-	-
	-	-		-	-	6,000	$280,980
	-	-		-	-	18,000	$842,940
	-	-		-	-	45,000	$2,107,350
	-	-		-	-	37,000	$1,732,710
	-	-		-	-	35,000	$1,639,050

David M. Gordon(5)	12,000	3,000	(5a)	31.10	1/6/19	-	-
	11,100	7,400	(5b)	29.29	1/5/20	-	-
	10,000	15,000	(5c)	35.62	3/7/21	-	-
	5,000	20,000	(5d)	48.19	3/6/22	-	-
		25,500	(5e)	48.01	3/5/23	-	-
	-	-		-	-	1,300	$60,879
	-	-		-	-	3,000	$140,490
	-	-		-	-	9,000	$421,470
	-	-		-	-	8,000	$374,640
	-	-		-	-	7,700	$360,591

W. Douglas Benn(6)	30,000	-		9.20	2/5/17	-	-
	15,000	-		21.42	1/7/18	-	-
	12,000	3,000	(6a)	31.10	1/6/19	-	-
	11,100	7,400	(6b)	29.29	1/5/20	-	-
	7,200	10,800	(6c)	35.62	3/7/21	-	-
	3,000	12,000	(6d)	48.19	3/6/22	-	-
	-	14,500	(6e)	48.01	3/5/23	-	-
	-	-		-	-	1,300	$60,879
						3,000	$140,490
	-	-		-	-	7,000	$327.810
	-	-		-	-	5,500	$257,565
	-	-		-	-	5,200	$243,516

Debby R. Zurzolo(7)	10,800	-		9.20	2/5/17	-	-
	15,000	-		21.42	1/7/18	-	-
	12,000	3,000	(7a)	31.10	1/6/19	-	-
	9,000	6,000	(7b)	29.29	1/5/20	-	-
	6,400	9,600	(7c)	35.62	3/7/21	-	-
	2,800	11,200	(7d)	48.19	3/6/22	-	-
	-	13,000	(7e)	48.01	3/5/23	-	-
	-	-		-	-	1,300	$60,879
	-	-		-	-	2,600	$121,758
	-	-		-	-	6,000	$280,980
						4,500	$210,735
						4,400	$206,052

Max S. Byfuglin(8)	3,000	-		21.42	1/7/18	-	-
	-	3,000	(8a)	31.10	1/6/19	-	-
	5,668	6,000	(8b)	29.29	1/5/20
	5,800	8,700	(8c)	35.62	3/7/21	-	-
	2,600	10,400	(8d)	48.19	3/6/22	-	-
	-	12,000	(8e)	48.01	3/5/23	-	-
	-	-		-	-	1,300	$60,879
	-	-		-	-	2,600	$121,758
	-	-		-	-	6,000	$280,980
	-	-		-	-	4,000	$187,320
	-	-		-	-	3,800	$177,954

(1)
All options listed above vest at a rate of 20% per year.

(2)
Restricted shares listed above vest 60% on the third anniversary of the date of grant and 20% on each of the fourth and fifth anniversaries of the date of grant.

(3)
These amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for stock and option awards made in the referenced fiscal year.

(4)
The vesting dates of options held by Mr. Overton that were not exercisable as of our fiscal 2015 year-end are as follows: (a) 20,000 options vested on 1/6/16; (b) 34,000 options vested on 1/5/16 and 34,000 options will vest on 1/5/17; (c) 35,000 options vested on 3/7/16 and 35,000 options will vest on each of 3/7/17 and 3/7/18; (d) 29,000 options vested on 3/6/16 and 29,000 options will vest on each of 3/6/17, 3/6/18 and 3/6/19; (e) 27,000 options vested on 3/5/16 and 27,000 options will vest on each of 3/5/17, 3/5/18, 3/5/19 and 3/5/20.

(5)
The vesting dates of options held by Mr. Gordon that were not exercisable as of our fiscal 2015 year-end are as follows: (a) 3,000 options vested on 1/6/16; (b) 3,700 options vested on 1/5/16 and 3,700 options will vest on 1/5/17; (c) 5,000 options vested on 3/7/16 and 5,000 options will vest on each of 3/7/17 and 3/7/18; (d) 5,000 options vested 3/6/16 and 5,000 options will vest on each of 3/6/17, 3/6/18 and 3/6/19; (e) 5,100 options vested on 3/5/16 and 5,100 options will vest on each of 3/5/17, 3/5/18, 3/5/19 and 3/5/20.

(6)
The vesting dates of options held by Mr. Benn that were not exercisable as of our fiscal 2015 year-end are as follows: (a) 3,000 options vested on 1/6/16; (b) 3,700 options vested on 1/5/16 and 3,700 options will vest on 1/5/17; (c) 3,600 options vested on 3/7/16 and 3,600 options will vest on each of 3/7/17 and 3/7/18; (d) 3,000 options vested on 3/6/16 and 3,000 options will vest on each of 3/6/17, 3/6/18 and 3/6/19; (e) 2,900 options vested on 3/5/16 and 2,900 options will vest on each of 3/5/17, 3/5/18, 3/5/19 and 3/5/20.

(7)
The vesting dates of options held by Ms. Zurzolo that were not exercisable as of our fiscal 2015 year-end are as follows: (a) 3,000 options vested 1/6/16; (b) 3,000 options vested on 1/5/16 and 3,000 options will vest on 1/5/17; (c) 3,200 options vested on 3/7/16 and 3,200 options will vest on each of 3/7/17 and 3/7/18; and (d) 2,800 options vested on 3/6/16 and 2,800 options will vest on each of 3/6/17, 3/6/18 and 3/6/19; (e) 2,600 options vested on 3/5/16 and 2,600 options will vest on each of 3/5/17, 3/5/18, 3/5/19 and 3/5/20.

(8)
The vesting dates of options held by Mr. Byfuglin that were not exercisable as of our fiscal 2015 year-end are as follows: (a) 3,000 options vested 1/6/16; (b) 3,000 options vested on 1/5/16 and 3,000 options will vest on 1/5/17; (c) 2,900 options vested on 3/7/16 and 2,900 options will vest on 3/7/17 and 3/7/18; (d) 2,600 options vested on 3/6/16 and 2,600 options will vest on each of 3/6/17, 3/6/18 and 3/6/19; (e) 2,400 options vested on 3/5/16 and 2,400 options will vest on each of 3/5/17, 3/5/18, 3/5/19 and 3/5/20.

        Restricted shares of the Company's common stock granted to the Named Executive Officers in fiscal 2014 were subject to achievement of a performance condition approved by stockholders under the 2010 Stock Plan, which condition provided that vesting of the award was subject to the Company's diluted EPS being equal to or greater than (i) a combined, cumulative target for 2014 and 2015 of $4.20, or (ii) a combined, cumulative target for 2014, 2015, and 2016 of a greater amount, whichever occurs earlier. Since the Company achieved the 2014 and 2015 cumulative target, the performance condition was satisfied, and such grants are now subject to time-based vesting at the rate of 60% of the shares on March 6, 2017 and 20% of the shares on each of March 6, 2018 and March 6, 2019.

        On March 3, 2016, the Compensation Committee approved grants of equity awards to the following Named Executive Officers under the terms of our 2010 Stock Plan, as follows:

Name	Number of Nonqualified stock options(1)	Number of Restricted Stock Units—EPS Target(2)	Number of Restricted Stock Units—EBITDA Target(2)

David Overton	82,000	25,000	25,000

David M. Gordon	19,300	5,750	5,750

W. Douglas Benn	10,200	3,050	3,050

Debby R. Zurzolo	8,900	2,650	2,650

Max S. Byfuglin	8,100	2,400	2,400

(1)
The nonqualified stock options were granted at an exercise price of $50.26 per share, which was the fair market value of our common stock on the date of grant.

(2)
One half of the restricted stock units granted are subject to an EPS performance condition and one half of the restricted stock units granted are subject to an EBITDA performance condition.

        Please see "Equity-Based Compensation" in the "Compensation Discussion and Analysis" section of this Proxy Statement for additional information regarding applicable vesting terms of the grants set forth above.

Option Exercises and Stock Vested

        The following table shows, for fiscal 2015, all nonqualified stock options exercised by Named Executive Officers and shares of their restricted stock and stock units that vested:

	Nonqualified stock options		Restricted Stock/Stock Units

Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise $(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting $(2)

David Overton	150,000	$4,152,874	33,000	$1,654,320

David M. Gordon	19,000	$464,519	7,300	$370,031

W. Douglas Benn	60,000	$2,687,617	7,800	$394,066

Debby R. Zurzolo	54,200	$1,371,685	7,200	$363,946

Max S. Byfuglin	25,332	$469,495	7,200	$363,946

(1)
The value realized upon exercise is equal to the difference between the market price of our common stock at the time of exercise and the exercise price of the options.

(2)
The value realized upon vesting is equal to the fair market value of the shares on the vesting date.

Benefits Plans

        2010 Stock Plan.    The material terms of the 2010 Stock Plan are as follows:

        Background of the 2010 Stock Plan.    The 2010 Stock Plan, with a share authorization of 3,800,000 shares, was originally approved by our stockholders at our 2010 annual meeting of stockholders and replaced our Amended and Restated 2001 Omnibus Stock Incentive Plan ("2001 Stock Plan") with respect to grants of future equity compensation awards to certain employees and consultants (collectively, "Selected Participants"). Any remaining authorized but unissued shares available for grant under the 2001 Stock Plan were canceled upon stockholder approval of the 2010 Stock Plan. The 2010 Stock Plan has been subsequently amended, with each such amendment approved by our stockholders so that the number of authorized shares has increased to 9,180,000 shares with stockholder approval.

        Eligibility to Receive Awards.    Our employees and consultants, and those of certain of our affiliated companies, are eligible to receive awards under the 2010 Stock Plan. The 2010 Stock Plan Committee determines, in its discretion, the Selected Participants to be granted awards under the 2010 Stock Plan. As of March 29, 2016, the last day of our first fiscal quarter of 2016, approximately 600 employees (including four executive officers plus one executive officer who is also an employee director) and no non-employee consultants were eligible to participate in the 2010 Stock Plan. The total number of employees employed by us as of March 29, 2016 was approximately 38,000. Non-employee directors are not eligible to participate in the 2010 Stock Plan.

        Performance Condition Business Criteria.    The 2010 Stock Plan specifies performance conditions that the 2010 Stock Plan Committee may include in awards intended to qualify as performance-based compensation under Code Section 162(m). These performance criteria are limited to one or more of the following stockholder approved target objectives involving us or a subsidiary or affiliate of ours:

  •
  return on equity;

  •
  earnings per share;

  •
  net income;

  •
  earnings per share growth;

  •
  return on invested capital;

  •
  return on assets;

  •
  economic value added;

  •
  earnings before interest and taxes (EBIT);

  •
  revenue growth;

  •
  gross margin return on inventory investment;

  •
  fair market value or price of the Company's shares (including, but not limited to, growth measures and total stockholder return);

  •
  operating profit;

  •
  consolidated income from operations;

  •
  cash flow (including, but not limited to, cash flow from operations and free cash flow);

  •
  cash flow return on investments (which equals net cash flow divided by total capital);

  •
  internal rate of return;

  •
  net present value;

  •
  costs or expenses;

  •
  market share;

  •
  customer satisfaction;

  •
  corporate transactions including without limitation mergers, acquisitions, dispositions and/or joint ventures;

  •
  product development;

  •
  capital expenditures;

  •
  earnings before interest, taxes, depreciation and amortization (EBITDA), and/or

  •
  revenues

        Shares Subject to the 2010 Stock Plan.    The maximum number of common shares that can be issued under the 2010 Stock Plan is 9,180,000 shares. We recognize the greater intrinsic value of restricted stock and stock units and, accordingly, we designed the 2010 Stock Plan with a fungible share counting methodology such that shares issued as restricted stock and stock units, and which are not forfeited, count as two shares against this limit. The shares underlying forfeited or terminated awards become available again for issuance under the 2010 Stock Plan, but shares used to pay an award's exercise price or tax withholding obligations count against the 2010 Stock Plan's share limit.

        Administration of the 2010 Stock Plan.    The 2010 Stock Plan is administered by the "2010 Stock Plan Committee." The members of the 2010 Stock Plan Committee must be independent "Non-Employee Directors" under Rule 16b-3 of the Securities Exchange Act of 1934, and "outside directors" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Board has designated its Compensation Committee as the 2010 Stock Plan Committee, all of whose members are independent outside directors in accordance with the NASDAQ Listing Rules. Subject to the terms of the 2010 Stock Plan, the 2010 Stock Plan Committee has the sole discretion, among other things, to:

  •
  Select the individuals who will receive awards,

  •
  Determine the terms and conditions of awards (for example, performance conditions imposed to satisfy the requirements of performance-based compensation under Code Section 162(m) or otherwise, if any, and vesting schedule),

  •
  Correct any defect, supply any omission, or reconcile any inconsistency in the 2010 Stock Plan or any award agreement,

  •
  Accelerate the vesting, extend the post-termination exercise term or waive restrictions of any awards at any time and under such terms and conditions as it deems appropriate, subject to the limitations set forth in the 2010 Stock Plan, and

  •
  Interpret the provisions of the 2010 Stock Plan and outstanding awards.

        The 2010 Stock Plan Committee also may use the 2010 Stock Plan to issue shares under other plans or subplans as may be deemed necessary or appropriate, such as to provide for participation by non-U.S. employees and those of any of our subsidiaries and affiliates. In addition, awards may be subject to any policy that the Board may implement on the recoupment of compensation including, without limitation, the Company's Clawback Policy (see "Clawback Policy" in the "Other Considerations" section of this "Compensation Discussion and Analysis"). The members of the Board, the 2010 Stock Plan Committee and their delegates are indemnified by the Company to the maximum extent permitted by applicable law for actions taken or not taken with respect to the 2010 Stock Plan.

        Types of Awards.    The 2010 Stock Plan permits the discretionary award of incentive nonqualified stock options ("ISOs"), nonstatutory nonqualified stock options ("nonqualified stock options"), restricted stock, stock units and/or SARs to Selected Participants. As of the Record Date, the 2010 Stock Plan has only included grants of nonqualified stock options, restricted stock and stock units. Awards issued under the 2010 Stock Plan are evidenced by a written agreement executed by and between the Company and the Selected Participant. The written agreement recites the specific terms and conditions of the award.

        Nonqualified stock options.    A stock option is the right to acquire shares at a fixed exercise price over a fixed period of time. The 2010 Stock Plan Committee determines the number of shares covered by each stock option and the exercise price of the shares subject to each stock option, but the per share exercise price cannot be less than the fair market value of a share of our common stock on the date of grant of the stock option.

        Nonqualified stock options granted under the 2010 Stock Plan may be either ISOs or nonqualified stock options. As required by the Code and applicable regulations, ISOs are subject to various limitations not imposed on nonqualified stock options. For example, the exercise price for any ISO granted to any employee owning more than 10% of our common stock may not be less than 110% of the fair market value of the common stock on the date of grant, and such ISO must expire not later than five years after the grant date. The aggregate fair market value (determined at the date of grant) of common stock subject to all ISOs held by a participant that are first exercisable in any single calendar year cannot exceed $100,000. ISOs may not be transferred other than upon death, or to a revocable trust where the participant is considered the sole beneficiary of the stock option while it is held in trust. The 2010 Stock Plan provides that no more than 3,800,000 shares may be issued pursuant to the exercise of ISOs.

        A stock option granted under the 2010 Stock Plan generally cannot be exercised until it vests. The 2010 Stock Plan Committee establishes the vesting schedule of each stock option at the time of grant. The maximum term for nonqualified stock options granted under the 2010 Stock Plan prior to February 2013 could not exceed ten years from the date of grant and, thereafter, may not exceed eight years from the date of grant, although the 2010 Stock Plan Committee may establish a shorter period at its discretion. The 2010 Stock Plan Committee has historically granted options with an eight-year term. As of the Record Date, no ISOs have been granted under the 2010 Stock Plan.

        The exercise price of each stock option granted under the 2010 Stock Plan must be paid in full at the time of exercise, either with cash, through a broker-assisted "cashless" exercise and sale program, or through another method approved by the 2010 Stock Plan Committee. The optionee must pay any taxes that we are required to withhold at the time of exercise. The exercise price of outstanding nonqualified stock options may not be reduced or lowered without the approval of Company stockholders.

        Restricted Stock.    Awards of restricted stock are shares of common stock that vest in accordance with the terms and conditions established by the 2010 Stock Plan Committee. The 2010 Stock Plan Committee also determines any other terms and conditions of a restricted stock award. In determining whether a restricted stock award should be made, and/or the vesting schedule for any such award, the 2010 Stock Plan Committee may impose whatever conditions to vesting it determines to be appropriate; provided, however, that generally no vesting will be permitted until at least one year after grant.

        Restricted Stock Units.    Restricted stock units are the right to receive an amount of shares or cash or any combination thereof equal to the fair market value of the shares covered by the restricted stock unit at some future date after the grant. The 2010 Stock Plan Committee determines all of the terms and conditions of an award of restricted stock units, including the vesting period; provided, however, that generally no vesting will be permitted until at least one year after grant. Upon each vesting date of a restricted stock unit, a Selected Participant will be entitled to receive an amount of shares or cash, or any combination thereof, equal to the then fair market value of the shares on the settlement date. The 2010 Stock Plan Committee may determine that an award of restricted stock units will vest only if we satisfy performance objectives established by the 2010 Stock Plan Committee, please see section entitled "Equity Based Compensation" for a description of applicable performance objectives. Settlement of restricted stock units generally occurs within thirty days of vesting, unless the Selected Participant has timely elected to defer such compensation.

        Stock Appreciation Rights ("SARs").    An SAR is the right to receive, upon exercise, an amount equal to the difference between the fair market value of the shares covered by the SAR on the date of exercise and the fair market value of those shares on the date of grant. The 2010 Stock Plan Committee determines the terms of SARs, including the exercise price (provided that the exercise price per share cannot be less than the fair market value of a share of our common stock on the date of grant), the vesting schedule and the term of the SAR. The maximum term life for SARs granted under the 2010 Stock Plan prior to February 2013 could not exceed ten years and, thereafter, may not exceed eight years from the date of grant, subject to the 2010 Stock Plan Committee's discretion to establish a shorter period. The 2010 Stock

Plan Committee may determine that an SAR will only be exercisable if we satisfy performance goals established by the 2010 Stock Plan Committee. The exercise price of outstanding SARs may not be reduced or lowered without the approval of Company stockholders. Settlement of an SAR may be in shares of common stock or in cash, or any combination thereof, as the 2010 Stock Plan Committee may determine. As of the Record Date, no SARs have been granted under the 2010 Stock Plan.

  Other Provisions of the 2010 Stock Plan.

        Dividend Rights.    In the third quarter of fiscal 2012, our Board initiated a dividend payable on shares of our common stock, including Restricted Stock granted under the 2010 Stock Plan. Any dividends on shares of unvested Restricted Stock issued under the 2010 Stock Plan are accrued rather than paid to the holder and are subject to the same vesting conditions and restrictions as the underlying shares of Restricted Stock with respect to which the dividends are paid. Accrued dividends are payable at the time the underlying Restricted Stock grant vests or are forfeited if the grant does not vest according to its terms.

        Limited Transferability of Awards.    Awards granted under the 2010 Stock Plan generally are not transferrable other than upon death or pursuant to a court-approved domestic relations order. However, the 2010 Stock Plan Committee may, in its discretion, permit the transfer of awards other than ISOs. Generally, where transfers are permitted, they will be permitted only by gift to a member of the Selected Participant's immediate family or to a trust or other entity for the benefit of the member(s) of the Selected Participant and/or his or her immediate family.

        Termination of Service.    Unless an applicable award agreement or a Selected Participant's employment agreement, if any, provides otherwise, the rules of the 2010 Stock Plan govern the vesting, exercisability and the term of any outstanding awards held by a Selected Participant who experiences a termination of service. The effect of such rules depends on the cause of a Selected Participant's termination of service. For instance, a termination of service for cause may be treated differently than a termination of service due to retirement, death or disability, which may be treated differently than a termination of service for any other reason.

        Adjustments upon Changes in Capitalization.    In the event of a stock split of our outstanding shares, stock dividend, dividend payable in a form other than shares in an amount that has a material effect on the price of the shares, consolidation, combination or reclassification of the shares, recapitalization, spin-off, or other similar occurrence, then the number and class of shares issued under the 2010 Stock Plan and subject to each award, as well as the number and class of shares available for issuance under the 2010 Stock Plan and the per-participant fiscal grant limits, shall each be equitably and proportionately adjusted by the 2010 Stock Plan Committee.

        Corporate Transaction.    In the event that we are a party to a merger or other reorganization, outstanding 2010 Stock Plan awards will be subject to the agreement of merger or reorganization. Such agreement may provide for (i) the continuation of the outstanding awards by us if we are a surviving corporation, (ii) the assumption of the outstanding awards by the surviving corporation or its parent, (iii) full exercisability or full vesting, or (iv) cancellation of outstanding awards with or without consideration, in all cases with or without consent of the Selected Participant. The Board or 2010 Stock Plan Committee need not adopt the same rules for each award or Selected Participant.

        Change in Control.    See section below entitled "Change in Control."

        Term of the 2010 Stock Plan.    The 2010 Stock Plan is effective until February 24, 2020, or until earlier terminated by the Board. However, awards that are outstanding as of the termination of the 2010 Stock Plan shall continue to remain outstanding in accordance with their terms.

        Governing Law.    The 2010 Stock Plan is governed by the laws of the State of Delaware (which is the state of our incorporation), except for conflict of law provisions.

        Amendment and Termination of the 2010 Stock Plan.    The Board generally may amend or terminate the 2010 Stock Plan at any time and for any reason, except that it must obtain stockholder approval of material amendments, including any addition of shares or repricing of nonqualified stock options or stock appreciation rights after the date of their grant as required by NASDAQ Listing Rules.

        Performance Incentive Plan.    The Material Terms of the Performance Incentive Plan are as follows:

        Eligibility.    The Committee, in its sole discretion, designates those employees of ours or of any of our subsidiaries or affiliates who are eligible to receive Bonus under the Performance Incentive Plan. Performance Incentive Plan participants who can receive a Bonus include executive officers who are Covered Employees or who could become Covered Employees. Approximately four Covered Employees would be currently eligible to be designated as participants to receive a Bonus under the Performance Incentive Plan.

        Performance Incentive Target Objectives.    The Performance Incentive Targets applicable to a Bonus awarded under the Performance Incentive Plan shall be limited to one or more of the following target objectives involving us or a subsidiary or affiliate of ours:

  •
  return on equity

  •
  earnings per share

  •
  net income

  •
  earnings per share growth

  •
  return on invested capital

  •
  return on assets

  •
  economic value added

  •
  earnings before interest and taxes (EBIT)

  •
  revenue growth

  •
  gross margin return on inventory investment

  •
  fair market value or price of the Company's shares (including, but not limited to, growth measures and total stockholder return)

  •
  operating profit

  •
  consolidated income from operations

  •
  cash flow (including, but not limited to, cash flow from operations and free cash flow)

  •
  cash flow return on investments (which equals net cash flow divided by total capital)

  •
  internal rate of return

  •
  net present value

  •
  costs or expenses

  •
  market share

  •
  customer satisfaction

  •
  corporate transactions including without limitation mergers, acquisitions, dispositions and/or joint ventures

  •
  product development

  •
  capital expenditures

  •
  earnings before interest, taxes, depreciation and amortization (EBITDA), and/or

  •
  revenues

        Maximum Bonus.    The maximum amount of a Bonus payable to any participant with respect to a fiscal year shall not exceed $2.5 million.

        Administration of Performance Incentive Plan.    The Performance Incentive Plan is administered by the "Committee." The Compensation Committee of our Board, provided it continues to be composed solely of two or more independent "outside directors" as defined under Code Section 162(m), will constitute the Performance Incentive Plan's Committee ("Committee"). The Committee is, among other things, responsible for selecting participants, selecting Performance Incentive Target Objectives and Bonuses, and adopting rules and regulations for the Performance Incentive Plan. The Committee has the authority to interpret the Performance Incentive Plan and the terms of any document relating to any Bonus, may adopt rules and regulations for carrying out the terms and purposes of the Performance Incentive Plan, and may take such other actions in the administration of the Performance Incentive Plan as it deems advisable.

        Performance Achievement Bonuses.    The Performance Incentive Plan provides that the Committee may award eligible participants with a Bonus. A Bonus will specify a cash award opportunity that is denominated as a stated percentage of the participant's annual base salary. The actual Bonus payment, if any, is based on the degree of achievement of the performance goals ("Performance Incentive Targets") that are established for the participant's Bonus, subject to the Committee's discretion to reduce (but not increase) the amount of any such Bonus award irrespective of the degree of attainment of the performance goals.

        Establishment of Performance Incentive Target Objectives for Performance Achievement Bonuses.    Performance Incentive Targets are established by the Committee for each Performance Incentive Plan participant with respect to a fiscal year. These objectives may be described in terms of Company-wide objectives and/or objectives that are related to the performance of the individual participant or the entity or division, department or function within which the participant is employed.

        The Committee must establish in writing the applicable Performance Incentive Targets for a Bonus. These targets must be established no later than the latest time permitted by Code Section 162(m), which generally means not later than after 25% of the performance period has elapsed and in no event later than 90 days after the commencement of the performance period. Additionally, the attainment of Performance Incentive Targets must then be "substantially uncertain" to occur within the meaning of Code Section 162(m). The Committee must also establish in writing the formula or methodology for determining the amount of the Bonus that could be earned by a Covered Employee based on the degree of achievement of the Performance Incentive Targets.

        Once the Performance Incentive Targets and the formula for determining the amount of Performance Achievement Bonus that can be earned by the Covered Employee have been established, the Committee generally does not have the authority to make any modifications to the targets or Bonus formula. However, to the extent consistent with the requirements of Code Section 162(m), the Committee may adjust the evaluation of performance to remove the effects of certain events including, for example, extraordinary nonrecurring events, or material changes in tax laws or accounting principles or practices, or upon corporate transactions such as reorganizations or divestitures or acquisitions, among other things.

        Payment.    Bonus awards under the Performance Incentive Plan are payable to the participant in cash on the date designated by the Committee, provided that such date shall occur during the two and one-half month period after the end of the fiscal year. Before payment of any portion of a Performance Achievement Bonus, the Committee must certify in writing the degree of achievement of the applicable Performance Incentive Targets.

        Clawback.    In accordance with the terms of any Clawback Policy adopted by the Board (including without limitation the Company's Policy on Reimbursement of Incentive Payments), Bonus awards may be forfeited or subject to repayment to us by the Covered Employees.

        Separation from Service.    In the event of a participant's separation from service with us due to death, disability, normal retirement, early retirement with our consent or leave of absence approved by us, or in the event of hardship or other special circumstances of a participant, or in the event of a change in control of the Company, the Committee may in its sole discretion take any action that it deems to be equitable under the circumstances or in our best interests, and not inconsistent with the requirements of Code Section 162(m).

        Amendment.    The Performance Incentive Plan may be amended or terminated in whole or in part by the Board or the Committee in their sole discretion, but no such action shall adversely affect or alter any right or obligation existing prior to such amendment or termination. Stockholder approval of a Performance Incentive Plan amendment will be solicited only to the extent required by applicable laws.

        Governing Law.    The Performance Incentive Plan shall be governed by the laws of the United States and the laws of the State of Delaware (which is the state of our incorporation) to the extent Delaware's laws are not preempted by federal law.

Nonqualified Deferred Compensation Plan.

        For a description of our Nonqualified Deferred Compensation plan, please see the sections in this Proxy Statement entitled "Retirement Plans" and "Nonqualified Deferred Compensation."

Employment Agreements

        Named Executive Officers.    Our employment agreements with our Named Executive Officers are summarized below.

        David Overton.    On June 30, 2009, we entered into an employment agreement (the "Overton Employment Agreement") with David Overton, our Chairman of the Board and Chief Executive Officer. A summary of the material terms of the Overton Employment Agreement, as amended, is set forth below. Capitalized terms used without other definition in this summary have the same meaning set forth in the Overton Employment Agreement. This summary is qualified in its entirety by reference to the definitive terms of the agreement and the amendments thereto. A copy of the Overton Employment Agreement is filed as an Exhibit to our Current Report on Form 8-K filed with the SEC on July 20, 2009, and copies of the amendments are filed as exhibits to our Current Report on Form 8-K filed with the SEC on March 6, 2012, November 12, 2013, April 2, 2015 and March 4, 2016, respectively. Capitalized terms used without other definition in this summary have the same meanings set forth in the Overton Employment Agreement, as amended.

        The Overton Employment Agreement, as amended, has a term ending on March 31, 2017, but terminates automatically upon Mr. Overton's death or Permanent Disability. The term may only be extended with the mutual consent of the Company and Mr. Overton. Under the Overton Employment Agreement, as amended, effective February 11, 2016, we pay Mr. Overton a base salary at an annual rate of $995,000, which is subject to increase at the discretion of the Compensation Committee. Please see the "Compensation Discussion and Analysis" section of this Proxy Statement for information regarding Mr. Overton's salary history. While employed full-time by us, Mr. Overton is eligible to participate in our non-equity performance incentive plans for executive officers, and to participate equitably with other executive officers in any of our plans relating to pension, thrift, profit sharing, life insurance, disability income insurance, medical coverage, education or other retirement or employee benefits. He is also entitled to receive an annual paid vacation in accordance with our general administrative policy, all other fringe benefits which are now or may be provided to our executive officers and reimbursement of his reasonable business expenses.

        During the term of the Overton Employment Agreement, as amended, and at the discretion of the Compensation Committee, Mr. Overton is eligible for future grants of options to purchase our common stock, restricted shares or other equity incentives under our equity incentive plans.

        If Mr. Overton's employment with us terminates for any reason other than for Cause, death or Permanent Disability, or if Mr. Overton voluntarily resigns his employment with us for a Good Reason, then we provide him with certain benefits described under "Potential Payments upon Termination or Change in Control," below.

        In addition to all amounts otherwise payable under the agreement, we will pay Mr. Overton, during his lifetime or in the event of his death to his designated beneficiary, a Founder's Retirement Benefit in the annual amount of $650,000 for a period of ten years, payable in equal monthly installments, as further described in the Overton Employment Agreement. For potential payments by us to Mr. Overton upon termination or change in control, see "Potential Payments upon Termination or Change in Control" below. During the Emeritus Period, he retains the title of "Founder" of the Company and, if not terminated for Cause, the title of "Chairman Emeritus" and dining privileges at our restaurants, and for a period of ten years shall have an office and assistance of a secretary so long as he is not in competition with the Company and while he is expected to promote the brand, business and reputation of the Company, subject to such services not exceeding 20% of the average level of services he provided during the preceding 36 months.

        David Gordon; W. Douglas Benn; Debby Zurzolo; Max Byfuglin.    On March 3, 2016, we entered into employment agreements with each of David Gordon, W. Douglas Benn, Debby Zurzolo and Max Byfuglin (collectively, the "2016 Employment Agreements" and individually a "2016 Employment Agreement"). Capitalized terms used without other definition in this summary have the same meanings set forth in the 2016 Employment Agreements. A form of the 2016 Employment Agreements was filed as Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on March 4, 2016.

        The 2016 Employment Agreement with David Gordon replaced and superseded in its entirety a prior employment agreement entered into with him on April 18, 2013 ("Mr. Gordon's Prior Employment Agreement") and filed with the SEC on April 9, 2013 . Under the new agreement, effective March 3, 2016, we pay Mr. Gordon a base salary at an annual rate equal to $575,000.

        The 2016 Employment Agreement with W. Douglas Benn replaced and superseded in its entirety a prior employment agreement entered into with him on January 19, 2009 ("Mr. Benn's Prior Employment Agreement") and filed with the SEC on January 23, 2009. Under the new agreement, effective March 3, 2016, we pay Mr. Benn a base salary at an annual rate equal to $515,000.

        The 2016 Employment Agreement with Debby Zurzolo replaced and superseded in its entirety a prior employment agreement entered into with her on March 27, 2006, as amended on December 4, 2007, and December 30, 2008 ("Ms. Zurzolo's Prior Employment Agreement"). Ms. Zurzolo's Prior Employment Agreement was filed with the SEC on March 28, 2006. Under the new agreement, effective March 3, 2016, we pay Ms. Zurzolo a base salary at an annual rate equal to $482,000.

        The 2016 Employment Agreement with Max Byfuglin replaced and superseded in its entirety a prior employment agreement entered into with him on March 27, 2006, as amended on December 4, 2007, and December 30, 2008 ("Mr. Byfuglin's Prior Employment Agreement"). Mr. Byfuglin's Prior Employment Agreement was filed with the SEC on December 10, 2007. Under the new agreement, effective March 3, 2016, we pay Mr. Byfuglin a base salary at an annual rate equal to $425,000.

        The 2016 Employment Agreements are largely consistent with one another, eliminating historical differentiations that made administration unnecessarily complicated. Each of the 2016 Employment Agreements has an initial term of one year and will extend automatically for additional one-year terms on each anniversary date unless either of the parties gives notice not to extend at least 90 days prior to the then current expiration date. The Compensation Committee determines any future adjustments to base salary of each executive, but none of such executives' annual salary may be decreased without his or her consent unless the annual salaries of all other executive officers are proportionately decreased. Please see the "Compensation Discussion and Analysis, Principal Elements of Compensation, Base Salary" section of this Proxy Statement for information regarding Mr. Gordon's, Mr. Benn's, Ms. Zurzolo's and Mr. Byfuglin's respective salary history. In addition, the 2016 Employment Agreements respectively provide for certain benefits upon termination of the executive's employment under certain circumstances, including death or Permanent Disability, a termination by the Company without Cause, or a Constructive Termination, including a Constructive Termination within 18 months of a Change in Control, whether or not the respective agreement has been renewed during such time period. For potential payments by us to Mr. Gordon, Mr. Benn, Ms. Zurzolo and/or Mr. Byfuglin upon termination of his or her respective employment or change in control of the Company, see "Potential Payments upon Termination or Change in Control," below.

        The 2016 Employment Agreements each provides that the executive is eligible to participate in our non-equity performance incentive plan(s) as may be adopted from time to time by the Compensation Committee for Named Executive Officers, and equitably with other executive officers in any of our other plans relating to pension, profit sharing, life insurance, disability income insurance, education, or other retirement or employee benefits that we have or may adopt for the benefit of our executive officers, to the extent eligible thereunder by virtue of his or her position, tenure and salary. The agreements further provide that we will pay a portion of each of the executives' premiums for medical, dental and vision care insurance with respect to the executive and his or her dependents to the extent provided to our other executive officers, and based upon the most comprehensive medical insurance plan offered to our executive officers. The agreements also provide each executive with the option to participate in our leased car program or, in lieu thereof, to receive a car allowance. Each executive subject to a 2016 Employment Agreement is also entitled to receive all other fringe benefits that are provided to our other executive officers.

        The 2016 Employment Agreements expressly authorize each executive to report to appropriate authorities outside of the Company possible violations of law or regulations and to make other disclosures that are protected under so called "whistleblower" provisions, notwithstanding any confidentiality policies to the contrary.

Potential Payments upon Termination or Change in Control

        Chief Executive Officer.    Pursuant to the Overton Employment Agreement, as amended, if his employment is terminated for any reason (other than for Cause, death or Permanent Disability) or if he voluntarily resigns from his employment for a Good Reason, he or his estate will be entitled to receive through April 1, 2017 (the end of the current term of the agreement) continued payment of his then-existing base salary on the regular Company payroll dates. In addition, Mr. Overton shall be entitled to (i) a Company car at the comparable level provided to him prior to his termination, (ii) payment of a performance achievement bonus under our bonus plan(s) as may be adopted from time to time by the Compensation Committee for Named Executive Officers, that is proportionately adjusted to take into account the period of his actual service during our fiscal year in which his employment is terminated, provided that the Compensation Committee certifies in writing that the performance incentive target for that fiscal year has been achieved and such payment is "performance-based compensation" under Section 162(m) of the Code and the regulations thereunder; and (iii) continuation on behalf of Mr. Overton and his dependents and beneficiaries, of the life insurance, disability, medical, dental and hospitalization benefits provided to him at any time during the 90-day period prior to his termination date, or to other similarly situated employees who continue in our employment through April 1, 2017.

        Mr. Overton also will be entitled to an annual Founder's Retirement Benefit payable during his lifetime and to his estate in the event of his death in the amount of $650,000 for a period of ten years, payable in equal monthly installments, beginning at the later of April 1, 2017 (the end of the current term of the agreement) or at least six months and one day after his separation from service. This benefit is an unfunded, unsecured promise to pay benefits in the future, and Mr. Overton shall have no right or interest in any of our specific assets by virtue of this obligation.

        The following table shows the potential payments to Mr. Overton upon a termination of his employment or a change in control of the Company. The table assumes that (i) the triggering event took place on December 29, 2015, the last business day of our fiscal 2015; (ii) the intrinsic value of nonqualified stock option acceleration is computed by multiplying the difference between the respective exercise prices of any unvested nonqualified stock option shares that are subject to acceleration and the market price of our common stock on December 29, 2015 ($46.83) by the number of unvested nonqualified stock option shares that are subject to acceleration; (iii) the value of restricted share acceleration is computed by multiplying the market price of our common stock on December 29, 2015 ($46.83) by the number of unvested restricted shares that are subject to acceleration; (iv) a performance incentive bonus was earned in fiscal 2015 at the level set forth in the Summary Compensation Table; and (v) the Overton Employment Agreement, as amended, extends through April 1, 2016 (the termination date of the Overton Employment Agreement, as amended, as of December 29, 2015).

 CHIEF EXECUTIVE OFFICER POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN
CONTROL AS OF DECEMBER 29, 2015

	Change In Control			Termination of Employment without Change In Control

David Overton	Payout with assumption or continuation of awards(1) ($)	Payout without assumption or continuation of awards)(2) ($)	Payout upon termination for Good Reason by Executive within 18 months(3) ($)	Payout upon death or Permanent Disability(4) ($)	Payout upon termination by Company without Cause, or by Executive for Good Reason ($)	Payout upon termination with Cause or voluntary termination, including retirement ($)

Cash Severance(5)	0	0	0	0	275,538	0

Pro-Rata Bonus(6)	0	0	0	0	1,203,950	0

Intrinsic Value of Equity Acceleration(7)	0	9,287,400	6,141,446	6,141,446	0	0

Benefits and Other Perquisites(8)	0	0	32,321	0	5,387	0

Health & Welfare Benefits(8)	0	0	26,867	0	4,478	0

Gross-up on Excise Tax	0	0	0	0	0	0

Founder's Retirement Benefit(9)	0	0	5,849,000	5,849,000	5,849,000	5,849,000

Total CEO Benefit	0	9,287,400	12,049,634	11,990,446	7,338,353	5,849,000

(1)
Neither the Overton Employment Agreement, nor any of his outstanding unvested equity awards provide for an automatic acceleration of vesting of equity awards solely as a result of a Change in Control (as defined under such documents) (a so called "Single Trigger"). The information in this column assumes that a Change in Control occurs without the occurrence of any of the triggering events (so called "Double Triggers") discussed in footnotes (2) or (3).

(2)
Certain award agreements granted to Mr. Overton provide for the acceleration of vesting of options and restricted shares only if in connection with a Change in Control the acquirer does not assume or continue such awards. The information in this column assumes that both a Change in Control occurs and the acquirer does not assume or continue any of the awards.

(3)
Certain award agreements granted to Mr. Overton provide for the acceleration of vesting of options and restricted shares which otherwise would have vested within the ensuing 24 month period only if within 18 months of a Change in Control, Mr. Overton terminates his employment for Good Reason (as defined in the Overton Employment Agreement). The benefits, perquisites and health and welfare benefits represent balances accrued within 18 months.

(4)
Certain award agreements granted to Mr. Overton provide for the acceleration of vesting of options and restricted shares which otherwise would have vested within the ensuing 24 month period if Mr. Overton's employment is terminated due to death or Permanent Disability. In addition, Mr. Overton's estate or designated beneficiary would be eligible to receive $646,750 in life insurance proceeds upon his death (i.e., 65% of his base salary for 2015). This life insurance benefit is provided to all salaried employees at the rate of one times annual base salary up to $750,000 and is reduced to 65% of base salary at age 65 and 50% of base salary at age 70.

(5)
Pursuant to the Overton Employment Agreement, cash severance is comprised of payment of his annual salary from the date of termination to the expiration of the then current term of his Agreement (the "Continuation Period"). As of December 29, 2015, his agreement was scheduled to terminate on April 1, 2016. On February 11, 2016, his employment agreement was extended for an additional one year term terminating on April 1, 2017.

(6)
Assumes that the performance objectives for fiscal year 2015 under our Performance Incentive Plan were satisfied at the targeted level, as certified by our Compensation Committee in 2016, and Mr. Overton remained employed for the full fiscal year. Under his employment agreement, however, Mr. Overton only would receive a prorata portion of such bonus for the period of actual service in the fiscal year during which termination occurs.

(7)
Assumes accelerated vesting only for those options and restricted stock awards which would vest after (a) a Change in Control without assumption or continuation of awards by the acquirer, or (b) a Change in Control followed within 18 months by Mr. Overton's voluntary termination for Good Reason, or (c) his death or Permanent Disability, as noted in footnotes (2), (3), and (4). Also assumes that, for any vesting that is subject to a Company performance condition, such condition has been satisfied as of the acceleration date of such award.

(8)
For the Continuation Period only, Mr. Overton would be entitled to use of a car, life insurance and health and welfare benefits. Following termination without Cause, he also would be entitled to certain dining privileges at our restaurants, and for a period of ten years, use of an office and secretary at our corporate center while he continued to perform certain consulting services for the Company.

(9)
This benefit is provided in recognition of Mr. Overton's key role in the creation and development of the Company and his ongoing participation in our growth and operational achievements. This benefit reflects a June 30, 2009 amendment to Mr. Overton's employment agreement, which among other items, revised his Founder's Retirement Benefit (which benefit had been included in his employment agreement since 2004). Instead of a variable formula (calculated as 20% of his final salary for ten years after separation from service and 40% thereafter until his death), the benefit as amended in 2009 provides for a fixed payment of $650,000 per year for a period of ten years after separation from service, payable either to Mr. Overton or his estate, regardless of the reason for separation from service. As the benefit is now fixed instead of variable, it also provides certainty in our accrual of this benefit as well as assists Mr. Overton in his long-term financial and estate planning. This represents the net present value of $650,000 per year for a period of ten years after separation from service, calculated using a 1.63% discount rate and 12 monthly payments for each year.

        Named Executive Officers other than Chief Executive Officer.    On March 3, 2016, the Company entered into the 2016 Employment Agreements with each Named Executive Officer other than the Chief Executive Officer. Under each such agreement, the executive will be entitled to a severance payment in cash equal to one times his or her base salary if during the term of the agreement (i) we terminate his or her employment for any reason other than for Cause; (ii) if the executive's employment is terminated by reason of death or Permanent Disability; (iii) if within 18 months after a Change in Control we terminate the executive's employment (whether or not the term of the agreement ended without renewal) for any reason other than for Cause; or (iv) if the executive terminates the agreement in connection with the occurrence of a Constructive Termination during the term or within 18 months after a Change in Control, whether or not the term has expired (as each capitalized term is defined in the 2016 Employment Agreements). Certain other medical, dental and hospitalization benefits (or such comparable alternative benefits determined by us) for the executive and his or her dependents also will be paid by us for an additional 12 months. Our obligation with respect to such benefits will be limited to the extent that the executive obtains any such benefits pursuant to his or her subsequent employer's benefit plans. Retiree medical and life insurance benefits shall be limited by and be designed to comply with or be exempt from Section 409A and the regulations thereunder. In addition, all installments of equity awards (including options to purchase shares of our common stock, restricted shares and restricted stock units) that are scheduled to vest within 24 months of an executive's termination date would become exercisable and vest as of such termination date; provided, however, that if such award is subject to achievement of a Company performance goal, such vesting shall occur only if, as and when such performance goal is achieved. Each agreement further provides that we will pay the executive a performance achievement bonus under our bonus plan(s) as may be adopted from time to time by the Compensation Committee for Named Executive Officers that is adjusted proportionately to take into account the period of actual employment during the fiscal year in which such executive's employment is terminated, provided that the Compensation Committee certifies in writing that the performance incentive target for that fiscal year has been achieved and such payment is "performance-based compensation" under Section 162(m) of the Code and the regulations thereunder. Unlike the prior employment agreements, under the 2016 Employment Agreements, should an executive be subject to any excise tax in connection with the "excess parachute payment" provisions of Section 280G of the Code as a result of severance payments, such executive will not be entitled to receive an additional "gross-up" payment from us. In the event of such executive's termination for any reason other than Cause, he or she will have the right to exercise any vested equity awards for a period of twenty-four (24) months from the later of (i) the date of Separation from Service or (ii) if vesting of such award is Company performance-based, the date of vesting or lapse of restriction on such award due to Company's achievement of such performance (subject in all cases to the earlier expiration or termination of the applicable award); provided, however, if termination of employment occurs as a result of retirement, and the executive has completed at least twenty (20) continuous years of service as of the termination date, he or she (or his or her estate) shall have the right to exercise such awards for a period of thirty-six (36) months after such termination date. The 2016 Employment Agreements also provide that if an executive is subject to additional taxes imposed by Code Section 409A which relate solely to the timing of payment for the severance benefits under the executive's prior employment agreement, then within 60 days after the determination that such Code Section 409A taxes are due, the Company shall pay him or her a cash payment so that he or she will be in the same position on an after-tax basis that he or she would have been in if no Code Section 409A taxes and related interest and/or penalties had been imposed. No severance benefits were paid under any Named Executive Officer's prior employment agreement as of the Record Date.

        Exercisability of Options on Change in Control.    With respect to option and restricted share grants made to executive officers pursuant to the 2010 Stock Plan, only if there is no assumption or continuation of some or all of the outstanding nonqualified stock options upon a "change in control" (as defined in the 2010 Stock Plan) by the acquirer, the Compensation Committee may, in its discretion, provide for acceleration of up to 24 months of such options and restricted shares, subject to the terms of the applicable Stock Option Agreement and of the executive officer's employment agreement.

        Potential Payments upon Termination or Change in Control.    The following table shows the potential payments upon termination of employment or a change in control for the Named Executive Officers other than Mr. Overton. The table assumes that (i) the triggering event took place on December 29, 2015, the last business day of our fiscal 2015; (ii) the intrinsic value of nonqualified stock option share acceleration is computed by multiplying the difference between the exercise prices of any unvested nonqualified stock option shares that are subject to acceleration and the market price of our common stock on December 29, 2015 ($46.83) by the number of unvested nonqualified stock option shares that are subject to acceleration; (iii) the value of restricted share acceleration is computed by multiplying the market price of our common stock on December 29, 2015 ($46.83) by the number of unvested restricted shares that are subject to acceleration; and (iv) a performance incentive bonus was earned under the Performance Incentive Plan in fiscal 2015 at the level set forth in the Summary Compensation Table for each individual.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL-NAMED
EXECUTIVE OFFICERS OTHER THAN CHIEF EXECUTIVE OFFICER
AS OF DECEMBER 29, 2015

	Change In Control			Termination without Change In Control

	Payout with assumption or continuation of awards(1) ($)	Payout without assumption or continuation of awards)(2) ($)	Payout upon Constructive Termination by Executive within 18 months(3) ($)	Payout upon permanent disability(4) ($)	Payout upon death(4) ($)	Payout upon termination by Company without Cause, or by Executive as a result of Constructive Termination ($)	Payout upon termination with Cause or voluntary termination, including retirement ($)

David M. Gordon
Cash Severance(5)	0	0	545,000	545,000	272,500	545,000	0
Pro-Rata Bonus	0	0	446,769	446,769	446,769	446,769	0
Intrinsic Value of Equity Acceleration(7)	0	1,703,206	931,467	931,467	931,467	931,467	0
Health & Welfare Benefits	0	0	20,957	20,957	20,957	20,957	0
Gross-up on Excise Tax	0	0	0	0	0	0	0
David M. Gordon Total	0	1,703,206	1,944,193	1,944,193	1,671,693	1,944,193	0

W. Douglas Benn
Cash Severance(5)	0	0	499,500	499,500	249,750	499,500	0
Pro-Rata Bonus(6)	0	0	355,348	355,348	355,348	355,348	0
Intrinsic Value of Equity Acceleration(7)	0	1,328,314	298,054	298,054	298,054	298,054	0
Health & Welfare Benefits	0	0	6,306	6,306	6,306	6,306	0
Gross-up on Excise Tax	0	0	0	0	0	0	0
W. Douglas Benn Total	0	1,328,314	1,159,208	1,159,208	909,458	1,159,208	0

Debby R. Zurzolo
Cash Severance(5)	0	0	466,500	466,500	233,250	466,500	0
Pro-Rata Bonus(6)	0	0	331,815	331,815	331,815	331,815	0
Intrinsic Value of Equity Acceleration(7)	0	1,140,450	224,174	224,174	224,174	224,174	0
Health & Welfare Benefits	0	0	11,244	11,244	11,244	11,244	0
Gross-up on Excise Tax	0	0	0	0	0	0	0
Debby R. Zurzolo Total	0	1,140,450	1,033,733	1,033,733	800,483	1,033,733	0

Max S. Byfuglin
Cash Severance(5)	0	0	412,000	412,000	206,000	412,000	0
Pro-Rata Bonus(6)	0	0	309,746	309,746	309,746	309,746	0
Intrinsic Value of Equity Acceleration(7)	0	1,078,848	217,448	217,448	217,448	217,448	0
Health & Welfare Benefits	0	0	11,244	11,244	11,244	11,244	0
Gross-up on Excise Tax	0	0	0	0	0	0	0
Max S. Byfuglin Total	0	1,078,848	950,438	950,438	744,438	950,438	0

Total Payments (including those for Mr. Overton (see CEO Table above))	0	14,538,218	17,137,206	17,078,018	16,116,518	12,425,925	5,849,000

(1)
Neither the prior employment agreement of any of the Names Executive Officers nor the 2016 Employment Agreements, nor any of the executives' award agreements under which there are outstanding unvested awards, provide for an automatic acceleration of vesting of awards solely as a result of a Change in Control (as defined under such documents) (a so called "Single Trigger"). The information in this column assumes that a Change in Control occurs without the occurrence of any of the events discussed in footnotes (2) or (3).

(2)
Certain award agreements granted to the executives provide for the acceleration of vesting of options and restricted shares only if in connection with a Change in Control the acquirer does not assume or continue such awards. The information in this column assumes that both a Change in Control occurs and the acquirer does not assume or continue any of the awards.

(3)
Certain award agreements granted to the executives and the prior employment agreements provide for vesting of between 0-36 months of unvested restricted shares and between 12-24 months of unvested options, depending upon the executive's agreement, only if within 18 months of a Change in Control, the executive terminates employment due to a Constructive Termination. In contrast, the 2016 Employment Agreements provide for the acceleration of vesting of 24 months of unvested equity awards in similar situations, provided that if vesting is subject to a Company performance condition, the accelerated vesting only occurs if, as and when such condition is achieved.

(4)
The prior employment agreements provide for vesting of between 0-36 months of unvested restricted shares and between 12-24 months of unvested options, depending upon the respective executive's agreement, if employment is terminated due to death or Permanent Disability. In contrast, the 2016 Employment Agreements provide for acceleration of vesting of 24 months of unvested equity awards in similar situations, provided that if vesting is subject to a Company performance condition, the accelerated vesting only occurs if, as and when such condition is achieved.

(5)
Under the prior employment agreements, cash severance is comprised of a payment equal to 12 months of the executive's annual base salary (6 months in the event of death), subject to provisions intended to comply with Code Section 409A, payable over a one year period, on a bi-weekly basis commencing as of the Termination Date or such later date required to comply with Section 409A, provided that the Company may delay payment in the case of the executive's death until the executive's executor or personal representative has been appointed and qualified. Under the 2016 Employment Agreements, payment would equal 12 months of the executive's annual base salary.

(6)
Assumes that the performance objectives for fiscal year 2015 under our Performance Incentive Plan were satisfied, as certified by our Compensation Committee in 2016, and the executive remained employed for the full fiscal year. Under both the prior employment agreements and the 2016 Employment Agreement, however, the executive would only receive a prorata portion of such bonus for the period of actual service in the fiscal year during which termination occurs.

(7)
Assumes accelerated vesting only for those equity awards which would vest after (a) a Change in Control without assumption or continuation of awards by the acquirer, or (b) a Change in Control followed within 18 months by the executive's voluntary termination for Constructive Termination or termination by the Company without Cause, or (c) his or her death or Permanent Disability, as noted in footnotes (2), (3), and (4). Also assumes that, for any vesting that is subject to a Company performance condition, such condition has been satisfied as of the acceleration date of such award.

        In addition to the payments set forth above, each executive's estate or designated beneficiary would be eligible to receive a life insurance payment upon death. This life insurance benefit is provided to all salaried employees at the rate of one times annual base salary up to $750,000 and is reduced to 65% of base salary at age 65 and 50% of base salary at age 70. Please see the section entitled "Other Benefits and Perquisites" in this Proxy Statement.

 REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        The following Audit Committee report does not constitute soliciting material and is not deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Audit Committee report by reference thereto.

        As more fully described in its charter, the Audit Committee oversees the Company's financial reporting and internal control processes on behalf of the Board of Directors, as well as the independent audit of the Company's consolidated financial statements by the Company's independent auditors. The Audit Committee is responsible for appointment, compensation and oversight of the Company's independent auditors, including fee negotiation. When assessing the independence of the Company's independent auditors, the Audit Committee will consider non-audit fees and services.

        The Audit Committee approved the engagement of PricewaterhouseCoopers LLP ("PwC") as the Company's independent auditors for fiscal 2015, and the stockholders ratified that selection at the 2015 annual meeting of stockholders. Management has the primary responsibility for the Company's financial statements and the financial reporting process, including the Company's system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company's audited financial statements for fiscal 2015 with management and PwC. Management and PwC have represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles.

        The Audit Committee reviewed with PwC such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including the matters required to be discussed by Public Company Accounting Oversight Board ("PCAOB") Auditing Standard No. 1301 "Communications with Audit Committees". In addition, the Audit Committee has discussed with PwC the auditors' independence from management and the Company, including the matters in the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding independent accountant's communications with the audit committee concerning independence. The Audit Committee discussed with PwC the overall scope and plans for its audit. The Audit Committee periodically meets with PwC, with and without management present, to discuss the results of its audit, its evaluation of the Company's internal controls and the overall quality of the Company's financial reporting.

        Based upon these reviews and discussions, the Audit Committee has approved the recommendation of Company management that the audited consolidated financial statements for the fiscal year ended December 29, 2015 be included in the Company's Annual Report on Form 10-K filed with Securities and Exchange Commission.

Dated: April 21, 2016	Respectfully submitted,
David B. Pittaway, Chair Alexander L. Cappello Douglas L. Schmick

OTHER INFORMATION

Beneficial Ownership of Principal Stockholders and Management

        The following table sets forth certain information regarding the beneficial ownership as of the Record Date (April 25, 2016) of our common stock by each person known to us to beneficially own more than five percent (5%) of the outstanding shares of our common stock; each of our current directors and director nominees; our Named Executive Officers; and all of our executive officers and directors as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percentage of Total Outstanding(3)
BlackRock, Inc.(4)	4,162,593	8.6%
The Bank of New York Mellon Corporation(5)	2,638,912	5.4%
The Vanguard Group, Inc.(6)	3,088,966	6.4%
Named Executive Officers, Directors and Director nominees:
David Overton(7)	3,476,042	7.2%
Alexander L. Cappello(8)	4,868
Jerome I. Kransdorf(9)	33,764
Laurence B. Mindel(10)	5,000
David B. Pittaway(11)	11,722
Douglas L. Schmick(12)	4,505
Herbert Simon(13)	170,000
David M. Gordon(14)	70,869
W. Douglas Benn(15)	158,344
Debby R. Zurzolo(16)	100,102
Max S. Byfuglin(17)	73,944
All executive officers and directors as a group (11 persons)(18)	4,109,160	8.5%

*
Less than 1% of the issued and outstanding shares.

(1)
Unless otherwise indicated in the footnotes below, the address for all beneficial owners included in this table is c/o The Cheesecake Factory Incorporated, 26901 Malibu Hills Road, Calabasas Hills, California 91301.

(2)
The number of shares beneficially owned by each entity, person, director or executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power plus any shares that the person has the right to acquire within 60 days of the Record Date through the exercise of any stock option or other right. Shares that a person has the right to acquire are deemed to be outstanding for the purpose of computing the percentage ownership of that person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(3)
Based on 48,528,962 shares outstanding as of the Record Date.

(4)
BlackRock, Inc. as a parent holding company or control person, beneficially owns 4,162,593 shares of the Company. BlackRock, Inc. has sole power to vote or direct the vote of 4,045,635 shares and sole power to dispose or direct the disposition of 4,162,593 shares. The foregoing information is based solely on a Schedule 13G filed by BlackRock, Inc. on January 26, 2016 under the Securities Exchange Act of 1934. The address for BlackRock, Inc. is 55 East 52nd Street New York, NY 10055.

(5)
The Bank of New York Mellon Corporation and its direct and indirect subsidiaries acting in various capacities as banks, investment advisors or broker dealers (collectively "BNY Mellon") may be deemed to beneficially own 2,638,912 shares of the Company. BNY Mellon has sole power to vote or direct the vote of 2,510,563 shares, shared power to vote or direct the vote of 20,811 shares, sole power to dispose or direct the disposition of 2,140,963 shares and shared power to dispose or direct the disposition of 465,962 shares. The foregoing information is based solely on a Schedule 13G filed by BNY Mellon on February 1, 2016 under the Securities Exchange Act of 1934. The address for BNY Mellon is 225 Liberty Street, New York, New York 10286.

(6)
The Vanguard Group, Inc. ("Vanguard"), in its capacity as investment advisor, may be deemed to beneficially own 3,088,966 shares of the Company held of record by clients of Vanguard. Vanguard has sole power to vote or direct the vote of 105,603 shares, sole power to dispose of or to direct the disposition of 2,983,863 shares and shared power to dispose or to direct the disposition of 105,103 shares. The foregoing information is based solely on an amendment to Schedule 13G filed by Vanguard on February 11, 2016 under the Securities Exchange Act of 1934. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(7)
Mr. Overton is a Named Executive Officer and a director of the Company. Includes 99,000 restricted shares held directly; and 2,851,042 shares held by the David M. Overton Family Trust of which Mr. Overton is trustee. Excludes 60,211 shares held by Mr. Overton's spouse as trustee for the Sheila A. Overton Living Trust and 183,950 shares held by the David M. Overton 2011 Gift Trust U/T/A dated 11/23/11 for the benefit of Mr. Overton's son, of which Mr. Overton's spouse is trustee. These shares are excluded as Mr. Overton disclaims beneficial ownership of the shares owned by his spouse and by the Gift Trust. Also includes 526,000 shares Mr. Overton has a right to acquire upon the exercise of options exercisable within 60 days of April 25, 2016. For additional information regarding Mr. Overton's equity grants, refer to the section entitled Outstanding Equity Awards in this Proxy Statement.

(8)
Mr. Cappello is a director of the Company. Includes 4,690 shares held by Cappello Group, Inc. of which Mr. Cappello and Mr. Cappello's spouse are sole shareholders. Also includes 178 shares held by Mr. Cappello's children for which his spouse acts as custodian.

(9)
Mr. Kransdorf is a director of the Company. Includes 13,750 shares held directly and 20,014 shares Mr. Kransdorf has a right to acquire upon exercise of options exercisable within 60 days of April 25, 2016.

(10)
Mr. Mindel is a director of the Company. All shares are held by the Mindel Living Trust U/A dated 10/05/92 of which Mr. Mindel is trustee.

(11)
Mr. Pittaway is a director of the Company. All shares are held directly.

(12)
Mr. Schmick is a director of the Company. All shares are held directly.

(13)
Mr. Simon is a director of the Company. All shares are held by the Herbert Simon Revocable Trust of which Mr. Simon is trustee.

(14)
Mr. Gordon is a Named Executive Officer. Includes 20,800 restricted shares held directly, an additional 4,969 shares held directly; and 45,100 shares Mr. Gordon has a right to acquire upon exercise of options exercisable within 60 days of April 25, 2016. For additional information regarding Mr. Gordon's equity grants, refer to the section entitled Outstanding Equity Awards in this Proxy Statement.

(15)
Mr. Benn is a Named Executive Officer. Includes 15,000 restricted shares held directly; an additional 43,844 shares held directly; 5,000 shares held by Mr. Benn's IRA; and 94,500 shares Mr. Benn has a right to acquire upon exercise of options exercisable within 60 days of April 25, 2016. For additional information regarding Mr. Benn's equity grants, refer to the section entitled Outstanding Equity Awards in this Proxy Statement.

(16)
Ms. Zurzolo is a Named Executive Officer. Includes 12,600 restricted shares held directly; 757 shares held by Ms. Zurzolo's SEP IRA; and 28,545 shares held by Ms. Zurzolo as trustee of the Debby R. Chinski Living Trust. Also includes 58,200 shares Ms. Zurzolo has a right to acquire upon the exercise of options exercisable within 60 days of April 25, 2016. For additional information regarding Ms. Zurzolo's equity grants, refer to the section entitled Outstanding Equity Awards in this Proxy Statement.

(17)
Mr. Byfuglin is a Named Executive Officer. Includes 11,500 restricted shares held directly; 54,844 shares held by The Byfuglin Family Trust U/T/A dated 9/27/03, of which Mr. Byfuglin and his spouse are trustees; and 7,600 shares Mr. Byfuglin has a right to acquire upon the exercise of options exercisable within 60 days of April 25, 2016. For additional information regarding Mr. Byfuglin's equity grants, refer to the section entitled Outstanding Equity Awards in this Proxy Statement.

(18)
Includes 751,414 shares our executive officers and directors have a right to acquire upon the exercise of options exercisable within 60 days of April 25, 2016.

  Equity Compensation Plan Information

        The following table sets forth information concerning the shares of common stock that may be issued under all of our equity compensation plans as of December 29, 2015, the last day of fiscal 2015.

	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1)
Equity compensation plans approved by stockholders	3,065,993	30.00	2,442,670
Equity compensation plans not approved by stockholders	-	-	-
Total	3,065,993	30.00	2,442,670

(1)
Shares may be issued upon exercise of options or stock appreciation rights, as awards of restricted shares, awards of deferred shares or as payment for performance shares or performance units.

Section 16(a) Beneficial Ownership Reporting Compliance

        Under Section 16(a) of the Exchange Act, our directors, executive officers and any persons holding 10% or more of our common stock ("Section 16 reporting persons") are required to report their ownership of common stock and any changes in that ownership to the SEC and to furnish us with copies of such reports. Specific due dates for these reports have been established by the SEC, and we are required to report in this Proxy Statement any failure to file on a timely basis by such persons. To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required, all Section 16 reporting persons complied with all Section 16(a) filing requirements during the fiscal year ended December 29, 2015.

10b5-1 Trading Plans

        Each of our officers and directors may enter into a written plan for the automatic trading of securities in accordance with Exchange Act Rule 10b5-1 ("Rule 10b5-1 Trading Plan"). The Company also may enter into a Rule 10b5-1 Trading Plan for the automatic trading of our securities with respect to any stock repurchase plan from time to time. We disclose in our public filings with the SEC whether we have a Rule 10b5-1 Trading Plan currently in effect, but we currently do not disclose whether any of our Named Executive Officers or directors have Rule 10b5-1 Trading Plans in effect. However, it has been the practice of our Named Executive Officers to disclose on Form 4 filed with the SEC whether any sale or other transfer of shares reported has been made pursuant to a Rule 10b-1 Trading Plan. All Rule 10b5-1 Trading Plans entered into by our Named Executive Officers and directors must comply with the Company's insider trading policies which require that, in addition to compliance with the Exchange Act Rule 10b5-1, all such plans must be entered into only during a trading "window" period and that the first trade effectuated under such plans be subject to a waiting period, among other limitations.

Stockholder Proposals for the 2017 Annual Meeting of Stockholders

        Any stockholder proposal intended to be included in our proxy statement under SEC Rule 14a-8 for the 2017 annual meeting of stockholders must be received by us for inclusion in the proxy statement and form of proxy for that meeting on or before December 28, 2016.

        For a stockholder proposal to be presented at an annual meeting (other than a proposal intended to be included in our proxy statement under SEC Rule 14a-8), the stockholder must comply with the applicable provisions of our Bylaws. In general, these provisions require that notice must be made by a stockholder of record on the date of giving notice and the record date for the annual meeting. In general, our Bylaws require that the notice with respect to the 2017 annual meeting must be received (i) not earlier than February 23, 2017, and (ii) not later than March 25, 2017; provided that, in the event that the 2017 annual meeting is called for a date that is not within 30 days before or after the anniversary date of the 2016 Annual Meeting, the notice must be received not later than the close of business on the tenth day following the date on which notice of the date of the 2016 Annual Meeting was mailed or public disclosure of the date of the 2016 Annual Meeting was made, whichever first occurs, or no less than 90 days or more than 120 days prior to the 2017 annual meeting. The foregoing summary does not purport to be a complete description of all of the provisions of our Bylaws pertaining to stockholder proposals. Our Bylaws also provide procedures for stockholder nominations of directors (see "Board of Directors and Corporate Governance, Director Nomination Process" of this Proxy Statement). Stockholders may obtain, without charge, a copy of our Bylaws upon written request to Ms. Zurzolo, our Secretary, at our principal executive offices. Our Bylaws are also available on our website. For information on where to access this document, please see the section in this Proxy Statement entitled "Corporate Governance Principles and Guidelines; Corporate Governance Materials Available on Our Website."

Availability of Annual Report and Form 10-K

        Accompanying this Proxy Statement is our Annual Report to Stockholders for the fiscal year ended December 29, 2015, which includes the Annual Report on Form 10-K filed with the SEC. The Annual Report is not incorporated into this Proxy Statement and is not proxy soliciting material.

        We make available on our website at investors.thecheesecakefactory.com our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as soon as reasonably practicable after such documents are electronically filed with or furnished to the SEC. These reports can be found on our website at investors.thecheesecakefactory.com, by clicking on the link for "Financial Information." We will provide to any stockholder without charge, upon the written request of that stockholder, a copy of our Annual Report on Form 10-K (without exhibits), including financial statements and the financial statement schedules, for the fiscal year ended December 29, 2015. Such requests should be addressed to:

W. Douglas Benn
 Executive Vice President and Chief Financial Officer
The Cheesecake Factory Incorporated
26901 Malibu Hills Road
Calabasas Hills, CA 91301

Adjournment of the 2016 Annual Meeting of Stockholders

        In the event there are not sufficient votes to approve any proposal incorporated in this Proxy Statement at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies from holders of our common stock. Proxies solicited by our Board grant discretionary authority to vote for any adjournment, if necessary. If it is necessary to adjourn the Annual Meeting, and the adjournment is for a period of less than 45 days, no notice of the time and place of the adjourned meeting is required to be given to the stockholders other than an announcement of the time and place at the Annual Meeting. A majority of the shares represented and voting at the Annual Meeting is required to approve the adjournment, regardless of whether there is a quorum present at that meeting.

Other Matters

        We currently know of no other matters to be submitted at the 2016 Annual Meeting. If any other matters properly come before the meeting, the persons named in the form of proxy intend to vote the shares they represent as the Board may recommend. Discretionary authority with respect to such other matters is granted by the execution of the proxy.

By Order of the Board of Directors,

/s/ Debby R. Zurzolo

Debby R. Zurzolo
 Secretary

Calabasas Hills, California
April 27, 2016

YOUR VOTE IS VERY IMPORTANT

        Whether or not you plan to attend the Annual Meeting of Stockholders, and to ensure that a quorum is present, you are urged to vote your proxy online, by telephone or by returning the proxy card by mail. If you are able to attend the meeting and you wish to vote your shares in person, the proxy is revocable.

        Voting online or by telephone is fast, convenient and your vote is immediately confirmed and posted. To vote online or by telephone, first read the accompanying Proxy Statement and then follow the instructions below:

VOTE ONLINE	VOTE BY TELEPHONE
1. Go to www.proxyvote.com.	1. Using a touch-tone telephone, call 1-800-690-6903.
2. Follow the step-by-step instructions provided.	2. Follow the step-by-step instructions provided.

IF YOU PLAN TO ATTEND THE MEETING

        Attendance will be limited to stockholders. Stockholders may be asked to present valid picture identification, such as a driver's license or passport. Stockholders holding stock in bank or brokerage accounts ("street name" holders) will need to bring with them a legal proxy issued in their name from the bank or brokerage in whose name the shares are held in order to vote in person. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Please do not return your Proxy Card if you voted by telephone or online.

THE CHEESECAKE FACTORY INCORPORATED ATTN: W. DOUGLAS BENN 26901 MALIBU HILLS ROAD CALABASAS HILLS, CA 91301

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

	THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.				DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain

1a David Overton	☐	☐	☐		For	Against	Abstain

1b Alexander L. Cappello	☐	☐	☐	3 To approve, on a non-binding, advisory basis, the compensation of the Company’s Named Executive Officers as disclosed pursuant to the compensation disclosure rules of the SEC.	☐	☐	☐

1c Jerome I. Kransdorf	☐	☐	☐

1d Laurence B. Mindel	☐	☐	☐

1e David B. Pittaway	☐	☐	☐	NOTE: In addition, to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

1f Douglas L. Schmick	☐	☐	☐

1g Herbert Simon	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain

2 To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2016, ending January 3, 2017.	☐	☐	☐

Please sign exactly as your name(s) appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If signer is a corporation or partnership, please sign full corporate or partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)	Date

0000291282_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement are available at www.proxyvote.com

THE CHEESECAKE FACTORY INCORPORATED

Solicited on behalf of the Board of Directors of THE CHEESECAKE FACTORY INCORPORATED (“Company”) for use at its Annual Meeting of Stockholders (“Meeting”) to be held on June 23, 2016 at 10:00 A.M. Pacific Daylight Time at Westlake Village Inn, Lakeside Room, 31943 Agoura Road, Westlake Village, California, 91361, or any adjournment or postponement thereof.

The undersigned hereby appoints Debby R. Zurzolo and W. Douglas Benn, or either one of them, as the “Named Proxies” with the full power of substitution, to vote all shares of common stock of the Company held of record by the undersigned on April 25, 2016 at the Meeting or at any adjournment or postponement thereof, on the proposals set forth on the reverse side.

This proxy, when properly executed and returned, will be voted in the manner directed by the undersigned stockholder. IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED BUT NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE, AND FOR PROPOSALS 2 and 3. In their discretion, the Named Proxies are authorized to vote upon such other business as may properly come before the Meeting. All proxies heretofore given by the undersigned are hereby revoked. Receipt of the Notice dated April 27, 2016 of the 2016 Annual Meeting of Stockholders and the accompanying Proxy Statement relating to the Meeting is acknowledged.

IMPORTANT — THIS PROXY CARD MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

PLEASE REFER TO THE REVERSE SIDE OF THIS PROXY CARD FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

Continued and to be signed on reverse side

0000291282_2 R1.0.1.25